Exhibit 2.1

Execution Version

MASTER SALE OF BUSINESS AGREEMENT

DATED MAY 9, 2023

NEC CORPORATION

AND

AVIAT NETWORKS, INC.

CERTAIN PORTIONS OF THIS EXHIBIT WERE REDACTED PURSUANT TO ITEM 601(B)(2)(II) OF REGULATION S-K.

Schedule

1.	Selling Entities and Purchasing Entities	50
2.	Assets and Other Transferring Contracts	51
Part 1 Assets		51
Part 2 Excluded Assets		52
Part 3 Other Transferring Contracts		53
3.	Tax Matters	54
Part 1 Purchase Price Allocation Among Seller and Selling Entities		54
Part 2 Purchase Price Allocation Among Assets of each of Seller and Selling Entities		54
Part 3 Additional Tax Matters		54
4.	Seller’s Representations and Warranties	55
5.	Post-Completion Recourse	70
6.	Completion	79
Part 1 Seller’s Obligations		79

	Part 2 Purchaser’s Obligations	81
7.	Employees	83
	Part 1 Transfer of Business Employees	83
	Part 2 Business Employees	83
8.	Independent Expert	84
9.	PASOLINK Licensing Agreement	85
10.	Intellectual Property Licensing Agreement	86
11.	Manufacturing And Supply Agreement	87
12.	Transitional Services Agreement	88
13.	Seller Transitional Services Agreement	89
14.	South African Distribution Agreement	90
15.	Saudi Arabian Distribution Agreement	91
16.	CPA Termination Agreement	92
17.	Reg. Rights and Lock-Up Agreement	93
18.	Trade Mark Assignment Agreement	112
19.	Form of Local APAs	113
20.	Contract Transfer Agreements	114
21.	Escrow Agreement	115
22.	List of Material Contracts	116
23.	SEC Financial Statements	117
24.	List of Key Employees	118
25.	List of Key Contacts	119
26.	Permitted Pre-Completion Actions	120
27.	Contract Requirements	121
28.	Saudi Arabia Arrangements	122
29.	Non-transferring Contracts	123
30.	Transferring IP	124
	Part 1 Pasolink Mark	124
	Part 2 Other Transferred IP	125
31.	Integration Planning Information	126
	Part 1 Essential Pre-Completion Data	126
	Part 2 Other Pre-Completion Data	126
	Part 3 Materials to be provided prior to, on or after Completion	126
32.	Contract Assignment Adjustment	127
	Part 1 Contract Assignment Adjustment Calculation	127
	Part 2 List of Revenue in Calendar Year 2022 for each customer	128
33.	List of Guarantees, Performance Bonds etc.	129
34.	Other Excluded Items	130
	Part 1 Other Excluded Assets	130
	Part 2 Other Excluded Liabilities	130
35.	Other Matters	131
36.	Regulatory Matters	132
37.	Interpretation	133
Signatories		150

Agreed Form

THIS MASTER SALE OF BUSINESS AGREEMENT (this Agreement) is made on May 9, 2023 by and between NEC CORPORATION (registered number 0104-01-022916) whose registered office is at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (the Seller) and AVIAT NETWORKS, INC., whose registered office is at 200 Parker Drive, Suite C100A, Austin, Texas, 78728, United States (the Purchaser).

RECITALS

WHEREAS, the Seller, through certain of its subsidiaries (including the Selling Entities), is engaged in the Business; and

WHEREAS, the Seller wishes to sell and/or cause the Selling Entities to sell, and the Purchaser wishes to purchase and/or cause the Purchasing Entities to purchase, all right, title and interest to certain assets relating to the Business and the Purchaser wishes to assume and/or cause the Purchasing Entities to assume, and the Seller wishes to have the Purchaser and/or Purchasing Entities assume, certain liabilities of the Seller and the Selling Entities relating to such assets, in each case on the terms and subject to the conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

1.	DEFINED TERMS; INTERPRETATION

1.1	In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 37 apply throughout this Agreement, unless contrary intention appears.

1.2

In this Agreement, unless contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this Agreement. The schedules form part of this Agreement.

1.3

The table of contents and the clause, subclause and other headings and subheadings in this Agreement and the schedules hereto are solely for the purpose of reference, are not part of the Agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any schedule hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “clause,” “subclause,” “schedule,” “Disclosure Letter” or “Purchaser Disclosure Letter” shall be deemed to refer to a clause of this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Letter or Purchaser Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “made available” (or any phrase of similar import) to the Purchaser, when referring to information or a document that was “made available” to the Purchaser, shall include any such information or document was posted to and accessible by the Purchaser in the Data Room as of the close of business on the Business Day prior to the date of this Agreement and remained accessible by the Purchaser from the date so posted and accessible through to the date of this Agreement. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

2.	SALE AND PURCHASE

2.1	Subject to the Conditions being satisfied (or, where applicable, waived) and on the terms of this Agreement:

(a)

the Seller shall, and shall cause the Selling Entities to, sell, assign, convey, deliver and transfer, and the Purchaser shall, and/or cause the Purchasing Entities to, purchase, assume and acquire, in each case, from the relevant Selling Entity (or Seller, as applicable) set forth across from such Purchasing Entity on Schedule 1, the Seller’s or such Selling Entity’s right, title and interest in and to all of the Assets (as defined herein and more specifically referred to in Part 1 of Schedule 2 as may be updated by the Seller: (i) with respect to: (A) the creation, purchase and/or sale of inventory of the Business in the ordinary course of business; (B) any new, terminated or fulfilled Contracts or purchase orders in the ordinary course of business, by the Seller, provided that in the respect of any new Contracts only, such Contracts conform to and do not conflict with such requirements identified on Schedule 27; and (C) any other items which would result in an adjustment to the calculation of Net Debt or Working Capital for the purposes of this Agreement and arise in the ordinary course of business; and (ii) with respect to any other Assets, with the written consent of the Purchaser (such consent not to be unreasonably withheld), in each case from time to time prior to Completion), free and clear of all Encumbrances, whether owned, leased, licensed or otherwise held by the Seller or the Selling Entities (including indirect and other forms of beneficial ownership) and whether tangible, intangible, real or personal and wherever located;

(b)

the Seller shall use its reasonable efforts to, and shall cause its Affiliates (other than the Selling Entities) to use their respective reasonable efforts to sell, assign, convey, deliver and transfer to the Purchaser or one or more of its Affiliates (as designated by the Purchaser), its Contracts with customers in relation to the Business other than the Contracts listed in Schedule 29 (such transferring Contracts with customers relating to the Business being the Other Transferring Contracts, and the non-transferring contracts listed in Schedule 29 being the Non-Transferring Contracts), and the Purchaser shall, and shall cause its Affiliates to, purchase, assume and acquire such Other Transferring Contracts, including the Other Transferring Contracts referred to in Part 3 of Schedule 2. To the extent any Other Transferring Contracts are not set forth on Part 3 of Schedule 2, any and all Costs under such Contracts, including, without limitation, maintenance Costs and warranty claims, shall be borne entirely by the Seller under the TSA (as defined below) with the Purchaser using commercially reasonable efforts to mitigate such Costs.

(c)

the Seller shall, and shall cause the Selling Entities to, sell, assign and transfer, and the Purchaser shall, and cause the Purchasing Entities to, purchase, assume and acquire the Seller’s and each such Selling Entity’s right, title and interest in the PASOLINK Marks in accordance with the Trade Mark Assignment Agreement (the TMAA) as appended in Schedule 18).

For the avoidance of doubt, the Purchaser expressly understands and agrees that the Assets do not include any Excluded Assets (as defined herein and more specifically described in Part 2 of Schedule 2) and the Seller or one or more of its Affiliates (as the case may be) shall retain ownership thereof after giving effect to the Completion.

2.2

The Purchaser covenants with the Seller that it will (and shall cause the Purchasing Entities to covenant with the Selling Entities that they will) duly and properly perform, assume, pay and discharge when due all Liabilities from and after Completion to the extent arising out of or resulting from the Business (excluding, for the avoidance of doubt, Liabilities related to the Non-Transferring Contracts or Non-Transferring Business Employees and the Excluded Liabilities (as defined below)), whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable as of the Completion Date, including, for the avoidance of doubt any such Liabilities arising under any Sales Agreement or Supply Agreement or Employment Contract with an Automatic Transferring Business Employee (all of the foregoing liabilities and obligations to be so assumed, satisfied or discharged being herein collectively the Assumed Liabilities) and all debts, liabilities and obligations incurred by the Purchaser (and/or by the Purchasing Entities) in connection with the Assets or the Business (except for the Non-Transferring Contracts and the Excluded Liabilities) after Completion.

2.3	Notwithstanding any provision in this Agreement, the Seller and its Affiliates shall retain the Excluded Assets.

2.4

Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability or obligation is disclosed herein or on any schedule hereto (except to the extent of the Assumed Liabilities), the Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of the Seller or any of its Affiliates, whether currently in existence or arising or asserted hereafter. All such other Liabilities (including all Liabilities set forth in paragraph 6 of Schedule 7 hereto) shall be retained by and remain Liabilities of the Seller and its Affiliates (all such Liabilities not being assumed are herein referred to as the Excluded Liabilities). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following: (a) facts, events, transactions, occurrences or actions or inactions arising on or prior to the date hereof resulting from, arising out of, relating to, in the nature of, or caused by any: (i) breach of Contract (other than a Pre-Completion Product Warranty Liability as defined below), tort, infringement or violation of Law; (ii) any third party claim arising out of any infringement, misappropriation or dilution of, or other conflict, with the Intellectual Property Rights of any other Person on or prior to the Completion or under a theory of fraudulent conveyance, inadequate consideration or preferential transfer; (iii) any litigation, any Liabilities relating to the employment, service, retention, or termination of any employees, contractors or other service providers prior to the Completion Date, including with respect to any compensation, employee benefits, or Taxes with respect thereto; and (iv) the liabilities set forth in Part 2 of Schedule 34; (b) any Excluded Tax Liabilities; (c) any Liabilities arising out of or relating to Excluded Assets; (d) all accounts payable relating to the Business that: (1) are delinquent or otherwise more than ninety (90) days past due; or (2) are owed to any member of the Seller’s Group (other than accounts owed to the Seller’s Group in the ordinary course of commercial transactions); or (e) with respect to any Liabilities related to product liability or product warranties or any similar obligations to customers with respect to inventory sold prior to Completion (the Pre-Completion Product Warranty Liability), such Liabilities in excess of 200% of Average Product Liability. To the extent the Pre-Completion Product Warranty Liability in any fiscal year is in excess of 125% of Average Product Liability, 50% of such excess Liabilities shall be borne by the Seller under the Seller TSA (as defined below) with the Purchaser using commercially reasonable efforts to mitigate such Liabilities, until such time in which the Pre-Completion Product Warranty Liability exceeds 200% of Average Product Liability in any fiscal year (in which case, such excess of the Liability shall be borne in full by the Seller under the TSA).

2.5	The transfer of the Business will be effected at Completion as follows:

(a)

in relation to the Assets and Assumed Liabilities (other than the Other Transferring Contracts or the associated Liabilities, which is addressed in subclause 2.5(b) below): pursuant to short-form sales and purchase agreements entered into between the Seller or the applicable Selling Entity on the one hand, and the Purchaser or the applicable Purchasing Entity on the other hand, each to be agreed between the parties in good faith promptly after the date hereof based upon the form attached as Schedule 19 in respect of each Relevant Jurisdiction (other than the United States) (the Local APAs), provided that if such Assets or Assumed Liabilities of any such Selling Entity are of a type or nature that are not transferable under local law or custom pursuant to a Local APA, or if a Local APA is not sufficient under local law or custom to transfer to the applicable Purchasing Entity such applicable Assets and Assumed Liabilities, the Seller and the Purchaser shall each use its reasonable efforts to ensure that the transfer of such Assets and Assumed Liabilities shall be effected or further substantiated, as applicable, pursuant to the Other Transfer Documents; and

(b)

in relation to the Other Transferring Contracts: the parties shall, and shall procure that its relevant Affiliates shall, enter into individual transfer, novation or assignment agreements, based upon the form attached as Schedule 20 or as otherwise agreed between the parties acting reasonably (Contract Transfer Agreements) to transfer, novate or assign (as appropriate) the Other Transferring Contracts and any Contracts included in the Assets and not transferred under the Local APAs (including, without limitation, Sales Agreements, Supply Agreements and Employment Contracts) that are identified before the Completion from the relevant Seller’s Affiliate to the Purchaser or its Affiliate, to be effected at Completion (or as soon as practically possible thereafter), such transfer to be at the sole expense of the Selling Entities, provided that any costs incurred by any member of the Purchaser’s Group including without limitation in connection with any introductions to the relevant contractual counterparty shall be at the Purchaser’s expense.

2.6

In relation to the Other Transferring Contracts or any Contracts included in the Assets and not transferred under the Local APAs (including, without limitation, the Sales Agreements, Supply Agreements and Employment Contracts) that are not identified or are otherwise not sold, assigned or transferred on Completion, the Seller and the Purchaser shall use all reasonable efforts to effect the sale, assignment and transfer of such contracts from the relevant member of the Seller’s Group to the Purchaser or a Purchasing Entity as soon as practicable following Completion, based upon the form attached as Schedule 20 and at the Seller’s sole expense; provided, that, in no event shall the Purchaser be required to make any monetary concessions but such efforts of the Purchaser may include actions such as phone conversations with the counterparties.

2.7

Notwithstanding anything to the contrary herein or in any Local APA or Other Transfer Document, any consideration paid by the Purchaser to the Seller pursuant to any Local APA or Other Transfer Document shall be deemed for all purposes to comprise part of, and not be in addition to, the Purchase Price payable hereunder.

2.8

The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from third parties to the Sales Agreements, Supply Agreements, Employment Contracts and Other Transferring Contracts, as set forth on Schedule 1.14 of the Disclosure Letter, and that such consents may not be obtained, and notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Purchaser or the Seller thereunder. The Purchaser agrees that no covenant, representation, Warranty or other provision of the Seller contained herein shall be breached or deemed breached, as a result of the failure, in and of itself, to obtain any such consent; provided that nothing herein shall affect the provisions of subclause 2.1(b).

3.	CONDITIONS PRECEDENT; TERMINATION

3.1

The obligations of the Purchaser and the Seller to consummate the transactions described herein, including the sale and purchase of the Assets is conditional on the satisfaction of each of the following Conditions:

(a)

foreign investment control approvals have been granted or are deemed to have been granted in the jurisdictions set forth on Part 1 of Schedule 36, or the competent regulators in such jurisdictions have confirmed that no foreign investment control approval is required to consummate the transactions contemplated under this Agreement;

(b)

if, (i) between the date of this Agreement and June 1, 2023, the Purchaser determines that a foreign investment control filing in the jurisdiction set forth on Part 2 of Schedule 36 with respect to the transactions contemplated under this Agreement is required or advisable or (ii) any time prior to Completion, the competent foreign investment control regulator requests or requires that the Purchaser and/or the Seller submit a foreign investment control filing with respect to the transactions contemplated under this Agreement, the parties shall have submitted a foreign investment control filing in such jurisdiction and the corresponding approval shall have been granted or deemed to have been granted;

(c)

if, between the date of this Agreement and Completion, (i) the Purchaser and the Seller, acting reasonably and in good faith, jointly determine that a CFIUS Filing with respect to the transactions contemplated under this Agreement is required or advisable or (ii) CFIUS requests or requires that the Purchaser and/or the Seller submit a CFIUS Filing with respect to the transactions contemplated under this Agreement, the parties shall have submitted a CFIUS Filing and received CFIUS Clearance; and

(d)

no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, provided that the parties may jointly waive all or any of the Conditions in subclause 3.1(a) (either in whole or in part) at any time by written notice.

3.2	The obligations of the Purchaser to consummate the transactions described herein, including the sale and purchase of the Assets, is conditional on the satisfaction of each of the following Conditions:

(a)

(i) the representation and warranties of the Seller set forth in clause 11 (including Schedule 4) other than the Fundamental Warranties, without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties, shall be true and correct in all respects as if made on and as of the Completion (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except, in each case, where the failure of such Warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Fundamental Warranties shall be true and correct in all respects as of the Completion as if made on and as of the Completion (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except for de minimis inaccuracies;

(b)

the Seller and each Selling Entity shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Completion Date;

(c)	since the date of this Agreement, there shall not have occurred any event, occurrence, fact, circumstance or change that has had a Material Adverse Effect;

(d)

delivery of the SEC Financial Statements listed in Schedule 23 and any additional or different financial statements as may be required by applicable Law to the Purchaser in such form as such SEC Financial Statements are required to be filed with the SEC pursuant to the Securities Act or the Exchange Act;

(e)	the Seller shall have delivered (or will deliver at Completion) to the Purchaser the documents and deliveries set forth in Part 1 of Schedule 6; and

(f)

the Seller and the Selling Entities shall have provided all of the integration planning information required in order for the Purchaser to set up a quote-to-cash/Oracle system for the Business set forth in Part 1 of Schedule 31 (the Integration Information) by no later than thirty (30) days prior to Completion, provided that: (i) such information shall be provided in accordance with the Clean Team Agreement and only be accessible in accordance with the terms thereof prior to Completion; and (ii) the Seller and the Purchaser shall cooperate in good faith to optimize the provision of such Integration Information and shall consider in good faith any excessive costs in respect thereof, which upon agreement, may be chargeable by the Seller or applicable Selling Entity to the Purchaser or applicable Purchasing Entity under the TSA or otherwise as agreed between the parties, provided that the Purchaser may waive all or any of the Conditions in subclauses 3.2(a) to 3.2(f) above (either in whole or in part) at any time by giving written notice to the Seller.

3.3	The obligations of the Seller to consummate the transactions described herein, including the sale and purchase of the Assets is conditional on the satisfaction of each of the following Conditions:

(a)

the representation and warranties of the Purchaser set forth in clause 12 shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as if made on and as of the Completion (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such Warranties to be so true and correct would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;

(b)	since the date of this Agreement, there shall not have occurred any event, occurrence, fact, circumstance or change that has had a Purchaser Material Adverse Effect;

(c)

the Purchaser shall have prepared and filed with NASDAQ a listing of additional shares application covering all of the Stock Consideration and the Stock Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(d)

the Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or prior to the Completion Date; and

(e)	the Purchaser shall have delivered (or will deliver at Completion) to the Seller the documents and deliveries set forth in Part 2 of Schedule 6,

provided that the Seller may waive all or any of the Conditions in subclauses 3.3(a) to 3.3(e) above (either in whole or in part) at any time by giving written notice to the Purchaser.

3.4

Each of the Purchaser and the Seller shall use its reasonable efforts to procure (so far as it is so able to procure) that each of the Conditions is satisfied on or before February 9, 2024 or such later date as may be agreed between the parties in writing acting reasonably (the Long Stop Date). This Agreement may be terminated prior to the Completion Date as follows:

(a)	by mutual written consent of the Seller and the Purchaser;

(b)	by the Purchaser or the Seller, by written notice to the other party, if:

(i)

the Completion has not occurred on or before the Long Stop Date; provided, that the right to terminate this Agreement pursuant to this subclause 3.4(b)(i) shall not be available to a party that is in breach of any of its obligations hereunder, which breach materially contributed to the failure of the Completion to occur by the Long Stop Date; and

(ii)

there shall be in effect a final non-appealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein; provided, however, that the right to terminate this Agreement under this subclause 3.4(b)(ii) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)

by the Seller, by written notice to the Purchaser, if there shall have been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy any of the Conditions set forth in subclauses 3.3(a) to 3.3(e), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the Long Stop Date; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this subclause 3.4(c) if the Seller is then in material breach of this Agreement; or

(d)

by the Purchaser, by written notice to the Seller, if there shall have been a breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy any of the Conditions set forth in subclauses 3.2(a) to 3.2(f) and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the Long Stop Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this subclause 3.4(d) if the Purchaser is then in material breach of this Agreement.

3.5

Upon termination of this Agreement for any reason, the Purchaser shall, and shall procure that each member of the Purchaser’s Group (and each such member’s advisors and connected persons), promptly return or at the Seller’s request, delete and destroy any Integration Information that it may have received together with any copies, extracts, summaries, notes, or analyses thereof and certify in writing by a duly authorised officer of the Purchaser that it has done so.

3.6

Except for subclause 3.4 to 3.6, clauses 1, 19, 21, 22, 24, 25, 26, 27, 28 and 29 and the provisions of Schedule 37, all the provisions of this Agreement shall immediately lapse and cease to have effect and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination (and such termination shall be without liability to the parties hereto), but neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for any Fraud of this Agreement by such party occurring prior to such termination.

3.7

Each party agrees to use its reasonable efforts to assist and co-operate with the other party in consummating and making effective, in the most expeditious manner practicable, the transactions contemplated hereby, including:

(a)

the obtaining of all necessary consents, approvals or waivers from Governmental Entities required to be obtained by the Seller or the Purchaser, or their respective Affiliates, in connection with the transactions contemplated by this Agreement, including, as necessary, the provision of relevant information for the purposes of any filings with CFIUS or other foreign investment control regulator;

(b)	in the case of the Seller, all such reasonable actions within the power of the Seller in respect of the satisfaction of the Purchaser’s Conditions to Completion as set forth in subclauses 3.1 and 3.2;

(c)

in the case of the Purchaser, all such reasonable actions within the power of the Purchaser in respect of the satisfaction of the Seller’s Conditions to Completion as set forth in subclauses 3.1 and 3.3; and

(d)	the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

4.	PRE-COMPLETION COVENANTS

4.1	In the period from and after the date of this Agreement until Completion, the Seller covenants and agrees to, and the Seller shall cause the Selling Entities to, to the extent permitted by Law:

(a)

use commercially reasonable efforts to procure that the Purchaser and its agents and advisors are given reasonable access to the properties, offices, plants and other facilities (under the supervision of the Seller’s personnel), books and records of the Business, and the employees knowledgeable about the Business as it relates to the Assets during normal business hours on any Business Day and on reasonable advance notice to the Seller’s nominated contact person;

(b)

provide such information regarding the Assets, including the information listed in Schedule 31 together with copies of any customers list, complete copies of documents containing know-how necessary to the operation of the Business, as the Purchaser may reasonably require;

(c)	provide such knowledge transfer and training of any undocumented know-how necessary to operate the Business upon Completion;

(d)

except with the written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), conduct the Business in the ordinary course of business, consistent with past practices and use its reasonable efforts: (i) not to depart in any material respect from the ordinary course of the day-to-day conduct of the Business; (ii) to preserve substantially intact the Business and its present relationships with officers, employees, agents, independent contractors, creditors, business partners, lessors, licensors, licensees, customers, shippers, suppliers, transporters to move shippers’ goods and others having business dealings with the Business, subject to turnover in the ordinary course of business; and (iii) to maintain the Assets, except for ordinary wear and tear, and to maintain insurance upon all of the Assets and operations of the Business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(e)	conduct the Business in compliance with all applicable Laws; and

(f)

without limiting the generality of the foregoing, not take any of the following actions with respect to the Business, from and after the date of this Agreement until the Completion, except as expressly permitted under or expressly contemplated by this Agreement, set forth in Schedule 26, or to the extent that the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed):

(i)

except as may be required by applicable Law or pursuant to a now-existing Benefit Plan or as contemplated by this Agreement: (A) grant any increases in excess of five percent (5%) in the compensation, incentives or benefits payable or to become payable to any Business Employee other than ordinary course increases as part of the relevant Business Employees annual salary review (provided, that, for the avoidance of doubt, such increases shall not exceed ten percent (10%) without the prior written consent of [...], further provided, that, if [...] fails to respond within two (2) Business Days of any email from the Seller or a Selling Entity requesting approval of such increase, the Purchaser shall have been deemed to have given its approval); (B) enter into any new, or amend any existing, material employment, severance or termination agreement or other Benefit Plan with any Business Employee; (C) establish or become obligated under any collective bargaining agreement or other Contract with a labor union, trade union, works council, or similar representative of any Business Employees that is applicable to the Business, the Assets, or any Business Employee; (D) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Benefit Plan (or any award thereunder); (E) hire any new employees who would be a Business Employee or engage any new individuals in the capacity of an independent contractor who provides services with respect to the Business or the Assets (other than in connection with the anticipated replacement of any Business Employee in the ordinary course of business on terms substantially consistent with the replaced Business Employee’s terms of employment); or (F) transfer any Business Employee or terminate the employment or service of any Business Employee other than any such termination for cause or material performance-related issues (so long as such performance-related issues would result in termination in the ordinary course of business consistent with the applicable Selling Entity’s past practice and any such Liabilities associated with such termination are Excluded Liabilities);

(ii)	incur any indebtedness or assume, guarantee or endorse such obligations of any other person in excess of $100,000 in aggregate;

(iii)

except as required by Group Accounting Procedures Manual, any applicable, Law or otherwise in accordance with or as a result of any changes to any applicable accounting standards, change any of the material accounting principles, methods, policies or practices used by the Business;

(iv)

change any of its material practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collections, cash payments, or terms with vendors, or delay or postpone the payment of any material liability (including accounts payable or accrued expenses) or defer expenses other than in the ordinary course of business;

(v)	make (outside of the ordinary course of business), change or revoke any Asset Tax election or settle or compromise any proceeding or enter into any closing agreement regarding any Asset Taxes;

(vi)

enter into any contract, understanding or commitment that materially restrains, restricts, limits or impedes the ability of the Business to compete with or conduct any business or line of business in any geographic area;

(vii)

make any capital expenditure (or series of related capital expenditures) related to the Business in excess of $100,000 in the aggregate, or make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) related to the Business in excess of $100,000 in the aggregate;

(viii)	sell, lease, transfer or assign any of the Assets (other than the sale of inventory in the ordinary course of business) or permit the Assets to become subject to any Encumbrance;

(ix)	sell, transfer, assign, exclusively license, abandon, permit to lapse or otherwise dispose of any material Business Intellectual Property, outside the ordinary course of business;

(x)

enter into any contract, understanding or commitment (or series of related contracts, understandings or commitments) involving more than $100,000 that is outside the ordinary course of business other than, for the avoidance of doubt with respect to hiring of employees in the ordinary course of business;

(xi)

institute or settle, or offer or propose to institute or settle any litigation where either (i) the amount being claimed or the settlement amount or cost of implementing such settlement is in excess of $100,000, or (ii) any such litigation involves injunctive or equitable relief against the Business or involving the Assets, except as related to an Excluded Liability;

(xii)	allow any permit that was issued to the Seller and is material for the operation of the Business to lapse or terminate; or

(xiii)	commit or agree to take any of the foregoing actions,

provided that, with respect to subclauses (a) and (b) above:

(A)	any such access or disclosure is granted in accordance with the terms of the Non-Disclosure Agreement and the Clean Team Agreement;

(B)	no such access shall unreasonably interfere with the ordinary course of businesses of the Seller or any of the Selling Entities; and

(C)	neither the Seller nor its Selling Entities shall be required to take any action which would reasonably be likely to:

I.	constitute a waiver of attorney-client or work product privileges;

II.	violate any law or the terms of any contract to which the Seller or any of the Selling Entities is a party or to which any of them are bound; or

III.	subject the Seller or any of the Selling Entities to risk of liability relating to any confidentiality obligation.

Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Business prior to the Completion Date. Prior to the Completion Date, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

4.2

Except as otherwise expressly provided by this Agreement, notwithstanding subclause 4.1, until Completion, neither the Purchasing Entities, their directors, officers, employees, representatives or advisors, shall contact any customer supplier or employee of the Seller’s Group in relation to matters connected to this Agreement or the Business, other than: (i) with the Seller’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) or as required or requested by any Governmental Entities; (ii) the Key Contacts; and (iii) to the extent that such suppliers of the Seller or customers of the Seller are also suppliers to the Purchaser or customers of the Purchaser, and then solely to the extent such contact is in the ordinary course of business and solely with respect to matters unrelated to the transactions contemplated herein, provided, that the Seller and the Purchaser shall, following the date hereof, coordinate in good faith to arrange introductions and related discussions between the Purchaser and such customers and suppliers, as reasonably requested by the Purchaser.

4.3

Between the date of this Agreement and Completion, the Purchaser shall establish a subsidiary, who shall be the Purchasing Entity, in each of the Relevant Jurisdictions (other than the United States) to the extent it does not already have a subsidiary in such jurisdiction that can take ownership of all the Assets and Assumed Liabilities in such jurisdiction.

4.4

Between the date of this Agreement and three Business Days prior to the Completion, the Purchaser shall and the Seller shall cause NEC New Zealand Limited (NEC New Zealand) to discuss in good faith entering into a distribution agreement taking effect as of the Completion and on terms to be agreed between the parties acting reasonably, pursuant to which NEC New Zealand shall act as a distributor of the Purchaser’s products in New Zealand and the Purchaser shall provide such support as is reasonably required by NEC New Zealand for NEC New Zealand to continue to perform its obligations under its contracts with customers in relation to the Business (the NZDA);

4.5

To the extent reasonably practicable from Completion or otherwise as soon as is reasonably practicable thereafter, the Purchaser shall procure that, replacement or new, bonds or parent guarantees are entered into by the Purchaser with respect to: (i) the performance bonds or guarantees related to the Business set forth on Schedule 33, as updated from time to time by the Seller prior to Completion to reflect any expired bonds or guarantees (or expired underlying Contracts), any renewed bonds or guarantees (in accordance with clause (ii)) and any new bonds or guarantees (in accordance with clause (iii)) (the Performance Bonds); (ii) any new or replacement bonds or guarantees that the Seller or any Selling Entity may have entered into before the Completion Date in replacement or renewal of any of the Performance Bonds, so long as the Seller obtains prior written consent from the Purchaser after providing the Purchaser with the terms of such new or replacement bonds or guarantees (such consent not to be unreasonably withheld, delayed or conditioned); or (iii) any guarantee or bond issued in connection with any Contract that has been approved by the Purchaser, so long as the Seller obtains prior written consent from the Purchaser after providing the Purchaser with terms of such new or replacement bonds or guarantees; provided, that the Purchaser’s obligations pursuant to this subclause 4.5 are conditioned in all respects on the following and shall only apply if: (x) the Performance Bond is solely related to the Business that the Purchaser and the Purchasing Entities are acquiring pursuant to the Transaction Documents; and (y) the underlying Contract requiring the Performance Bond is Validly Assigned to the Purchaser or the applicable Purchasing Entity. The parties shall cooperate in good faith with respect to the transfer or replacement of the Performance Bonds in due course, including, in the case of the Seller, by maintaining the Performance Bonds as required until replaced as provided in this subclause 4.5.

4.6

The Seller covenants that prior to Completion, except as set forth on in the Disclosure Letter, there are no Liabilities of the Seller or any of its Affiliates with respect to any Benefit Plan that would, or would reasonably be expected to, become liabilities of the Purchaser following the Completion.

4.7

The Seller covenants that prior to Completion, with respect to each Benefit Plan that is subject to the of Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a Foreign Plan), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all employer and employee contributions to or distributions and withdrawals from any Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required by Law to be registered has been so registered and has not been maintained in good standing in all material respects with applicable law; and (iii) no Foreign Plan is a defined benefit plan or has any material unfunded or underfunded Liabilities.

4.8	The Seller agrees that:

(a)

between the date of this Agreement and the earlier of the Completion and the termination of this Agreement in accordance with its terms, the Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or any of its or their respective officers, managers, directors, employees, financial advisors or other representatives shall, directly or indirectly:

(i)

solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (other than the Purchaser and its representatives) relating to any direct or indirect acquisition or purchase of all or any portion of the Assets or the Business, whether effected by sale of assets, sale of stock, merger or otherwise, other than factoring of receivables or sales of obsolete or excess equipment or otherwise in the ordinary course of business; or

(ii)

participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing;

(b)

it shall notify the Purchaser promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Purchaser shall, where not prohibited by applicable law or contractual obligation, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller is a party, without the prior written consent of the Purchaser.

4.9

Between the date of this Agreement and Completion, the Seller shall give prompt written notice to the Purchaser of the occurrence of any event, or the existence of any fact, circumstance or development of which would reasonably be likely to cause any of the Conditions set forth in subclauses 3.1 or 3.2 not to be satisfied on or before the Long Stop Date. The Seller will use commercially reasonable efforts to cure such matter. No disclosure by the Seller pursuant to this subclause 4.9, however, shall be deemed to amend or supplement the Disclosure Letter referred to in such Warranties or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant or affect any of the rights or obligations of the parties hereunder, unless otherwise consented to in writing by the Purchaser.

4.10

Between the date of this Agreement and Completion, the Purchaser shall give prompt written notice to the Seller of the occurrence of any event, or the existence of any fact, circumstance or development of which would reasonably be likely to cause any of the Conditions set forth in subclauses 3.1 or 3.3 not to be satisfied on or before the Long Stop Date. The Purchaser will use commercially reasonable efforts to cure such matter. No disclosure by the Purchaser pursuant to this subclause 4.10, however, shall be deemed to amend or supplement the Purchaser Disclosure Letter referred to in such Purchaser Warranties or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant or affect any of the rights or obligations of the parties hereunder, unless otherwise consented to in writing by the Seller.

4.11

The parties hereto covenant and agree that, in the period between the date hereof and the Completion, upon the request of the Purchaser, the Seller shall use its commercially reasonable efforts to reasonably cooperate with the Purchaser in connection with any Debt Financing, including without limitation: (i) the preparation and delivery of financial information relating to the Business and the Assets and any pro forma financial information reasonably requested by the Purchaser or the Debt Financing Sources; (ii) the provision of information relating to such Debt Financing reasonably requested by the Purchaser; (iii) reasonable cooperation with the Purchaser to satisfy the conditions precedent to such Debt Financing to the extent within the control of the Seller, the Selling Entities and their respective Affiliates; and (iv) furnishing the Purchaser and any Debt Financing Sources promptly, and in any event, at least five (5) Business Days prior to the Completion, with all documentation and other information that any Debt Financing Source has requested in writing and that such financing source has reasonably determined is required by regulatory authorities under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations. The Purchaser shall promptly, upon request by the Seller, reimburse the Seller for reasonable and documented expenses incurred by the Seller, the Selling Entities or their respective Representatives in connection with such cooperation, and such expenses shall not be deemed Transaction Expenses.

4.12

The parties hereto covenant and agree that, in the period between the date hereof and the Completion, the Seller shall use its commercially reasonable efforts to reasonably cooperate with the Purchaser in connection with integration planning, including, without limitation, providing the Purchaser as soon as reasonably practicable with any information reasonably requested and related to the order or shipping process of the Business (including quote-to-cash/Oracle system), provided that such information shall be provided in accordance with the Clean Team Agreement and only be accessible in accordance with the terms thereof prior to Completion.

4.13

Between the date of this Agreement and Completion, the Seller covenants and agrees to, and the Seller shall cause the Selling Entities to, use reasonable commercial efforts to maintain or cause to be maintained the insurance policies maintained as of the date of this Agreement by or on behalf of the Seller or any Selling Entity in relation to the Business (the Policies, and each a Policy) in full force and effect for the benefit of the Selling Entities and the Business until Completion. From and after the Completion, the Seller shall, and shall cause the Selling Entities to, reasonably cooperate with and shall provide to the Purchaser and the Purchasing Entities such assistance and information as the Purchaser and Purchasing Entities may reasonably request to the extent related to events or circumstances related to the Business occurring prior to Completion for the purposes of claim recoveries sought under any insurance policies of the Purchaser or the Purchasing Entities.

4.14

The parties acknowledge and agree that they and their respect Affiliates are subject to Laws in various jurisdictions in which they operate relating to antitrust and competition and that they will not engage in any conduct or activity that would constitute or result in a breach or violation of such Laws and regulations. Without limiting the generality of the foregoing, notwithstanding any other provision herein the parties will not:

(a)

exchange or disclose any commercially sensitive information with the other party of any of its Affiliates that may affect or influence the competitive behaviour or decisions of the parties or any competitor thereof in businesses in which the parties compete with one another; or

(b)

prior to the date on which any relevant approval as envisaged by subclause 3.1(a) is duly obtained (or any applicable waiting period in relation thereto has expired) implement or complete the transactions contemplated by this Agreement without obtaining any necessary approvals, consents, clearances or waivers from any relevant competition authorities or regulators, or complying with any conditions or obligations imposed by such authorities or regulators.

4.15

The parties hereto covenant and agree that, in the period between the date hereof and the Completion and following any necessary regulatory approvals (including merger control filings/approvals), the parties shall use commercially reasonable efforts to reasonably negotiate and agree upon a research and development cooperating agreement in advance of Completion with respect to existing products of the Business.

4.16

The Purchaser and the Seller covenant and agree that if either the Purchaser or the Seller receives written or oral communication from CFIUS regarding the transactions contemplated under this Agreement prior to Completion, each party shall use its reasonable best efforts to inform the other party as promptly as practicable, share non-privileged and non-confidential communications with CFIUS, and otherwise cooperate in good faith in connection with all related dealings with CFIUS. If, between the date of this Agreement and Completion, (i) the Purchaser and the Seller, acting reasonably and in good faith, jointly determine that a CFIUS Filing with respect to the transactions contemplated under this Agreement is required or advisable or (ii) CFIUS requests or requires that the Purchaser and/or the Seller submit a CFIUS Filing with respect to the transactions contemplated under this Agreement, then the Purchaser and the Seller shall reasonably and in good faith cooperate in submitting a CFIUS Filing and promptly reply to any requests or inquiries from CFIUS in order to obtain CFIUS Clearance.

5.	COMPLETION

5.1

Completion shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the parties on the last Business Day of the month immediately following five Business Days after the date on which the last of the Conditions to be satisfied or waived in accordance with subclauses 3.1, 3.2 and 3.3 is satisfied or so waived (or at such other place, at such other time and/or on such other date as the Seller and the Purchaser may agree in writing) (the Completion Date).

5.2	At Completion:

(a)	the Seller shall observe and perform the provisions of Part 1 of Schedule 6; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 6.

5.3

Neither the Purchaser nor the Seller shall be entitled in any circumstances to rescind or terminate this Agreement after Completion; provided, that the foregoing shall not abrogate or diminish any right of the Purchaser or the Seller pursuant to the Transaction Documents.

6.	POST-COMPLETION COVENANTS

6.1	With effect from Completion, and unless the parties otherwise agree in writing or as set forth herein or in any of the other Transaction Documents, the Purchaser shall not:

(a)

except for the PASOLINK Marks, use or display (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as, or similar to, or is likely to be confused or associated with, any name, mark or logo of a member of the Seller’s Group; or

(b)

represent that the Seller or any other member of the Seller’s Group retains any ownership of the Assets and/or the Business acquired pursuant to this Agreement (other than in respect of any indirect ownership of the Assets and/or the Business via ownership of the Purchaser or any of its Affiliates).

6.2

With effect from Completion, and unless the parties otherwise agree in writing, the Seller shall not and shall cause its Affiliates not to: (i) use, register, or seek to use or register in any Relevant Jurisdiction the PASOLINK Marks (other than in Japan in accordance with the PLA); or (ii) contest the use, ownership, validity, or enforceability of any rights of the Purchaser or any of its Affiliates in or to the PASOLINK Marks in any Relevant Jurisdiction.

(a)	Notwithstanding the foregoing, following the Completion, the Seller may use the PASOLINK Marks:

(i)

in the operation of its business solely to utilize existing stationery, work product, business cards, signage and other similar items that bear the PASOLINK Marks as of the Completion (collectively, the Branded Materials) until the existing supply of such items is depleted or no more than ninety (90) calendar days following the Completion, whichever occurs first (at which time the Seller shall promptly destroy, rebrand, or otherwise dispose of, all remaining Branded Materials, other than the Branded Materials used in accordance with the PLA or subparagraph (ii) or (iii) below); provided that: (i) such utilization shall be substantially the same (and use substantially the same standard of care) as the Seller or its Affiliates used the Branded Materials in the twelve (12) months prior to the date of this Agreement; and (ii) the Seller shall not (and shall cause its Affiliates not to): (A) alter the use of the PASOLINK Marks on the Branded Materials as it was used as of Completion, other than to remove or conceal such PASOLINK Marks or apply notices of ownership by the Purchaser of such PASOLINK Marks; (B) develop new Branded Materials (or additional copies or instances of existing Branded Materials); (C) use the PASOLINK Marks in connection with any Branded Material in any manner that tarnishes, harms or disparages the Purchaser, any of its Affiliates, or the PASOLINK Marks (or any goodwill associated therewith). The Seller shall indemnify and hold the Purchaser and its Affiliates harmless for any losses the Purchaser or its Affiliates suffer from or that arise or relate to the Seller’s or any of its Affiliates’ use of any of the PASOLINK Marks; and

(ii)

in relation to any PASOLINK products provided by any member of the Purchaser’s Group to any member of the Seller’s Group, provided that no material modifications are made to the products, and the PASOLINK Marks are used in accordance with current form as updated in writing by the Purchaser from time to time and in a manner that does not tarnish, harm or disparage the Purchaser, any of its Affiliates, or the PASOLINK Marks (or any goodwill associated therewith).

6.3

All goodwill associated with the use by the Seller and its Affiliates of the PASOLINK Marks shall inure to the sole and exclusive benefit of the Purchaser or its Affiliates, as applicable, provided that in no event shall any next-generation products be included (for the avoidance of doubt, an enhancement, modification or deviation involving an existing product of the Business is not a next-generation product).

6.4

Notwithstanding any provision to the contrary herein or in any Transaction Document, the Purchaser agrees that it and its Affiliates shall not use the PASOLINK Marks for any products other than: (i) products manufactured by NEC Platforms, Ltd. under the MSA; or (ii) any products manufactured by a third-party based on the Seller’s original designs (as may be enhanced or modified, but excluding any next generation products).

6.5

With effect from Completion, for a period of five years following the Completion: (a) the Purchaser shall use commercially reasonable efforts to provide the Seller upon request with reasonable access (including the right to take copies), on reasonable notice during usual business hours and in a manner that does not unreasonably interfere with the operation of the Purchaser, to the relevant personnel, books, accounts and records of the Business transferred as part of the Assets to be held by each of them and which relate to the period up to Completion for purposes of satisfying its obligations hereunder or relating to financial reporting and accounting and the preparation of the accounts and Tax Returns of members of the Seller’s Group in respect of the period up to Completion; and (b) the Seller shall use commercially reasonable efforts to provide the Purchaser upon request with reasonable access (including the right to take copies), on reasonable notice during usual business hours and in a manner that does not unreasonably interfere with the operation of the Seller, to the relevant personnel, books, accounts and records of the Seller which relate to the Business and for the period up to Completion for purposes relating to financial reporting and accounting. Notwithstanding the foregoing, neither the Seller nor the Purchaser shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this subclause 6.5 where such access would reasonably be likely to: (i) constitute a waiver of attorney-client or work product privileges; (ii) violate any Law or the terms of any Contract to which such party or any of the Affiliates is a party or to which any of them are bound; or (iii) subject such party or any of the Affiliates to risk of liability relating to any confidentiality obligation. Notwithstanding anything herein to the contrary, no access shall be permitted pursuant to this subclause 6.5 for a purpose relating to any legal proceeding or potential legal proceeding between the parties.

6.6	The Seller will (and will cause the Selling Entities to) and the Purchaser will (and will cause the Purchasing Entities to) comply with covenants set forth in Part 3 of Schedule 3.

6.7

With effect from Completion, for a period of four years following the Completion, if a claim or dispute between a member of the Seller’s Group and a third party arises or has arisen (including without limitation any investigation by a Governmental Entity) relating to any matter in relation to the Business, the Assets or the Other Transferring Contracts occurring prior to Completion (other than in relation to a Claim, in which case paragraph 9 of Schedule 5 shall apply), then, upon the Seller’s request, the Purchaser shall reasonably cooperate with the Seller, and make available to the Seller such persons and all such information, and give access to its books, accounts and records as the Seller may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Claim.

6.8

Subject to clause 19, for a period of four (4) years after Completion, the Purchaser shall use commercially reasonable efforts to: (i) ensure that all books and records comprised in the Assets are retained by it in a manner reasonably consistent with the Purchaser’s practices with respect to its own books and records; and (ii) upon reasonable notice, afford the Seller reasonable access to such books and records in accordance with subclause 6.5.

6.9

Subject to the restrictive covenants contained in clause 18 and the confidentiality obligations contained in clause 19, the Purchaser agrees that notwithstanding Completion having occurred and anything to the contrary herein or in any Local APA or Other Transfer Document, the Seller’s Group shall be permitted to continue using the list of customers or sales know-how transferred to Purchaser’s Group as part of the Assets for purposes that are not related to the Business.

6.10

From Completion and for a period of two years thereafter, for so long as the Seller retains at least 50% of the number of shares of Stock Consideration issued to it on Completion in accordance with subclause 8.1(b) (subject to appropriate adjustment for stock splits, stock dividends, and similar events), the Seller shall have the right to require the Purchaser to nominate and take such steps within its control to have elected (to the same extent of any steps that the Purchaser takes with respect to the director nominees of Purchaser other than the Seller Nominee) to the board of directors of the Purchaser at the annual general meeting (or, if one is convened earlier, any extraordinary general meeting) of the Purchaser’s stockholders, an individual designated by the Seller (the Seller Nominee) who meets the applicable SEC and Nasdaq standards and satisfies the director qualification criteria set forth in the Purchaser’s Nominating and Corporate Governance Charter, including, without limitation, not being subject to any “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (each, a Disqualification Event), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Purchaser agrees to take all necessary action (in accordance and to the extent permitted by applicable Law) to increase the size of its board of directors prior to Completion or as soon as reasonably practicable following the Completion and appoint the Seller Nominee to fill the resulting new director vacancy and ensure that such Seller Nominee is covered by appropriate directors’ and officers’ liability insurance. Notwithstanding any of the foregoing, if the Seller Nominee is not Asako Aoyama or any other executive of the Seller with responsibility for the Business, such Seller Nominee shall be mutually agreed by the parties and the Purchaser shall not unreasonably withhold or delay its consent.

6.11

The Seller acknowledges that the Purchaser may be required to include financial statements relating to the Purchaser and the Business (SEC Financial Statements) in documents filed with the SEC by the Purchaser pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited.

(a)

The Purchaser shall cooperate with the Seller to consider in good faith whether the SEC Financial Statements can be submitted in an abbreviated form as contemplated by paragraph (e)(2) of US SEC Regulation S-X Rule 210.3-05.

(b)

The Seller shall cooperate with the Purchaser, and provide the Purchaser with access to such records and personnel of the Seller as the Purchaser may reasonably request to create and engage KPMG (or another “Big Four” accounting firm) to audit any SEC Financial Statements that the Purchaser acting reasonably deems necessary; provided, that, the Purchaser shall reimburse the Seller at or after Completion for up to $2,200,000 in reasonable and documented audit fees and costs for the preparation associated with the preparation of the SEC Financial Statements.

(c)

The Seller shall provide the Purchaser and its independent accountants with access to any management representation letters, books, records and supporting documents provided by the Seller to its independent accountants, and shall facilitate such parties’ efforts to obtain access to any audit work papers of the Seller’s independent accountants.

(d)

The Seller, on behalf of itself and the Selling Entities, hereby consents to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of the Purchaser or any of its Affiliates to be filed with the SEC in which the Purchaser or its Affiliates reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

6.12

The Seller covenants and agrees that, within thirty (30) days of Completion, the Seller shall deliver to the Purchaser a good-faith estimate of (i) the consolidated balance sheet as of the Completion Date and (ii) the balance sheets of the Seller and each of the Selling Entities as of the Completion Date.

6.13

The Purchaser and the Seller covenant and agree that if either the Purchaser or the Seller receives written or oral communication from CFIUS regarding the transactions contemplated under this Agreement after Completion, each party shall use its reasonable best efforts to inform the other party as promptly as practicable, share non-privileged and non-confidential communications with CFIUS, and otherwise cooperate in good faith in connection with all related dealings with CFIUS. If, after Completion, (i) the Purchaser and the Seller, acting reasonably and in good faith, jointly determine that a CFIUS Filing with respect to the transactions contemplated under this Agreement is required or advisable or (ii) CFIUS requests or requires that the Purchaser and/or the Seller submit a CFIUS Filing with respect to the transactions contemplated under this Agreement, then the Purchaser and the Seller shall reasonably and in good faith cooperate in submitting a CFIUS Filing and promptly reply to any requests or inquiries from CFIUS in order to obtain CFIUS Clearance.

7.	[RESERVED]

8.	PURCHASE PRICE

8.1	The aggregate consideration for the sale of the Assets (the Purchase Price) shall be:

(a)

an amount in cash equal to the sum of (the Cash Consideration): (i) $45 million; minus (ii) Completion Net Debt; plus (iii) the Working Capital Adjustment; minus (iv) $[...] (the Saudi Arabia Adjustment), solely in the event the Seller has not obtained the Saudi Consent before the date falling three Business Days prior to the Completion Date; plus (v) the Expense Adjustment; minus (vi) the Contract Assignment Escrow Amount, if applicable, in each case as determined in accordance with the terms and conditions of this Agreement; and

(b)

$25 million in common stock of the Purchaser (the Purchaser Common Stock) to be issued by the Purchaser (the Stock Consideration) to the Seller on Completion, the number of which shall be determined by dividing $25 million by the volume weighted average of the closing sales prices of the Purchaser Common Stock (as adjusted for stock splits) on all domestic securities exchanges on which the Purchaser Common Stock may at the time be listed averaged over thirty (30) consecutive trading days ending on the day immediately prior to the date of this Agreement as quoted on NASDAQ, which, subject to subclause 8.6 but notwithstanding any other provision in Agreement, shall not be subject to any other adjustments.

If the consideration for the Business of the Seller on a stand-alone basis is less than $25 million (i.e. if the aggregate consideration payable to the Selling Entities exceeds $45 million), the Seller shall pay the Purchaser an amount in cash equal to amount by which the consideration for payable for the Business of the Seller is less than $25 million such that the aggregate of such cash amount and the value of the Business of the Seller on a stand-alone basis is equal to $25 million.

8.2	The estimated aggregate consideration for the sale of the Assets (the Estimated Purchase Price) payable at Completion and subject to adjustment as provided in this Agreement shall be:

(a)

an amount in cash equal to the sum of (the Estimated Cash Consideration): (i) $45 million; minus (ii) the Estimated Net Debt; plus (iii) the Estimated Working Capital Adjustment; minus (iv) the Saudi Arabia Adjustment; plus (v) the Expense Adjustment; minus (vi) the Contract Assignment Escrow Amount (as calculated in accordance with subclause 8.3) if applicable; and

(b)	the Stock Consideration.

8.3

At least three (3) Business Days prior to the date of Completion, the Seller shall deliver to the Purchaser a written statement (the Estimated Completion Statement) setting forth: (i) whether the Seller has obtained the Saudi Consent; (ii) the good-faith calculation of the amount payable by the Purchaser and the Purchasing Entities at Completion as calculated in accordance with subclause 8.2(a); (iii) the good-faith calculation of the Expense Adjustment and any applicable information and documentation supporting the calculation; and (iv) the good-faith calculation of the Assigned Revenue Percentage (measured as of three Business Days prior to the date of Completion) and the corresponding Contract Assignment Escrow Amount.

8.4

If the Assigned Revenue Percentage as set out in the Estimated Completion Statement is less than 80%, the Seller and the Purchaser shall promptly execute the Escrow Agreement and take all actions necessary to establish a $ interest bearing escrow account with the Escrow Agent (the account as designated by the Escrow Agent in writing being the Escrow Account). All costs of the Escrow Agent shall be for the account of and borne by the Purchaser.

8.5

If the aggregate number of shares of Purchaser Common Stock to be issued as Stock Consideration exceed a number of shares of Purchaser Common Stock equal to 19.99% of the number of outstanding shares of Purchaser Common Stock as of the Completion Date, or the voting power thereof as of the Completion Date (the Stock Consideration Threshold), the Purchaser shall issue such number of shares that constitutes the Stock Consideration Threshold and pay the balance, if any, in cash to the Seller. The Purchaser shall not take any action that is intended to cause the Stock Consideration to exceed the Stock Consideration Threshold.

8.6

The aggregate final consideration for the sales of the Assets after the post-Completion adjustment set out in clause 9 shall be the sum of the Final Cash Consideration and the Stock Consideration (the Final Purchase Price) and shall be paid to the Seller and the Selling Entities in accordance with the allocation set out in Schedule 1 (provided, that, for the avoidance of doubt, payments with respect to the Final Cash Consideration shall be made in accordance with the terms of this Agreement, including subclause 9.8 and Part 1 of Schedule 3).

9.	POST-COMPLETION ADJUSTMENT TO PURCHASE PRICE

9.1

As soon as reasonably practicable after the Completion Date, but not later than ninety (90) days thereafter, the Seller will prepare and deliver, or cause to be prepared and delivered to the Purchaser, the consolidated balance sheet as of the Completion Date (the Completion Consolidated Balance Sheet), the balance sheets of the Seller and each of the Selling Entities as of the Completion Date (the Completion Separate Balance Sheets) and a written statement (the Completion Statement) setting forth the Seller’s good faith calculation of:

(a)

the consolidated adjustment setting forth: (i) the amount of Completion Working Capital and the corresponding Working Capital Adjustment; (ii) the amount of Completion Net Debt and the corresponding Net Debt Adjustment; (iii) the amount of Assignment Revenue Percentage and the corresponding Contract Assignment Adjustment as set out in the Estimated Completion Statement; and (iv) if different to the Contract Assignment Adjustment, the Contract Assignment Escrow Amount;

(b)

the separate adjustment for each Selling Entities setting forth: (i) the amount of Completion NAV and the corresponding NAV Adjustment; and (ii) the amount of Completion Average EBITDA and the corresponding EBITDA Adjustment; and

(c)	the separate adjustment for the Seller setting forth: (i) the amount of (a); minus (ii) the sum of (b),

(the Adjustment Calculation), on the basis of the foregoing, the determination of the Final Cash Consideration and the adjustment of any payments required to reconcile payment of the Estimated Cash Consideration.

9.2

The Completion Consolidated Balance Sheet and the Completion Separate Balance Sheet shall be prepared in the same form as the Estimated Consolidated Balance Sheet and the Estimated Separate Balance Sheet in Schedule 9.2 of the Disclosure Letter. The Adjustment Calculation shall be calculated in Japanese Yen and shall be converted into USD by applying the applicable Exchange Rate at the Completion Date (provided that if the Completion Date is not a Business Day, the applicable Exchange Rate at the last Business Day immediately prior to the Completion Date shall be used). The Completion Statement shall be prepared in accordance with the Group Accounting Procedures Manual, the applicable provisions and definitions in this Agreement.

9.3

The Seller shall provide the Purchaser reasonable access (during normal business hours and upon reasonable prior notice) to premises, information, assistance (including assistance from employees), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which may be reasonably required for Purchaser’s review of the Completion Statement. If the Purchaser does not object to the Completion Statement by notice to the Seller within the later of: (a) ninety (90) days following the Purchaser’s receipt of the Completion Statement; and (b) 15 days following delivery to the Purchaser of information requested pursuant to this subclause 9.3, the Purchaser shall be deemed to have agreed to and accepted the Completion Statement and the Completion Statement shall be final and binding on the parties.

9.4

If the Purchaser objects to the Completion Statement, the Purchaser shall notify the Seller in writing of such dispute in accordance with subclause 9.3 and shall set forth in this written notice the disputed item or items and the basis for its objection. The Purchaser and the Seller shall act in good faith to resolve any such dispute for 45 Business Days after the Seller’s receipt of the Purchaser’s dispute notice. If the Purchaser and the Seller reach agreement regarding the disputed item(s) specified in the Purchaser’s written notice within such 45 Business Day period, then the Seller shall make the necessary revisions to the Completion Statement to reflect the agreed position(s) and the Completion Statement as revised shall be final and binding on the parties.

9.5

If the Purchaser and the Seller fail to agree on the Completion Statement within 45 Business Days of the Seller’s receipt of the Purchaser’s dispute notice, such matter shall be referred to the Independent Expert in accordance with Schedule 8.

9.6

The Completion Statement (including the updated Completion Consolidated Balance Sheet and Completion Separate Balance Sheets, as applicable) and the Adjustment Calculation shall be deemed final and binding on the parties for purposes of this clause 9 and shall be deemed the final Completion Statement upon the earliest of: (i) the failure of the Purchaser to deliver any dispute notice in accordance with subclause 9.3; (ii) the resolution of all disputes between the Seller and the Purchaser; and (iii) the decision by the Independent Expert with respect to all unresolved disputes under subclause 9.5, absent manifest error or Fraud. The Cash Consideration, as determined by the final determination of the Completion Statement and the Adjustment Calculation shall be the Final Cash Consideration.

9.7

The Seller and the Purchaser shall provide each other with reasonable access (during normal business hours and upon reasonable prior notice) to premises, information, assistance (including assistance from employees), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which may be reasonably required for the purposes of this clause 9, provided that such access shall be granted in accordance with the terms of the Non-Disclosure Agreement and the Clean Team Agreement.

9.8	The portion of the adjustment allocable to each jurisdiction (the Allocation Adjustment) shall be:

(a)	for jurisdiction other than India and Japan, the sum of (i) NAV Adjustment and (ii) EBITDA Adjustment for each jurisdiction, which may be a positive or negative number;

(b)	for India, the balance of the fair market value in accordance with the clause 2 in Part 1 of Schedule 3 minus the Estimated Purchase Price allocated to India; or

(c)	for Japan, the amount determined under subclause 9.1(c), which may be a positive or negative number.

9.9

The difference of: (i) the Final Cash Consideration; minus (ii) the Estimated Cash Consideration (such amount, which may be a positive or negative number, the Consolidated Adjustment Amount) shall be determined as soon as possible, and where:

(a)	if the absolute aggregate value of the Consolidated Adjustment Amount is equal to an amount of more than $5,000;

(b)	Final Purchase Price taking into account the Consolidated Adjustment Amount shall not be lower than the Completion NAV amount,

payment of each Allocation Adjustment shall be made within 20 Business Days after the Final Allocation Statement is agreed in accordance with clause 10 and without duplication by wire transfer of immediately available funds to the bank account of the Seller and/or the relevant Selling Entity and/or the Purchaser or the relevant Purchasing Entity, as the case may be, as follows:

(i)

if the Consolidated Adjustment Amount is a positive number or zero, then the Purchaser shall, or shall cause the Purchasing Entities to, promptly pay the Consolidated Adjustment Amount (unless the Consolidated Adjustment Amount is zero) to the Seller and the relevant Selling Entities in accordance with the Allocation Adjustments; or

(ii)

if the Consolidated Adjustment Amount is a negative number, then the Seller shall, and shall cause the relevant Selling Entities to, promptly pay to the Purchaser and the relevant Purchasing Entities the Consolidated Adjustment Amount in accordance with the Allocation Adjustments.

provided that the aggregate amounts payable in accordance with subclause 9.9(b)(i) and 9.9(b)(ii) above shall equal to the Consolidated Adjustment Amount. For the avoidance of doubt, no payment of any Allocation Adjustment under this subclause 9.9 is required by either the Seller or any Selling Entity or the Purchaser or any Purchasing Entity (as the case may be) unless the requirements of (a) and (b) of this subclause 9.9 are satisfied.

Any payments made pursuant to this subclause 9.9 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law. Notwithstanding anything herein to the contrary, subclauses 9.1(b) and 9.1(c) and 9.8 are included solely for purposes of allocating the Final Purchase Price to the Selling Entities, and in no event shall the Final Purchase Price exceed the Purchase Price as calculated in accordance with subclause 8.1.

9.10	If the Contract Assignment Escrow Amount is greater than zero and the Escrow Account has been established in accordance with subclause 8.4;

(a)

within thirty (30) calendar days after the eighteen-month anniversary of the Completion Date, the Purchaser will prepare and deliver to the Seller a statement (the Contract Assignment Statement) setting forth the computation of the calculation of the Assigned Revenue Percentage (measured as of the eighteen-month anniversary of the Completion Date) and the corresponding calculation of the Contract Assignment Adjustment (the Final Contract Assignment Adjustment);

(b)

the Purchaser shall provide the Seller reasonable access (during normal business hours and upon reasonable prior notice) to premises, information, assistance (including assistance from employees), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which may be reasonably required for the Seller’s review of the Contract Assignment Statement. If the Seller does not object to the Contract Assignment Statement by notice to the Purchaser within the later of: (a) twenty (20) days following the Seller’s receipt of the Contract Assignment Statement; and (b) ten (10) days following delivery to the Seller of information requested pursuant to this subclause 9.10(b), the Seller shall be deemed to have agreed to and accepted the Completion Statement and the Completion Statement shall be final and binding on the parties;

(c)

if the Seller objects to the Contract Assignment Statement, the Seller shall notify the Purchaser in writing of such dispute in accordance with subclause 9.10(b) and shall set forth in this written notice the disputed item or items and the basis for its objection. The Purchaser and the Seller shall act in good faith to resolve any such dispute for fifteen (15) Business Days after the Purchaser’s receipt of the Seller’s dispute notice. If the Purchaser and the Seller reach agreement regarding the disputed item(s) specified in the Seller’s written notice within such fifteen (15) Business Day period, then the Purchaser shall make the necessary revisions to the Contract Assignment Statement to reflect the agreed position(s) and the Contract Assignment Statement as revised shall be final and binding on the parties;

(d)

if the Purchaser and the Seller fail to agree on the Contract Assignment Statement within 15 Business Days of the Purchaser’s receipt of the Seller’s dispute notice, such matter shall be referred to the Independent Expert in accordance with Schedule 8;

(e)

the Contract Assignment Statement and the Contract Assignment Adjustment shall be deemed final and binding on the parties for purposes of this subclause 9.10 and shall be deemed the final Contract Assignment Statement upon the earliest of: (i) the failure of the Seller to deliver any dispute notice in accordance with subclause 9.10(a); (ii) the resolution of all disputes between the Seller and the Purchaser; and (iii) the decision by the Independent Expert with respect to all unresolved disputes under subclause 9.10(d), absent manifest error or Fraud. The Final Cash Consideration shall be updated to reflect the final Contract Assignment Statement and the corresponding Final Contract Assignment Adjustment amount;

(f)

Promptly upon the finalisation of the Contract Assignment Statement and the Contract Assignment Adjustment in accordance with subclause 9.10(e) above the Purchaser and the Seller shall provide joint written instructions to the Escrow Agent to deliver promptly from the Escrow Account all of the funds contained therein as follows:

(i)

the balance of the Escrow Account; minus Final Contract Assignment Adjustment, or, if greater, such amount as is necessary to ensure that when aggregated with the Final Purchase Price the Seller receives an amount equal to the Completion NAV amount shall be paid by the Escrow Agent to the Seller; and

(ii)	the remaining balance of the Escrow Account if any, shall be paid by the Escrow Agent to the Purchaser.

10.	PURCHASE PRICE ALLOCATION

10.1

The Seller, on behalf of itself and its Selling Entities, and the Purchaser, on behalf of itself and its Purchasing Entities, have agreed to allocate the Estimated Purchase Price and the Final Purchase Price allocable to each Selling Entity pursuant to Schedule 1, the amount of Assumed Liabilities assumed from each Selling Entity, and any other relevant amounts for applicable tax purposes (to the extent required or permitted by applicable Tax law) among the Assets sold by each of the Seller and each such Selling Entity in accordance with the methodology set out in Part 2 of Schedule 3 (the Allocation Methodology).

10.2

At least three Business Days prior to the date of Completion, the Seller shall prepare and provide to the Purchaser an allocation statement which shall set out: (i) the allocation of the Estimated Purchase Price described in and in accordance with subclause 10.1; and (ii) a calculation of the Estimated VAT Amount.

10.3

Within 30 Business Days of the date on which the Cash Consideration is deemed to be the Final Cash Consideration, the Seller shall prepare and provide to the Purchaser a draft allocation statement which shall set out: (i) the allocation of the Final Purchase Price described in and in accordance with subclause 10.1; and (ii) a calculation of the Final VAT Amount (the Draft Allocation Statement).

10.4

If the Purchaser does not object to the Draft Allocation Statement by notice to the Seller within twenty (20) Business Days period following the Purchaser’s receipt of the Draft Allocation Statement, the Purchaser shall be deemed to have agreed to and accepted the Draft Allocation Statement and the Draft Allocation Statement shall become the final allocation (the Final Allocation Statement).

10.5

If the Purchaser objects to the Draft Allocation Statement, the Purchaser shall notify the Seller in writing of such disagreement within twenty (20) Business Days after the Purchaser’s receipt of the Draft Allocation Statement, and such notice shall set forth in reasonable detail the disputed item or items and the basis for its objection. The Seller and the Purchaser shall act in good faith to resolve any such dispute for twenty (20) Business Days after the Seller’s receipt of the Purchaser’s written notice of objection. If the Seller and the Purchaser reach agreement regarding all of the disputed item(s) specified in the Purchaser’s written notice within such twenty (20) Business Day period, then the Seller shall make the necessary revisions to the Draft Allocation Statement to reflect the agreed position(s) and the Draft Allocation Statement as revised shall become the Final Allocation Statement.

10.6

If the Seller and the Purchaser fail to agree on any disputed items set forth in the Purchaser’s written notice of objection within twenty (20) Business Days of the Seller’s receipt of such written notice of objection, such matter shall be referred to the Independent Expert in accordance with Schedule 8. Upon determination of such disputed items by the Independent Expert, the Seller shall make the necessary revisions to the Draft Allocation Statement to reflect such determination and any agreed position(s) and the Draft Allocation Statement as revised shall become the Final Allocation Statement.

10.7

In the event that any adjustment is required to be made to the Final Allocation Statement as a result of any adjustment to the Final Purchase Price pursuant to this Agreement, the Seller and the Purchaser shall cooperate in good faith to update the Final Allocation Statement to reflect such adjustment in a manner consistent with the methodology set out in Part 2 of Schedule 3 (and, for the avoidance of doubt, such updates shall become part of the Final Allocation Statement).

10.8

The Seller will (and will cause the Selling Entities to), and the Purchaser will (and will cause the Purchasing Entities to), report consistently with the Final Allocation Statement in all Tax Returns unless otherwise required to do so applicable Law; provided, however, that neither party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Final Allocation Statement.

11.	SELLER’S REPRESENTATIONS AND WARRANTIES

11.1

The Seller represents and warrants to the Purchaser that, except as disclosed in the Disclosure Letter (it being understood that any matter disclosed in any part of the Disclosure Letter will be deemed to be disclosed on any other part of the Disclosure Letter if the relevance of such disclosure to such other parts is reasonably apparent on its face), each of the Warranties is, subject to subclause 11.2, true, correct and accurate on the date of this Agreement and on the Completion Date as though made at and as of the Completion Date.

11.2

The Warranties in Schedule 4, in the other Transaction Documents and in any certificate delivered pursuant hereto, are the exclusive warranties made by the Seller and each of the Selling Entities, with respect to the Business and the Selling Entities, including the Assets and the Assumed Liabilities or the subject matter of this Agreement and the Seller hereby disclaims any other express or implied warranties with respect to the Selling Entities, the Assets and the Assumed Liabilities. Except in the case of Fraud or as otherwise set forth in this Agreement (including the Warranties in Schedule 4 and the Disclosure Letter relating thereto), it is understood and agreed that any Due Diligence Materials made available to the Purchaser or its Affiliates or their respective representatives, do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Seller or any of its Affiliates. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not prevent or limit any action or recovery for Fraud.

12.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

12.1

The Purchaser represents and warrants to the Seller that, except as disclosed in the Purchaser Disclosure Letter (it being understood that any matter disclosed in any part of the Purchaser Disclosure Letter will be deemed to be disclosed on any other part of the Purchaser Disclosure Letter if the relevance of such disclosure to such other parts is reasonably apparent on its face) that each of the following statements is correct and accurate on the date of this Agreement and on the Completion Date as though made at and as of the Completion Date:

(a)

it and each of its Purchasing Entities are duly organized, validly existing and in good standing (or the local legal equivalent, if any) under the laws of the jurisdictions in which they are organized, and are duly qualified and in good standing (or the local legal equivalent, if any) under the laws of each jurisdiction where such qualification is required;

(b)

it and each of its Purchasing Entities have all requisite power and authority to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them, including the issuance of the Stock Consideration by the Purchaser to the Seller in accordance with subclause 8.1(b), and has taken all action necessary to authorize such execution and delivery and the performance of such obligations;

(c)

assuming this Agreement, and each of the other Transaction Documents, constitute a valid and binding obligation of the Seller and the Selling Entities (as applicable), this Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute, legal, valid and binding obligations of the Purchaser and the Purchasing Entities (as applicable), enforceable against the Purchaser and the Purchasing Entities (as applicable) in accordance with their terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies;

(d)

the execution and delivery by the Purchaser and each of the Purchasing Entities (as applicable) of this Agreement, and of each of the other Transaction Documents to which it is or will be a party, and the performance of the obligations of the Purchaser and each of the Purchasing Entities under it and each of them (as applicable), including the issuance of the Stock Consideration by the Purchaser to the Seller in accordance with subclause 8.1(b), do not and will not violate, conflict with or constitute a default under any provision of:

(i)	the constitutional documents of the Purchaser and/or each of its Purchasing Entities; or

(ii)

any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser and/or each of its Purchasing Entities is bound,

except	in each case as would not reasonably be expected to result in a material liability.

(e)

except as set forth in Schedule 1.1(c) of the Purchaser Disclosure Letter, all authorizations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser and/or each of its Purchasing Entities to execute, deliver and perform its obligations under this Agreement, and each of the other Transaction Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorization have been complied with;

(f)

the issuance by the Purchaser of the Stock Consideration pursuant to this Agreement have been duly authorized and upon issuance in accordance with this Agreement will be fully paid and nonassessable and issued in compliance with all applicable Laws and the Purchaser’s governing documents. The Stock Consideration shall be issued free of restrictions on transfer other than the restrictions arising under the Purchaser’s governing documents and applicable Law or as set forth herein;

(g)

at the Completion (subject to the satisfaction of the conditions set forth in subclause 3.1 and subclause 3.2), the Purchaser will have immediately available on an unconditional basis (subject only to Completion and except as set forth in Schedule 12.1(g) of the Purchaser Disclosure Letter) the necessary cash resources to meet its obligations under this Agreement, and each of the other Transaction Documents to which it is or will be a party, including the payment of the Cash Consideration required to be paid and the issuance of the Stock Consideration required to be issued at Completion and to pay all related fees and expenses;

(h)

the Purchaser has conducted its own independent investigation, verification, review and analysis of the operations, assets, liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the Assets and the Business, which investigation, review and analysis was conducted by the Purchaser and, to the extent the Purchaser deemed appropriate, by its Affiliates and the Purchaser’s Representatives. The Purchaser has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby. The Purchaser acknowledges that, to the knowledge of the Purchaser, the Purchasing Entities, its Affiliates and the Purchaser’s Representatives have been provided with adequate access to the personnel, properties, premises and records of the Assets and the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges and agrees that, except in the case of Fraud and except for the representations and warranties set forth in this Agreement (as qualified by the Disclosure Letter) and the Transaction Documents, the Purchaser has not relied on any representation or warranty from the Seller in determining to enter into this Agreement. Except in the case of Fraud, the Purchaser acknowledges and agrees that:

(i)

other than specific Warranties of the Seller set forth in Schedule 4 or in any Transaction Documents, none of the Seller and the Selling Entities or any of their respective Affiliates or Representatives, makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information set forth in management presentations relating to the Assets or the Business made available to the Purchaser, its Affiliates or the Purchaser’s Representatives, in materials made available in any data room (virtual or otherwise), in presentations by the Seller, the Selling Entities or management of the Business, in “break-out” discussions, in responses to questions submitted by or on behalf of the Purchaser, its Affiliates or the Purchaser’s Representatives, whether orally or in writing, in materials prepared by or on behalf of the Seller, or in any other form in expectation of the transactions contemplated hereby (such information, collectively, Due Diligence Materials) or as to future revenue, profitability or success of the Business, or any other representation or warranty arising from statute or otherwise in law; and

(ii)

absent of Fraud, neither the Seller, any Selling Entity nor any of their respective Affiliates or Representatives shall have any Liability or responsibility whatsoever to the Purchaser, its Affiliates, or the Purchaser’s Representatives on any basis (including in contract or tort, under securities Laws or otherwise) based solely upon any Due Diligence Materials delivered or made available to the Purchaser, its Affiliates, or the Purchaser’s Representatives, except that the foregoing limitations of subclause 12.1(h)(i) and the limitations of this subclause 12.1(h)(ii) shall not apply insofar as the Seller makes the specific representations and warranties set forth in clause 11 and Schedule 4 and in any way limit the Purchaser’s ability to exercise its rights under Schedule 5;

(i)

there is no action, order, suit, litigation, legal Proceeding or arbitration outstanding, pending or, to the knowledge of the Purchaser, threatened in writing, against the Purchaser, its Purchasing Entities or any of its Affiliates by or before any Governmental Entity which would, if adversely determined, reasonably be expected to prevent or materially delay the performance by the Purchaser or its Purchasing Entities of their obligations under this Agreement or the consummation of transactions contemplated hereby;

(j)

the R&W Insurance Policy includes terms to the effect that the R&W Insurer will waive any right of subrogation, claim for contribution or otherwise against the Seller, other than in the case of Losses resulting from Fraud;

(k)

the issued share capital of the Purchaser as of January 27, 2023 consists of 11,395,261 shares of common stock, all of which are fully paid or credited as fully paid and other than as set out in the Purchaser Disclosure Letter or the Purchaser SEC Documents there are no outstanding options, warrants, convertible securities, pre-emption rights, subscription rights, redemption rights, buy-back rights, or other agreements or arrangements of any kind that provide for the issue or acquisition of any additional shares or other securities in the capital of the Purchaser;

(l)

the Purchaser has filed or furnished, as applicable and as of the date hereof, all reports, schedules, forms, statements, and other documents required to be filed or furnished by it with the SEC under the Securities Act, or the Exchange Act, since 1 January 2021;

(m)	the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder; and

(n)

during the past three (3) years, the Purchaser, each of its Affiliates and each of their respective current and former officers, directors, managers, members, employees or service providers, in connection with their ownership or operation of, employment or engagement by, as applicable, each such entity, is, and has for the last three (3) years been, in compliance with all applicable Laws in all material respects; and

(o)

the Purchaser produces, designs, tests, manufactures, fabricates, or develops items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations (EAR) and controlled pursuant to Export Control Classification Numbers 5A002, 5D002, 5A992, and 5D992 that are eligible (either under 15 C.F.R. § 740.17(b) to the extent applicable or due to “no license required” status under the EAR) for export, reexport, transfer (in-country), or retransfer to a non-“government end user,” as such term is defined in 15 CFR 772.1, located or headquartered in Japan, and the Purchaser does not otherwise produce, design, test, manufacture, fabricate, or develop any “critical technologies,” as such term is defined in 31 CFR 800.208.

13.	OTHER TRANSACTION DOCUMENTS

13.1	On Completion:

(a)

the Seller, NEC Platforms, Ltd. and the Purchaser shall enter into the PASOLINK licensing agreement in the same or substantially the same form as appended in Schedule 9 hereto, pursuant to which the Purchaser will grant to the Seller and/or NEC Platforms, Ltd. (as applicable) a perpetual, royalty-free, non-exclusive license to use the PASOLINK brand (including the trade mark) for the purposes of manufacturing and selling PASOLINK branded products in Japan (the PLA);

(b)

the Seller and the Purchaser shall, and shall procure that its relevant Selling Entities shall, enter into the TMAA as appended in Schedule 18 to record the transfer of registrations and applications for registrations associated with the PASOLINK Marks herein;

(c)

the Seller and the Purchaser shall enter into an intellectual property licensing agreement (the IPLA) in the same or substantially the same form as appended in Schedule 10 hereto, pursuant to which the Seller will grant, and will cause the Selling Entities to grant, to the Purchaser and the Purchasing Entities, a perpetual, royalty-free, license for the NEC IP;

(d)

the Purchaser shall, and the Seller shall procure that NEC Platforms, Ltd. shall enter into the manufacturing and supply agreement in the same or substantially the same form as appended in Schedule 11 hereto, pursuant to which NEC Platforms, Ltd. will manufacture and supply certain products to the Purchaser (the MSA);

(e)

the Seller shall, and the Purchaser shall procure that Aviat U.S., Inc., enter into the termination agreement in the same or substantially the same form as appended in Schedule 16 hereto, pursuant to which the Channel Partner Agreement is terminated with immediate effect from Completion (the CPA Termination Agreement). The parties agree that thereafter all terms between the Seller’s Group and the Purchaser’s Group in relation to the manufacture and supply of Products (as defined in the Channel Partner Agreement) to be sold in the Territory (as defined in the Channel Partner Agreement), components and spare parts, and provision of technical support, shall be governed by the terms of the MSA;

(f)

the Seller and the Purchaser shall enter into the transitional services agreement in the same or substantially the same form as appended in Schedule 12 hereto, pursuant to which the Seller will provide certain back-office services related to the Business to the Purchaser and other services as otherwise described herein and therein (the TSA). The parties hereto acknowledge and agree that, the schedules to the TSA are subject to continued discussion between the parties and may be amended and supplemented in the period between the date hereof and the Completion as reasonably agreed by the parties acting in good faith, and the Seller shall use its best efforts to provide the services reasonably requested by the Purchaser at cost plus reasonable and documented expenses and an agreed margin of 5%;

(g)

the Seller and the Purchaser shall enter into the transitional services agreement in the same or substantially the same form as appended in Schedule 13 hereto, pursuant to which the Purchaser’s Group will supply relevant products and provide support as reasonably required by the Seller’s Group for the purposes of the following:

(i)	further to subclause 18.2(d) if the Seller’s Group provides PASOLINK as one of the components of a system in a system integration project;

(ii)

the Seller’s Group performing its obligations under: (i) any Other Transferring Contracts not transferred as at Completion to the extent such Other Transferring Contract is not transferred after Completion; and (ii) the NECAM Contracts; and (iii) certain obligation of the Seller or any of its Affiliates relating to the Business that are not transferred pursuant to this agreement or a Local APA that the Seller or its Affiliates are unable to reasonably perform as a result of the transfer of the Business to the Purchaser’s Group (the Seller TSA); and

(h)

the Seller shall procure that NEC XON Holdings (Proprietary) Limited (NEC South Africa) shall, and the Purchaser shall, enter into a distribution agreement in the same or substantially the same form as appended in Schedule 14 hereto, pursuant to which NEC South Africa shall act as a distributor of the Purchaser’s products in South Africa and the Purchaser shall provide such support as is reasonably required by NEC South Africa for NEC South Africa to continue to perform its obligations under its contracts with customers in relation to the Business (the SADA); and

(i)

the Purchaser and the Seller shall enter into the registration rights and lock-up agreement in the same or substantially the same form as appended in Schedule 17 hereto with respect to the Stock Consideration (the Reg. Rights and Lock-Up Agreement).

14.	SAUDI ARABIA

14.1

If the Seller obtains the Saudi Consent at least three Business Days prior to the date of Completion, the Seller shall procure that NEC Saudi sells, and the Purchaser shall procure that its subsidiary in Saudi Arabia purchases, the Saudi Arabian Assets in accordance with the Saudi Local APA on the Completion Date. If the Seller does not obtain the Saudi Consent at least three Business Days prior to the date of Completion, the parties shall comply with the provisions of Schedule 28.

15.	CONTRACTS

15.1	From Completion the Purchaser or the Purchasing Entities (as applicable) shall:

(a)	be entitled to the benefit of the Contracts included in the Assets; and

(b)

carry out, perform and complete all the obligations and liabilities to be discharged under the Contracts included in the Assets, excluding any obligations and liabilities that arise prior to, on or after the Completion in connection with or as a result of a breach of the terms of such Contract by the Seller or its Affiliates prior to the Completion.

15.2

Insofar as the benefit or burden of any of the Contracts included in the Assets cannot effectively be assigned to the Purchaser or any Purchasing Entity (as applicable) except by an agreement or novation with, or consent to the assignment from the person, firm or company concerned, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Purchaser or the Seller thereunder so that the Purchaser (or any Purchasing Entity as applicable) would not in fact receive all rights under such Contract or the Purchaser or any Purchasing Entity (as applicable) would not in fact assume the burden of such Contract as from Completion (solely to the extent such burden is an Assumed Liability):

(a)

until the Contract is novated or assigned in accordance with this Agreement, the Seller: (i) shall or shall procure that the relevant Selling Entity (as applicable) hold it in trust for the Purchaser or the relevant Purchasing Entity (as applicable) absolutely and the Purchaser or the relevant Purchasing Entity (as applicable) shall (if such sub-contracting is permissible and lawful under the Contract) or shall procure that the relevant Purchasing Entity (as applicable) shall, as the Seller’s or the relevant Selling Entity’s (as applicable) sub-contractor, perform all the obligations of the Seller or the relevant Selling Entity under the Contract to be discharged after Completion and shall indemnify the Seller or the relevant Selling Entity (as applicable) against all Costs in respect of any failure on the part of the Purchaser or the relevant Purchasing Entity (as applicable) to perform those obligations; or (ii) otherwise enter into an arrangement with the Purchaser or the applicable Purchasing Entity in which the Purchaser or the applicable Purchasing Entity would obtain the benefits and assume the obligations thereunder in accordance with this Agreement (including sub-licensing, sub-contracting or otherwise);

(b)

until the Contract is novated or assigned, the Seller shall or shall procure that the relevant Selling Entity (as applicable) (so far as it lawfully may) give all reasonable assistance to the Purchaser or the relevant Purchasing Entity (as applicable) (at the Purchaser’s or the relevant Purchasing Entity’s (as applicable) request and expense) to enable the Purchaser or the relevant Purchasing Entity (as applicable) to enforce its rights under the Contract; and

(c)

the Seller will hold in trust for, and promptly remit to the Purchaser or the applicable Purchasing Entity, within five (5) Business Days of receipt and without deduction, any amounts received or collected from any third party under any such Contracts that (i) related to the post-Completion period, or (ii) are included as a trade receivable in the Completion Consolidated Balance Sheet or that are otherwise Assets hereunder.

15.3

Where any Contract included in the Assets, its benefit or burden, are not effectively transferred, assigned or novated to the Purchaser or the Purchasing Entities (as applicable) as it was not identified as an Asset to be transferred to the Purchaser or the Purchasing Entities (as applicable) at the time of Completion, the parties shall use good faith to transfer, assign or novate (as applicable) the Contract as soon as reasonably possible, and until its transfer, assignment or novation, the provisions of subclause 15.1(b) shall apply.

15.4	For the avoidance of doubt, the provisions of this clause 15 shall not apply to the Non-Transferring Contracts.

16.	DEBTS

16.1

Subject to subclause 16.3, the Seller shall hold on trust for the Purchaser any amount received by it after Completion in respect of the Debts and shall remit such amounts, including any related VAT, to the Purchaser within 60 Business Days of their receipt.

16.2

Subject to subclause 16.3, the Purchaser shall hold on trust for the Seller any amount received by it after Completion in payment of debts due to the Seller, or any member of the Seller’s Group, in respect of a business (other than the Business) carried on by the Seller, or such member of the Seller’s Group (as applicable), and shall remit such amounts, including any related VAT, to the Seller within 60 Business Days of their receipt.

16.3

Any sums received by the Seller or the Purchaser from a third party from whom monies are due both to the Seller, or any member of the Seller’s Group, in respect of a business (other than the Business) carried on by the Seller, or such member of the Seller’s Group (as applicable), and to the Purchaser in respect of the Business, where the monies are not clearly identifiable or apportionable as relating in whole or in part to a debt owed to the Seller, or such member of the Seller’s Group, or a debt owed to the Purchaser, shall be deemed to be in satisfaction of the earliest undischarged debt due from that person to the Seller, or such member of the Seller’s Group, or the Purchaser, provided, that the party receiving such sums notifies the other party within 20 Business Days of such receipt and uses its reasonable best efforts to apportion such sums, including, without limitation, reviewing any information provided by the other party and reasonably cooperating with inquiries and requests for information from the other party.

16.4	The Seller shall be under no liability to the Purchaser in respect of any of the Debts which are not paid.

17.	EMPLOYEES

17.1

On and after the date hereof, Part 1 of Schedule 7 shall apply in respect of the transfer of certain Business Employees and each of the Seller and the Purchaser shall observe and perform those provisions of that Schedule as are expressed to be observed and performed by it.

18.	RESTRICTIVE COVENANTS

18.1

As a material inducement for the Purchaser to enter into this Agreement, and in order to protect the confidential and proprietary information and the goodwill, and the value of the Assets and Business, that is conveyed by the Seller hereunder, the Seller agrees to enter into this clause 18. The Seller covenants with the Purchaser that it shall not, and shall procure and ensure that no Selling Entity and no member of the Seller’s Group shall from and after Completion until two years following such date in which the Seller Nominee or any other Person affiliated with the Seller is no longer a member of the board of directors of the Purchaser (or, if later, is no longer entitled to nominate a member of the board of directors of the Purchaser pursuant to subclause 6.10) (the Restricted Period), directly or indirectly:

(a)

be engaged, concerned or interested in carrying on the Business or the Restricted Business in any of the Relevant Jurisdictions, including by owning, managing, operating, joining, investing in, controlling, participating in, any Person engaged or carrying on in the Business or the Restricted Business in any of the Relevant Jurisdictions;

(b)

induce or attempt to solicit for employment or an independent contractor role or induce or encourage any person or hire, employ or enter into a consulting relationship with a Business Employee who successfully transfers to the Purchaser or any of its Affiliates pursuant to Schedule 7; or

(c)

solely with respect to the Business, canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Purchaser or any of its Affiliates any Person who or which is a customer, vendor, supplier or business relation with respect to the Business, other than contact in the ordinary course of business with the Seller’s Group or subcontractors of the Seller’s Group.

18.2	The restrictions in subclause 18.1(a) shall not:

(a)

prevent any member of the Seller’s Group from being a passive owner by holding shares or debentures in a company listed for trading on any recognized securities exchange or over-the-counter markets which confer not more than 5% of the votes which could normally be cast at a general meeting of that company so long as no member of the Seller’s Group actively participates in the business, management or operations of such company;

(b)

apply (or, as the case may be, shall cease to apply) to the extent that any member of the Seller’s Group after Completion acquires any company or business and, as a result of that acquisition, acquires a company or business that falls with the terms of subclause 18.1(a) provided that the portion of such company or business’s revenue that falls within the terms of subclause 18.1(a) is not greater than one-third of the overall revenue of such acquired company or business;

(c)	prevent the Seller’s Group from carrying on the business or range of business carried on by the Seller’s Group at Completion (excluding, for the avoidance of doubt, the Business);

(d)	prevent the Seller’s Group from providing PASOLINK or other third party wireless transport products to a customer as part of system in a system integration project (but not as a standalone product);

(e)

prevent the Seller’s Group from performing any existing or remaining obligations under existing contracts, agreements and arrangements as of the Completion Date of which are not transferred to the Purchaser’s Group pursuant to this Agreement or any other Transaction Document, provided, that, for the avoidance of doubt, this subclause 18.2(e) shall not apply to any new Contracts (including any purchase orders), agreements or arrangements entered into by the Seller’s Group following the Completion Date or, other than in respect of the Non-Transferring Contracts (including any purchase orders in connection therewith), the renewal of any existing Contracts, agreements or arrangements following the Completion Date; or

(f)

apply to the distribution agreements between the Purchaser or the Purchasing Entities and NEC New Zealand, NEC South Africa, or, NEC Saudi until the Saudi Arabian Assets are sold to the Purchaser’s Group in accordance with subclause 14.1.

18.3	The restrictions in subclause 18.1(b) shall not prevent any member of the Seller’s Group from:

(a)

publishing any recruitment advertisement in any local or national newspaper or other publication or on any website so long as such advertisement is not directed toward any Business Employees or group thereof, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any member of the Seller’s Group regarding potential employment; or

(b)	employing or soliciting any person following the termination of such person’s employment or business relation with the Purchaser or any member of the Purchaser’s Group for any reason.

18.4

The Seller further covenants with the Purchaser that during the Restricted Period it shall not, and shall procure and ensure that no Selling Entity and no member of the Seller’s Group shall, upon or following Completion, directly or indirectly disclose or divulge to any third party (or use for the benefit of any Person other than the Purchaser or any of its Affiliates) any non-public information relating to the Business, including any confidential information, proprietary information, or information concerning customer details, business plans, strategies, research and development matters, prices or quantities, or any other non-public information relating to the Business that would provide the Purchaser or its Affiliates a competitive advantage following Completion by virtue of such information not being publicly known. The covenants in this subclause 18.4 shall not apply with respect to information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by the Seller, any other Selling Entity or any other member of the Seller’s Group. Further, this subclause 18.4 shall not prevent disclosures required by applicable Law or protected by the whistle-blower provisions of applicable Law.

18.5

The restrictions in subclause 18.4 shall not prevent any member of the Seller’s Group from disclosing such information to any professional legal or tax advisor(s) which such member has engaged for itself, or to another member of the Seller’s Group, so long as the Seller notifies such advisor of the confidential nature of the information and such advisor’s obligations of confidentiality to the Seller.

18.6

The Seller acknowledges and agrees that the geographic scope, scope of activity restrictions, and duration of the covenants contained in this clause 18 are the result of arm’s-length bargaining and are fair and reasonable in light of: (i) the nature and wide geographic scope of the operation of the Business, and the fact that the Business acquired by the Purchaser hereunder is intended to be marketed and provided throughout the Relevant Jurisdictions; (ii) the Seller’s level of control over and contact with the Business, and association with the goodwill associated with the Business in all jurisdictions in which the Business is conducted; (iii) the Seller’s knowledge of the confidential and proprietary information associated with the Business, which information is conveyed hereunder and would inevitably be disclosed if the Seller were to violate any of the provisions of this clause 18; and (iv) the consideration that the Seller is receiving in connection with the transactions contemplated by this Agreement, and the goodwill and confidential and proprietary information that the Seller is conveying and for which the Purchaser is paying. The Seller further acknowledges and agrees that the restrictions set forth in this clause 18 do not impose any greater restraint than is necessary to protect the legitimate business interests of the Purchaser, have been specifically negotiated by sophisticated commercial parties, and constitute a material inducement for the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this clause 18 and each provision (and portion) hereof are severable and distinct covenants and provisions (and portions). The invalidity or unenforceability of any such covenant or provision (or portion) as written shall not invalidate or render unenforceable the remaining covenants or provisions (or portions) hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision (or portion) in any other jurisdiction.

18.7

The Seller further acknowledges that a breach or threatened breach of this clause 18 would cause irreparable harm to the Purchaser for which it and its Affiliates would have no adequate remedy at law, that it would be impractical and extremely difficult to determine the Purchaser’s and its Affiliates’ damages in the event of a breach or threatened breach, and that the Purchaser and its Affiliates shall be entitled to immediate injunctive relief and specific performance as remedies for any such breach. Such remedies shall not be the exclusive remedies for a breach or threatened breach of this clause 18 but shall be in addition to all other remedies available at law and equity, including the recovery of damages.

19.	ANNOUNCEMENTS AND CONFIDENTIALITY

19.1

Subject to subclauses 19.4, 19.5 and 19.7, the Seller shall, and shall procure that each member of the Seller’s Group (and each such member’s advisors and connected persons) shall, and the Purchaser shall procure that each member of the Purchaser’s Group (and each such member’s advisors and connected persons) shall:

(a)	not make any announcement concerning the sale and purchase of the Assets or any related or ancillary matter; and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

19.2	The Purchaser:

(a)

shall, and shall procure that each other member of the Purchaser’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by it in connection with this Agreement which relates to the Seller or any other member of the Seller’s Group; and

(b)

shall procure that, if after Completion it or any other member of the Purchaser’s Group for the time being holds confidential information relating to any member of the Seller’s Group, the member of the Purchaser’s Group concerned shall keep that information confidential and shall return that information to the Seller or destroy it, in either case without retaining copies, provided that this subclause 19.2 shall not apply after Completion to information relating solely or primarily to the Assets and the Business.

19.3	Except to the extent specified in such subclauses, the provisions of subclauses 19.1 and 19.2 shall apply before, on and after Completion.

19.4	Nothing in subclause 19.1 or 19.2 prevents any announcement being made or any confidential information being disclosed:

(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form;

(b)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)

to the extent required by Law, any court of competent jurisdiction, any competent regulatory body or the rules of any stock exchange on which a party’s securities is listed, but if a person is so required by Law (including stock exchange rule) to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other party, where practicable and lawful to do so, and shall use reasonable efforts to allow the other party reasonable time to review and comment on such announcement or disclosure before the announcement is made or disclosure occurs (as the case may be).

19.5	Nothing in subclause 19.1 or 19.2 prevents any confidential information being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;

(b)	that the information is disclosed on a strictly confidential basis by a person to its professional advisors, auditors or bankers;

(c)

that the information is disclosed by the Seller on a strictly confidential and need to know basis to another member of the Seller’s Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group, provided that such other member of the Seller’s Group or the Purchaser’s Group is subject to confidentiality obligations and is informed of the confidential nature of the information; or

(d)	that the information is in or comes into the public domain, other than as a result of a breach of any undertaking or duty of confidentiality by the such party.

19.6

With effect from Completion, the Non-Disclosure Agreement shall be terminated and the Purchaser shall be released from its obligations under that agreement, except in relation to any antecedent breach. Pending Completion, if there is a conflict between the terms of that agreement and the terms of this Agreement, the provisions of this Agreement shall prevail.

19.7

Notwithstanding anything to the contrary in this Agreement or the Non-Disclosure Agreement, the parties hereto acknowledge and agree that each party may make a press release announcing the execution and delivery of this Agreement and the Purchaser will be required to publicly file this Agreement with the SEC. Prior to making such press release, the party intending to make such release will provide a copy of the press release to the other party for review and consider any reasonable suggestions of the other party in relation to the contents and format thereof. Notwithstanding anything to the contrary in the Non-Disclosure Agreement or this Agreement, from and after the time that the a party files such press release, either party can make public statements and announcements concerning this Agreement (without the consent of the other party) so long as such statements and announcements do not contain any non-public information that is not otherwise contained in the relevant party’s press release.

20.	VALUE ADDED TAX

20.1

Except as otherwise set forth below, the Estimated Purchase Price and the Final Purchase Price are exclusive of VAT. If the sale of any Asset under this Agreement is subject to VAT, the Purchaser or the relevant Purchasing Entity as applicable shall pay an amount equal to such VAT in addition to the Estimated Purchase Price and the Final Purchase Price to the Seller and relevant Selling Entity as applicable.

20.2

Notwithstanding any provision of this clause 20 to the contrary, (a) the Seller or relevant Selling Entity shall pay the Estimated Seller VAT Portion to the Purchaser or the relevant Purchasing Entity at Completion, and (b) the difference of (i) Final Seller VAT Portion, minus (ii) the Estimated Seller VAT Portion which may be a positive or negative number, shall be paid respectively not later than twenty (20) Business Days after the Final Allocation Statement is determined in accordance with clause 10 by the Seller, the relevant Selling Entity, the Purchaser, and the relevant Purchasing Entity, as the case may be as follows:

(a)

if the Final Seller VAT Portion is greater than the Estimated Seller VAT Portion, the Seller or the relevant Selling Entity as applicable shall make a payment to the Purchaser and the relevant Purchasing Entity as applicable; and

(b)

if the Final Seller VAT Portion is less than the Estimated Seller VAT Portion, the Purchaser or the relevant Purchasing Entity as applicable shall make a payment to the Seller or the relevant Selling Entity as applicable.

For the avoidance of doubt, the Estimated Seller VAT Portion and the Final Seller VAT Portion shall not be an adjustment to the Final Purchase Price for tax purposes, unless required by applicable Law.

20.3

The Estimated Seller VAT Portion shall mean fifty percent (50%) of any Estimated Irrecoverable VAT, and the Final Seller VAT Portion shall mean fifty percent (50%) of any Final Irrecoverable VAT; provided that the maximum amount of the Estimated Seller VAT Portion and the maximum amount of the Final Seller VAT Portion shall be $63,000 respectively.

20.4

The Purchaser or the relevant Purchasing Entity shall pay such additional amount in respect of any VAT payable upon the sale of any Asset under this Agreement determined based on the Estimated Purchase Price (the Estimated VAT Amount) to the Seller and the relevant Selling Entity respectively at Completion, provided that the Purchaser or the relevant Purchasing Entity receives a valid VAT invoice or equivalent document.

20.5

The difference of (i) the VAT payable upon the sale of any Asset under this Agreement determined based on the Final Purchase Price (the Final VAT Amount), minus (ii) the Estimated VAT Amount, which may be a positive or negative number, shall be paid respectively not later than 20 Business Days after the Final Allocation Statement is determined in accordance with clause 10 by the Seller, the relevant Selling Entity, the Purchaser, and the relevant Purchasing Entity, as the case may be, as follows:

(a)	if the Final VAT Amount is less than the Estimated VAT Amount, the Seller and the relevant Selling Entity shall make a payment to the Purchaser or the relevant Purchasing Entity; and

(b)	if the Final VAT Amount is greater than the Estimated VAT Amount, the Purchaser or the relevant Purchasing Entity shall make a payment to the Seller and the relevant Selling Entity.

provided that a valid VAT invoice (or where relevant, a credit note) or equivalent documentation is issued.

20.6

The Purchaser and the Seller shall use reasonable efforts and co-operate in good faith to determine the appropriate rate and amount of VAT and to exempt the transfer of the Assets from any VAT to the extent permitted by applicable law. The Parties intend to treat the sale of the Assets as VAT free transfer of a going concern where such treatment is in line with local applicable VAT legislation. As soon as reasonably practicable and (i) at least fifteen (15) Business Days prior to the Completion Date for transfer of Assets from the Selling Entities, and (ii) at least three (3) Business Days prior to the Completion Date for transfer of Assets from the Seller, the Seller shall deliver to the Purchaser a reasonably detailed analysis of (1) the availability of a transfer of a going concern exemption in each relevant jurisdiction and the extent to which such exemption applies to the transfer in Assets in such jurisdiction and (2) the Estimated VAT Amount payable upon the transfer of Assets pursuant to this Agreement and the Estimated VAT Amount that is irrecoverable VAT based on the nature of the Asset so transferred (the Estimated Irrecoverable VAT). As soon as reasonably practicable and at least within 30 Business Days of the date on which the Cash Consideration is deemed to be the Final Cash Consideration, the Seller shall deliver to the Purchaser a reasonably detailed analysis of the Final VAT Amount payable upon the transfer of Assets pursuant to this Agreement and the Final VAT Amount that is irrecoverable VAT based on the nature of the Asset so transferred (the Final Irrecoverable VAT). For the avoidance of doubt, the Estimated Irrecoverable VAT and the Final Irrecoverable VAT shall not include any irrecoverable VAT that arise due to the factors other than the nature of the Assets so transferred such as, among others, the Purchaser and the Purchasing Entities’ taxable supplies ratio, the Purchaser and the Purchasing Entities’ consequent usage of the Assets and the Purchaser and the Purchasing Entities’ failure to file VAT returns and relevant tax applications timely and properly. The Seller shall reflect in good faith any reasonable comments received from the Purchaser in determining the appropriate rate and amount of VAT and the amount of any Estimated Irrecoverable VAT and Final Irrecoverable VAT and to exempt the transfer of the Assets from any VAT.

20.7

Should any Tax Authority provide notification that VAT was applied in error, then the Seller and the Purchaser shall use reasonable efforts and cooperate in good faith to respond to such notification within a reasonable period and as required by the Tax Authority. In the event that the Parties or applicable Tax Authority subsequently determine that excess VAT was paid with respect to the sale of any Asset under this Agreement, including as a result of a subsequent determination that the transfer should have been treated as a VAT-free transfer of a going concern, the Seller or applicable Selling Entity shall issue a credit note or equivalent documentation and repay over such excess VAT to the Purchaser or the relevant Purchasing Entity.

20.8

For the avoidance of doubt, any amounts required to be paid by the Purchaser and the Purchasing Entities pursuant to this clause 20 shall be net of, so as not to duplicate, any VAT paid by any of the Purchaser or any Purchasing Entity pursuant to any Local APA.

21.	NOTICES

21.1

Any notice, requests, demands, consents or other communication to be given under this Agreement shall be in writing (which includes email) and shall be delivered or sent by post or email to the party to whom it is to be given at its address or email address as follows:

(a)	to the Seller at:

NEC Corporation

7-1, Shiba 5-chome Minato-ku,

Tokyo 108-8001 Japan

marked for the attention of Senior Director, Wireless Solutions Division, Telecom Service Business Unit [...]

with a copy (which shall not constitute notice) to:

(i) [...]; and

(ii) Allen & Overy Gaikokuho Kyodo Jigyo Horitsu Jimusho

JP Tower 22F, 2-7-2 Marunouchi, Chiyoda-ku

Tokyo 100-7022, Japan

marked for the attention of Nick Wall [...] and Taro Nakashima [...]; and

(b)	to the Purchaser at:

Aviat Networks, Inc.

200 Parker Drive, Suite C100A

Austin, Texas 78728

United States

marked for the attention of the General Counsel’s Office [...]

with a copy (which shall not constitute notice) to:

(i) [...]; and

(ii) Vinson & Elkins LLP

200 West 6th Street, Suite 2500

Austin, Texas 78701

Attention: Michael Gibson

E-mail: [...]

or at any such other address of which it shall have given notice for this purpose to the other party under this clause 21. Any notice or other communication sent by post shall be sent by internationally recognised courier.

21.2	Any notice or other communication shall be deemed to have been given:

(a)	if personally delivered, on the date of delivery;

(b)	if sent by prepaid, overnight delivery by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, on the first Business Day after it was sent;

(c)	if mailed by certified mail, postage prepaid, return receipt requested, on the fifth Business Day after it was put into the post; or

(d)

if sent by electronic mail or other similar electronic transmission device, when receipt is acknowledged by an affirmative act of the receiving party (including an acknowledgement generated automatically by electronic mail or other similar electronic transmission device).

21.3

In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by registered mail, as the case may be.

21.4

This clause 21 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

22.	ASSIGNMENTS

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the Seller and the Purchaser and any such purported assignment or transfer shall be void; provided, however, that the Purchaser, upon written notice to the Seller, may assign any or all of its rights pursuant to this Agreement and any other Transaction Document to: (a) one or more of its Affiliates, provided that such Affiliate and the Purchaser are jointly and severally liable for all of the Purchaser’s obligations under this Agreement; or (b) any Debt Financing Source, provided that the Purchaser remains primarily liable for the full and timely performance of all of its obligations under this Agreement.

23.	PAYMENTS

23.1

Unless otherwise expressly stated herein, in any Local APA or other Transaction Document (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller, a Selling Entity, the Purchaser or a Purchasing Entity under this Agreement shall be made in $ by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds and payment shall only be treated as having been made when the relevant amount is received in the relevant account in immediately available funds. The relevant account for a given payment shall be separately provided in writing by the Seller, in respect of itself or any Selling Entity or the Purchaser, in respect of itself or any Purchasing Entity.

23.2

The Purchaser, each Purchasing Entity and their Affiliates shall be entitled to deduct and withhold from amounts otherwise payable or deliverable to the Seller, any Selling Entity or of their Affiliates (and each of the Seller, the Selling Entities and their Affiliates shall indemnify, defend and hold harmless the Purchaser, each Purchasing Entity and their Affiliates against) such amounts as may be required to be deducted or withheld therefrom under applicable Law. If any Party becomes aware of any such obligation to deduct or withhold any Tax from the amounts otherwise payable or deliverable hereunder: (i) such Party shall notify, as soon as reasonably practicable and (except in the case of a failure of the Seller, any Selling Entity or any of their Affiliates to timely deliver appropriate documentation or otherwise comply with appropriate procedures) at least fifteen (15) Business Days prior to any due date of any applicable payment, the other Party and the Person to which the amount is otherwise payable, including with such notice details of the amount of any such deduction or withholding, such as how it has been calculated; and (ii) the Purchaser shall (and shall cause the applicable withholding agent to) (A) reflect in good faith any reasonable comments received from the Seller or the applicable recipient in determining the extent to which such deduction or withholding is required, including the appropriate amount of such required deduction or withholding, and (B) use reasonable efforts and cooperate in good faith with the Seller and the applicable recipient to minimize the amount of any applicable withholding or deduction to the extent allowable under applicable Law (including with respect to any forms or other evidence provided by the Seller or the applicable recipient that would reduce or eliminate such required withholding or deduction under applicable Law). Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid absent such deduction or withholding. The Seller shall (and shall cause each Selling Entity to) provide any form, certification or other documentation that may be required or reasonably requested by the Purchaser in connection with any withholding or similar requirements related to the amounts payable to the Seller, the Selling Entities or their Affiliates or otherwise to the transactions contemplated by this Agreement.

24.	GENERAL

24.1	The receipt by the Purchaser’s Solicitors of any document to be delivered at Completion to the Purchaser shall discharge the Seller’s obligation to deliver it to the Purchaser.

24.2

Except as otherwise expressly provided in this Agreement, each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.

24.3

Except as otherwise expressly provided in this Agreement or any other Transaction Document, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement (including attorneys’ and accountants’ fees and expenses), whether or not the Completion shall have occurred. Notwithstanding any provision hereof to the contrary, to the extent any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and any VAT (which is addressed in clause 20)) are payable by reason of the transfer of the Assets pursuant to this Agreement or any other Transaction Document (the Transfer Taxes), such Transfer Taxes shall be borne and paid by the party required to pay such Transfer Taxes under applicable Law. The Purchaser and the Seller will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

24.4

This Agreement may be executed in counterparts (including by means of facsimile, electronic signature (i.e., DocuSign) or portable document format (pdf) signature pages), all of which taken together shall constitute one and the same agreement, and either party (including any duly authorized representative of a party) may enter into this Agreement by executing a counterpart.

24.5	The rights of each party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercise or non-exercise or partial enforcement of any such right is not a waiver of that right or of any other right.

24.6

Except as expressly stated in this Agreement or where applicable any other Transaction Document, a person who is not a party to this Agreement may not enforce any of its terms and shall not have any rights, remedies, or benefits under any provision of this Agreement other than the parties listed under paragraphs 1.1 and 2.1 of Schedule 5 each of which shall, for the avoidance of doubt, (i) have the right to enforce all provisions of this Agreement expressed to be in their favour (including without limitation the indemnities in paragraphs 1.1 and 2.1 of Schedule 5) and (ii) have any rights, remedies or benefits under any provision of this Agreement expressed to be in their favour (including without limitation the indemnities in paragraphs 1.1 and 2.1 of Schedule 5), in each case in accordance with the terms of this Agreement.

24.7	Any variation of this Agreement shall not be binding on the parties unless set out in writing, expressed to vary this Agreement and signed by authorized representatives of each of the parties.

24.8

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof. The parties further agree that an injunction or order of specific performance can be enforced by any court of competent jurisdiction. Each of the parties hereto may commence litigation for the sole purpose of seeking injunctive relief without following the procedures set forth in subclause 24.8. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this subclause 24.8, neither the Seller, nor the Selling Entities nor any of the subsidiaries of the Seller (nor any of their Affiliates nor any of their or their Affiliates’ respective controlling persons, shareholders, partners, members, directors, officers, employees, advisors, agents, attorneys or representatives) shall be entitled to specifically enforce any rights of the Purchaser or any Affiliate thereof to cause the Debt Financing to be funded.

24.9

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event, it is determined that any term or provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

24.10	The Schedules, Disclosure Letter and Purchaser Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

24.11

The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to the Purchaser

25.	WHOLE AGREEMENT

25.1

This Agreement (including the schedules hereto) and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except the Non-Disclosure Agreement. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

25.2	Notwithstanding anything to the contrary herein, nothing in this Agreement limits or excludes any liability for Fraud.

26.	GOVERNING LAW

All matters relating to the interpretation, construction, validity and enforcement of this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware; provided, that, notwithstanding the foregoing, any matter involving a Debt Financing Source in its capacity as such arising out of, or relating to, the Debt Financing or any of the transactions contemplated thereby, or actions of any party in the negotiation, administration performance and enforcement thereof (other than in any such case in respect of the interpretation of any provisions in this Agreement), shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

27.	ARBITRATION

27.1	This clause 27 shall be governed by the laws of the State of Delaware.

27.2

Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it, shall be referred to, and finally resolved by, arbitration under the Rules of Arbitration of the International Chamber of Commerce (for the purpose of this clause 27, the Rules).

27.3	The Rules are incorporated by reference into this clause 27 and capitalized terms used in this clause 27 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

27.4	Each party agrees that:

(a)

for the purposes of the Rules, the arbitration agreement set out in this clause 27 and the arbitration agreement contained in each Linked Agreement shall together be deemed to be an arbitration agreement that binds each party to this Agreement and each party to each Linked Agreement;

(b)	any party to this Agreement or any Linked Agreement may, in accordance with the Rules, be joined to any arbitration commenced under this Agreement or any Linked Agreement;

(c)	in accordance with the Rules, disputes may be resolved in a single arbitration together with Disputes (as defined in any Linked Agreement) arising out of any such Linked Agreement;

(d)

pursuant to Article 10(a) of the Rules, the parties agree to the consolidation of any two or more arbitrations commenced pursuant to this clause 27 and/or the arbitration agreement contained in any Linked Agreement into a single arbitration, as provided for in the Rules; and

(e)

each party waives any objection, on the basis that a dispute has been resolved in a manner contemplated at subclause 27.4(a) or 27.4(b), to the validity and/or enforcement of any arbitral award made by an arbitral tribunal following the dispute being resolved in that manner.

In this clause 27, Linked Agreement means this Agreement, each Local APA and each of the other Transaction Documents entered into pursuant to this Agreement. Notwithstanding anything to the contrary in this clause 27, this Agreement shall in all cases be governed by the law described in clause 26.

27.5	The number of arbitrators shall be three. The arbitrators nominated by the parties shall jointly nominate the third arbitrator who will act as president of the arbitral tribunal.

27.6	The seat or legal place of arbitration shall be London, England.

27.7

The language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

27.8

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE DEBT FINANCING OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBCLAUSE 27.8.

27.9	Except as provided in subclause 27.8 above, none of the provisions of this clause 27 shall apply to the Debt Financing Sources or the Debt Financing.

28.	DEBT FINANCING MATTERS

28.1

In furtherance of the foregoing and without limiting the generality of clause 22, subclause 24.8, clause 26, subclause 27.8 and this clause 28, the parties hereto agree that, notwithstanding anything in this Agreement to the contrary, the Seller and each Selling Entity, in each case on behalf of itself and each of its Affiliates (including each subsidiary of the Seller), and each of its and their controlling persons, shareholders, partners, members, directors, officers, employees, agents, managers, representatives and successors and assigns, shall not have, and hereby waives, any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or any transaction contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, and the Seller and each Selling Entity, in each case on behalf of itself and each of its Affiliates (including each subsidiary of the Seller), and each of its and their controlling persons, shareholders, partners, members, directors, officers, employees, advisors, agents, attorneys, trustees, administrators, managers, representatives and successors and assigns, agrees not to commence (and if commenced agrees to dismiss or otherwise terminate and not to assist in) any claim, action, suit, litigation, arbitration or other proceeding (including any civil, criminal, administrative, investigative, arbitration or appellate proceeding) against any Debt Financing Source in connection with this Agreement, the Debt Financing or any transaction contemplated hereby or thereby (including any claim, action, suit, arbitration, litigation, or other proceeding (including any civil, criminal, administrative, investigative, arbitration or appellate proceeding) relating to the Debt Financing). Without limiting the foregoing, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to the Seller or any Selling Entity (or, in each case, any of their respective Affiliates (including the subsidiaries of the Seller) or any of their respective controlling persons, shareholders, partners, members, directors, officers, employees, agents, managers, representatives and successors and assigns).

28.2

Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, clause 27, each of the parties to this Agreement agrees (on behalf of itself and each of its Affiliates (including each subsidiary of the Seller), and each of its and their controlling persons, shareholders, partners, members, directors, officers, employees, agents, managers, representatives and successors and assigns) that it will not bring or support any action, cause of action, claim, cross-claim, third party claim or any claim or any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, in any forum other than the Supreme Court of New York, County of New York or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

28.3

Notwithstanding anything to the contrary contained herein, clause 22, subclause 24.8, clause 26, subclause 27.8 and this clause 28 (and any related definitions used in those clauses or subclauses or any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of clause 22, subclause 24.8, clause 26, subclause 27.8 and this clause 28) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

28.4	The Debt Financing Sources shall be express third-party beneficiaries of, and have the right to enforce, clause 22, subclause 24.8, clause 26, subclause 27.8 and 27.9 and this clause 28.

29.	LANGUAGE

The language of this Agreement and the transactions envisaged by it is English and all notices to be given in connection with this Agreement shall be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement and the transactions envisaged by it shall be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

30.	ACKNOWLEDGEMENT

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT THE INTENTION OF THE PARTIES IS FOR THIS AGREEMENT TO IMPLEMENT THE TRANSACTION DESCRIBED IN, AND ON THE TERMS AND SUBJECT TO THE CONDITIONS OF, THIS AGREEMENT. IN THE EVENT OF A CONFLICT BETWEEN THIS AGREEMENT AND ANY LOCAL APA(S), THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL CONTROL AND THE SELLER SHALL PROCURE ANY RELEVANT SELLING ENTITY AND THE PURCHASER SHALL PROCURE ANY RELEVANT PURCHASING ENTITY SHALL AGREE ANY AMENDMENTS TO ANY LOCAL APA AS MAY BE NECESSARY TO ENSURE THAT THE TERMS AND CONDITIONS OF THIS AGREEMENT HAVE FULL FORCE AND EFFECT.

AS WITNESS this Agreement has been signed by the parties (or their duly authorized representatives) on the date stated at the beginning of this Agreement.

Schedule 1

SELLING ENTITIES AND PURCHASING ENTITIES

[Intentionally Reserved]

Schedule 2

ASSETS AND OTHER TRANSFERRING CONTRACTS

Part 1

ASSETS

1.

Sales Agreements listed in Annex 3 of the Disclosure Letter (including all (i) research and development road maps or other commitments therein or otherwise related thereto as set out [...], and (ii) all amounts outstanding and receivable thereunder as at the Completion Date)

2.	Supply Agreements listed in Annex 4 of the Disclosure Letter (including all amounts outstanding and payable thereunder as at the Completion Date).

3.	Assets solely relating to or used primarily for the Business listed in Annex 5 of the Disclosure Letter.

4.	The PASOLINK Marks and the Other Transferred IP.

5.	The Other Transferring Contracts set forth on Part 3 of this Schedule 2.

6.	Assets including in Working Capital of the Business or otherwise set forth as assets on the Completion Consolidated Balance Sheet.

For the avoidance of doubt, this Part 1 of Schedule 2 and Part 3 of Schedule 2 shall not include any Non-Transferring Contracts set forth on Schedule 29.

Part 2

EXCLUDED ASSETS

1.

The domestic sales business of Japan of the wireless backhaul business of the Seller, including, for the avoidance of doubt, any existing sales agreements or arrangements entered into by NEC Platforms, Ltd. with respect to the domestic sales business of Japan.

2.	All contracts, service providers or assets/liabilities relating to the development or manufacturing part of the wireless backhaul business of the Seller.

3.

All Employment Contracts and any other employment contracts related to any Business Employees and any other employees of the Seller or the Selling Entities, in each case who do not become employed by Transferee as of the Completion Date.

4.	All intellectual property other than the items expressly listed in Part 1 of Schedule 2.

5.	All other assets set forth in Part 1 of Schedule 34.

Part 3

OTHER TRANSFERRING CONTRACTS

[Intentionally Reserved]

Schedule 3

TAX MATTERS

Part 1

PURCHASE PRICE ALLOCATION AMONG SELLER AND SELLING ENTITIES

[Intentionally Reserved]

Part 2

PURCHASE PRICE ALLOCATION AMONG ASSETS OF EACH OF SELLER AND SELLING ENTITIES

[Intentionally Reserved]

Part 3

ADDITIONAL TAX MATTERS

[Intentionally Reserved]

Schedule 4

SELLER’S REPRESENTATIONS AND WARRANTIES

1.	GENERAL

Except as set forth on the Disclosure Letter, the Seller hereby represents and warrants to the Purchaser as follows as at the date hereof and as of the Completion Date (provided that any statements stated to be given as of a date, shall be deemed to have been made as of such date):

1.1	Incorporation and capacity of Seller; Consents

(a)

The Seller is a corporation validly existing under the laws of Japan with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorize the execution, delivery and performance of, its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller.

(b)

Each Selling Entity is a corporation validly existing under the laws of the jurisdiction of its formation with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorize the execution, delivery and performance of, its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by such Selling Entity of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Selling Entity.

(c)

Except as set out in subclause 3.1(a) and (b) or Schedule 1.1(c) of the Disclosure Letter, no consent or approval of, or notice or filing with any Governmental Entity, is required to be obtained or made prior to the Completion Date by the Seller or any Selling Entity which has not been obtained or made by the Seller or any Selling Entity in connection with the execution and delivery of this Agreement or the Transaction Documents to be delivered hereunder by the Seller or the consummation by the Seller or any Selling Entity of the transactions contemplated hereby and thereby, except for any such filings or notices, would not, individually or in the aggregate, reasonably be expected to be material to the Business.

1.2	Valid obligations

This Agreement and the other Transaction Documents constitute or will, when executed by the Seller and where applicable a Selling Entity, constitute valid, legal and binding obligations of the Seller and any Selling Entity in respect of any Transaction Document it executes, enforceable against the Seller and each applicable Selling Entity in accordance with its terms, subject to the effect of any applicable laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity and an implied covenant of good faith and fair dealing.

1.3	Non-contravention

The execution and delivery by the Seller and each of its Selling Entities of this Agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Seller and each of its Selling Entities under it and each of them do not and will not violate, conflict with or constitute a default under any provision of:

(a)	the constitutional documents of the Seller and/or each of its Selling Entities; or

(b)	any Law applicable to the Assets or by which the Seller and/or each of its Selling Entities is bound,

except in each case as would not reasonably be expected to result in a material liability.

1.4	Selling Entities

The Seller owns directly or indirectly controlling stock or interests in all the Selling Entities.

1.5	Assets

(a)

The Seller or applicable Selling Entity has good and valid title or a valid leasehold interest in all of the Assets, and all of the Assets included in the Accounts (save for: (i) inventory sold or otherwise disposed of in the ordinary course of business since the Accounts Date; and (ii) any changes thereto in accordance with subclause 2.1(a) are legally and beneficially owned by the Seller and the Selling Entities (as applicable) free from any Encumbrance.

(b)

The Assets are in good operating condition and working order and are being, and have been, maintained in a good and workmanlike manner, and are suitable for their intended use and operation, customary wear and tear excluded, and no maintenance or upkeep has been deferred on any of the Assets in contemplation of the transactions contemplated by this Agreement. None of the Assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Schedule 1.5(b) of the Disclosure Letter, the Assets are all of the operating assets of the Business in substantially the same manner immediately following the Completion as conducted on the date hereof and during the preceding twelve (12) month period immediately prior to the Completion.

1.6	Brokers

Neither the Seller nor any Selling Entity has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which the Purchaser or the Purchaser’s Affiliates shall be liable.

1.7	Information

So far as the Seller is aware, except for information held by representatives or third parties in the ordinary course of business, all material records and information belonging to the Seller and relating to the Business (whether or not held in written form) are in the Seller’s exclusive possession or under its control, and all such records and information are subject to access by it.

1.8	Accounts

(a)	The Accounts:

(i)	have been prepared in accordance with the Group Accounting Procedures Manual and, where applicable, with assumptions adopted by the Seller to prepare the Accounts;

(ii)

fairly present the financial position, results of operations of the Seller and the Selling Entities at the respective dates and for the respective periods set forth therein in all material respects the state of affairs of the Business as at the Accounts Date and of the profit or loss of the Business for the period of 12 months ended on the Accounts Date;

(iii)

have been prepared on a basis consistent to the extent applicable, in all material respects, with the basis employed in such accounts for the immediately preceding financial period, subject to normal and recurring year-end adjustments; and

(iv)	contain such provisions to the extent applicable as are required by the Group Accounting Procedures Manual to cover the Liabilities of the Business as at the Accounts Date.

(b)

The Seller and the Selling Entities maintain a system of internal accounting controls and procedures over financial reporting, which are effective in providing reasonable assurance: (i) regarding the reliability of financial reporting and the preparation of financial statements, in accordance with the Group Accounting Procedures Manual; (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Seller and the Selling Entities; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets that could have a material effect on the Accounts. The Seller has not identified nor has been made aware of: (1) any significant deficiency or material weakness in the system of internal accounting controls or procedures utilized by it or any of the Selling Entities; (2) any Fraud, whether or not material, that involves any of the Seller’s or the Selling Entities’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Seller or any of the Selling Entities; or (3) any Claim or written allegation regarding any of the foregoing.

(c)

Neither the Seller nor any of the Selling Entities has any off balance sheet liability of any nature to, or any financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by such entity.

(d)

(i) All accounts receivable that are reflected on the Accounts are presented and were determined in accordance with the Group Accounting Procedures Manual and represent or will represent valid and bona fide obligations arising from sales actually made or services actually performed by the Seller and the Selling Entities in the ordinary course of business; (ii) to the extent not paid prior to Completion, such accounts receivable are current and collectible net of the respective reserves shown on the applicable balance sheet in the Accounts (which reserves are calculated in good faith consistent with past practice and using methodologies supported by information available as of the date such reserves were established); and (iii) there is no pending, or so far as the Seller is aware, threatened, Claim, defence, contest, right of setoff or right of recoupment under any contract or agreement with any account debtor of an account receivable relating to the amount or validity of such account receivable in excess of $100,000.

(e)

All accounts payable of the Seller and the Selling Entities reflected on the Accounts represent actual and bona fide obligations arising from purchases actually made or services actually received, or obligations relating to goods or services not yet received but reasonably expected to be received in the ordinary course of business.

(f)

The Seller has no material Liabilities with respect to the Business other than: (i) Liabilities or obligations shown on the balance sheet included in the Accounts; and (ii) Liabilities incurred in the ordinary course of business since the Accounts Date (none of which arise from breach of any material contract or material failure to comply with applicable Law).

1.9	Position since Accounts Date

Since the Accounts Date, and except as would not reasonably be expected to have a Material Adverse Effect (which, for these purposes, shall not include any adverse effect caused by or in connection with the COVID-19 pandemic) and except for liabilities arising in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement:

(a)	there has been no material adverse change in the financial position of the Business;

(b)	the Business has been carried on in the ordinary course consistent with past practice; and

(c)	there has been no act (or failure to act) in a manner that would have been prohibited by subclause 4.1(e) if the terms of subclause 4.1(e) had been in effect as of and after the Accounts Date.

1.10	Management accounts

(a)

The Management Accounts fairly present the assets, liabilities, financial position and the profits (or losses) of each of the Selling Entities as at the Accounts Date and the results for the financial year ended on the Accounts Date.

(b)

The Management Accounts attached to the Disclosure Letter have been prepared in good faith and in accordance with the Group Accounting Procedures Manual, which have been consistently applied by the Seller and Selling Entities during the financial year of the Management Accounts and the previous two (2) financial years.

1.11	Licenses

(a)

The Seller has all material licenses, permits, approvals, certificates, registrations permissions, authorizations and consents required for the operation of the Business (Material Licenses) and such Material Licenses are in full force and effect.

(b)	The Seller has not, since the Relevant Date, received written notice that it is, as at the date of this Agreement, materially in default under any Material Licenses.

(c)

No Selling Entity has received any written notice from any authority, court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any Law or any Material License, or that an authority is intending to revoke, suspend, vary or limit Material License or that any amendment to any Material License is required to enable the continued operation of the business.

1.12	Compliance with laws

(a)

During the past three (3) years, each Selling Entity and each of their respective current and former officers, directors, managers, members, employees or service providers, in connection with their ownership or operation of, employment or engagement by, as applicable, each such Selling Entity, is, and has for the last three (3) years been, in compliance with all applicable Laws in all material respects and neither the Seller nor any of the Selling Entities has, since the Relevant Date, received notice, request for information, demand letter, administrative inquiry, or formal or informal complaint from any Governmental Entity, authority, court, tribunal, or arbitrator with respect to a violation of, or failure to comply with, or in default with respect to any Law (including any statute, regulation, order, decree or judgment of any court or Governmental Entity of the jurisdiction in which it is incorporated), where such violation or default would have a Material Adverse Effect. The Seller and each of the Selling Entities maintains adequate internal controls and has implemented and maintains policies and procedures to detect and prevent any misconduct or violation of Laws.

(b)

With respect to the Business and ownership and use of the Assets, neither the Seller nor any of the Selling Entities is, as of the date hereof, conducting or has pending any investigation in connection with which outside legal counsel has been retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of any applicable Laws, where such investigation would have a Material Adverse Effect.

1.13	Intellectual Property Rights

(a)

Schedule 1.13(a)(i) of the Disclosure Letter sets forth a true, correct, and complete list of all material licenses (excluding licenses of commercially available Software in the ordinary course of business) pursuant to which the use by any person of Intellectual Property Rights used or held for use in connection with the Business is permitted by either the Seller or a Selling Entity (the Third-Party Intellectual Property Licenses). Except as set forth on Schedule 1.13(a)(ii) of the Disclosure Letter, the Business Intellectual Property represents all the Intellectual Property Rights necessary for the conduct of the Business as currently conducted by the Seller and Selling Entities, and all such Intellectual Property Rights will be available to the Purchaser and Purchasing Entities following the Completion for use on substantially the same terms and conditions to those under which the Seller and the Selling Entities owned or used such Intellectual Property Rights immediately prior to the Completion. The Third-Party Intellectual Property Licenses are valid, and, so far as the Seller is aware, enforceable between the Seller or applicable Selling Entity and the other parties thereto. So far as the Seller is aware, there is no material breach of any Third-Party Intellectual Property License by the Seller or any Selling Entity or by any other party thereto.

(b)

So far as the Seller is aware, all Intellectual Property Rights used by the Seller or any Selling Entity for the purpose of carrying on the Business are vested solely in or are validly licensed to the Seller or respective Selling Entity free and clear of all Encumbrances, except for Encumbrances listed in Schedule 1.13(b) of the Disclosure Letter. Seller exclusively owns the NEC IP (other than any Open Source Software included therein). All of the PASOLINK Marks and the Other Transferred IP owned or purported to be owned by the Seller or a Selling Entity are valid, subsisting, and enforceable.

(c)

Schedule 1.13(c)(i) of the Disclosure Letter sets forth a true list of all Intellectual Property owned or purported to be owned by the Seller or any Selling Entity that are used or held for use in connection with the Business for which a registration or application has been filed with a Governmental Entity or for which any application for issuance or registration thereof has been filed with, any Governmental Entity (the Owned Registered Intellectual Property). The Owned Registered Intellectual Property, including the Intellectual Property Rights listed in Exhibit B-1 of the IPLA, are valid, subsisting, and enforceable. All required filings, fees, and Taxes related to the Owned Registered Intellectual Property have been filed with and paid to the relevant Governmental Entity and authorized registrars other than in respect of any Owned Registered Intellectual Property that has reasonably been determined unnecessary in the ordinary course of business.

(d)

The Seller and Selling Entities have taken reasonable steps to protect the confidentiality of all proprietary and confidential information contained within the Business Intellectual Property. Neither the Seller nor the Selling Entities have disclosed any confidential Intellectual Property Rights to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. None of the Seller or the Selling Entities has infringed or is infringing and the conduct of the Business does not conflict with or otherwise infringe on any other person’s rights in any Intellectual Property Rights, and neither the Seller nor a Selling Entity has received any notice of any claim, infringement or conflict with, any other person’s rights in any Intellectual Property Rights claim. So far as the Seller is aware, there is no fact or circumstance that could give rise to such claim.

(e)	So far as the Seller is aware, in the past three years there has not been any unauthorized use of any Business Intellectual Property by a third party.

(f)

So far as the Seller is aware, there are, and since the Relevant Date, have been no material defects, technical concerns or problems in any of the Seller’s or Selling Entities’ products currently offered by the Seller or a Selling Entity in connection with the Business or the Assets that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions. Except as disclosed in Schedule 1.13(f) of the Disclosure Letter, the Seller or a Selling Entity possesses all source code necessary or useful to compile, produce, or operate any of the Seller’s or Selling Entities’ products used in or made for the Business and other than as provided in the Transaction Documents, the Seller and the Selling Entities have not disclosed, delivered, licensed, or otherwise made available or have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any such source code to any other person other than Affiliates of the Seller bound by an obligation to keep such source code confidential.

(g)

The Seller and the Selling Entities do not use and have not used any Open Source Software or any modification or derivative thereof that is necessary or useful to compile, produce, or operate any of the Seller’s or Selling Entities products used in or made for the Business: (i) in a manner that would restrict the ability of the Seller or the Selling Entities to protect their proprietary interests in any of the Business Intellectual Property; (ii) in a manner that would grant or purport to grant to any third party any rights to or immunities under any of the Business Intellectual Property; or (iii) except as disclosed in Schedule 1.13(g), under any license requiring the Seller or the Selling Entities to disclose, license, or distribute any proprietary source code to any of the Seller’s or Selling Entities’ products used in or made for the Business at no or minimal charge.

(h)

All persons who have contributed, developed or conceived any Intellectual Property Rights owned or purported to be owned by the Seller or Selling Entities and used in the conduct of the Business have done so pursuant to applicable work rules, internal regulations or a valid and enforceable written agreement that protects the confidential information of the Seller and the Selling Entities and grants the Seller or one of the Selling Entities exclusive ownership of the person’s contribution, development or conception.

(i)

The Seller and the Selling Entities have sufficient rights as of the date hereof, and the Purchaser and the Purchasing Entities shall have such rights as of the Completion Date, to all Software, middleware, hardware, systems, information technology equipment and associated documentation used or held for use in connection with the operation of the Business (collectively the Business IT Assets). As far as the Seller is aware, the Business IT Assets do not contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that: (i) is designed to disrupt, disable or harm in any manner the operation of any Software or hardware or any data contained on a Business IT Asset or that; (ii) causes the Business IT Assets or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any person. The Seller and Selling Entities have implemented commercially reasonable plans, procedures and facilities to protect and provide backup, security and disaster recovery for the Business IT Assets and the data contained therein. Since the Relevant Date, there has been no extended service interruption, unauthorized intrusion or breach of the security of any of the Business IT Assets or unauthorized access to or modification of any data contained therein.

(j)

The Seller and the Selling Entities comply in all material respects (and require and monitor the compliance of applicable third parties) with all applicable Law and their own published, posted and internal agreements and policies with respect to personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number, credit card number, or any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (Personal Information).

(k)

The Seller and Selling Entities take reasonable steps to protect the operation, confidentiality, integrity and security of their Business IT Assets and all information (including Personal Information) and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and so far as the Seller is aware, there have been no breaches of same.

1.14	Contracts

A true and complete copy of each Material Contract (including all amendments, modifications or supplements thereto) has been made available to the Purchaser in the Data Room for at least three (3) days prior to the date of this Agreement, including where applicable in accordance with the Clean Team Agreement. With respect to each Material Contract, such Material Contract is: (i) the legal, valid and binding obligation of the Selling Entity party thereto, and, so far as the Seller is aware, of each other party thereto; (ii) enforceable against the Selling Entity party thereto and, so far as the Seller is aware, each other party thereto, in accordance with its terms; and (iii) in full force and effect, and as at the date hereof neither the Selling Entity party thereto nor, so far as the Seller is aware, any other party thereto is in breach or default thereunder or in receipt of any written claim of default under or breach of, any Material Contract (nor would be with or without notice or lapse of time, or both). With respect to each Material Contract, as at the date hereof the applicable Selling Entity has, and, so far as the Seller is aware, each other party to each Material Contract has, performed all obligations required to be performed by them and is entitled to all benefits due to them thereunder. Additionally, as at the date hereof with respect to each Material Contract no event has occurred through any Selling Entity’s actions or inactions or, to the Seller’s knowledge, the actions or inactions of any other party thereto, which, with or without the lapse of time or the giving of notice or both, would result in a default under or breach of any Material Contract by any party thereto. There are no oral contracts or agreements that would constitute a Material Contract. As at the date hereof, no party to any Material Contract has exercised any termination rights with respect thereto (or provided written (or, to the Seller’s knowledge, oral) notice of intent to exercise such termination rights) or has given written (or, to the Seller’s knowledge, oral) notice of any dispute with respect to any Material Contract, which dispute has not been fully and finally resolved. No Selling Entity has received any written notice of the intention of any party to any Material Contract to breach, amend the terms of, or accelerate the maturity or performance of any Material Contract.

1.15	Litigation

(a)

There is no, and during the past three (3) years there have been no, Legal Proceedings pending or, so far as the Seller is aware, threatened against any Selling Entity, the Business, the Assets, or their properties, operations, officers, directors, members, managers, employees or agents that would: (i) impair or delay the ability of the Seller or any Selling Entity to consummate the transactions contemplated by, or perform their obligations under, the Transaction Documents; or (ii) reasonably be expected to be material to the Business or the Assets. There are no facts or circumstances that would reasonably be expected to result in any Claims against with respect to or in connection with the Business or the Assets.

(b)

Since the Relevant Date, neither the Seller nor any Selling Entity has received or been the subject of any demand letter, administrative inquiry or written complaint or legal claim from, or under the jurisdiction of, any Governmental Entity that includes any allegations relating to the Business or the Assets alleging any violation of applicable Law by the Seller or such Selling Entity (as applicable) and that would be reasonably expected to have a Material Adverse Effect.

(c)

The Seller is not engaged in, and no Business Employee is engaged in, subject to or affected by any criminal investigation or disciplinary proceeding, or enquiry or non-routine audit or non-routine visit by a regulatory authority, outstanding or anticipated nor are there to the Seller’s knowledge any such investigations threatened in writing, in each case in connection with the Business.

(d)

No commissions, discounts, rebates or other inducements, whether of cash or in kind, have been given by any Selling Entity or the Business Employees where the same are capable of forming the basis of criminal prosecution of, or civil action against, the Seller or any Selling Entity or any of the Business Employees.

1.16	Solvency

(a)	No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the Assets or undertaking of the Seller or any Selling Entity.

(b)	No monitor has been appointed and no moratorium has been obtained in respect of the Seller or any Selling Entity.

(c)	No order has been made and no resolution has been passed for the winding-up of the Seller and, so far as the Seller is aware, no petition has been presented for that purpose.

(d)	Neither the Seller nor any Selling Entity is insolvent or unable to pay its debts and has stopped paying its debts as they fall due.

(e)	The Seller has not been held in default by lenders under any debt financing.

(f)

Except for the Indebtedness of the Seller and Selling Entities set forth on Schedule 1.16(f) of the Disclosure Letter, the there is no Indebtedness related to or associated with the Seller’s Assets or the Business. As of the date hereof, the aggregate principal amount of the Indebtedness is set forth on Schedule 1.16(f) of the Disclosure Letter.

Neither the Seller nor any Selling Entity has initiated or is otherwise subject to: (i) any proceedings in relation to any compromise or arrangement with creditors or winding-up, bankruptcy or other insolvency proceedings; and (ii) no voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of the Seller or any Selling Entity.

1.17	Employment

(a)

The Seller has disclosed to the Purchaser in respect of the Business, and Part 2 of Schedule 7 attached hereto contains, a true, accurate, and complete list that sets forth all Business Employees showing, with respect to each Business Employee, such Business Employee’s: employing entity; job title; base salary or hourly rate of pay; bonus compensation and other compensation and any profit sharing for which he or she is eligible; hire date and service date (if different); leave status. Part 2 of Schedule 7 also contains a true, accurate and complete list that identifies each of those Business Employees who are: (i) Automatic Transferring Business Employees; and (ii) Non-Automatic Transferring Business Employees The individuals included on the lists referenced in this subclause 1.17(a) constitute all of the individuals whose employment or engagement principally involves providing services with respect to the Business as presently managed and operated. No later than twenty (20) days prior to Completion, the Seller shall update such lists so that they include a complete list of all Business Employees as well as the list of the foregoing information with respect to each Business Employee and consultant or independent contractor as of such date. Except as disclosed in the Disclosure Letter, there is not outstanding any agreement or arrangement to which the Seller is a party for profit-sharing or for payments to any of the Business Employees of bonuses or for incentive payments or other similar matters and there are no other material payments to Business Employees which have not been disclosed.

(b)

As at the date of this Agreement, none of the Key Employees has given or been given notice to terminate their employment (or so far as Seller is aware has any intent to do so), except where notice was given so that the Purchaser or its Affiliate may employ such Key Employee(s) on or following Completion.

(c)

No material dispute has arisen since the Relevant Date between the Seller or any other Selling Entity on the one hand and any Key Employees or any trade union, labor union, works council, or employee representative of any Business Employees, on the other hand.

(d)

Neither the Business, the Assets, the Business Employees, nor any Selling Entity nor any of its Affiliates (with respect to the Business or Assets) is a party or subject to any collective bargaining agreement, collective agreement, labor agreement, or other Contract with a labor union, trade union, works council, or similar representative, and as far as the Selling Entities are aware no Business Employee is represented by a labor union, trade union, works council, or similar representative with respect to his or her employment or engagement with any Selling Entity or with respect to the Business. So far as the Seller is aware, there are no, and since the Relevant Date there have been no, organizing activities by any labor union, trade union, works council, or other labor organization with respect to any Business Employees.

(e)

There is no, and since the Relevant Date there has not been, any material labor strike, picketing, dispute, slowdown, lockout, or other work stoppage actually pending, or, so far as the Seller is aware, is threatened in writing, against or involving the Business or Assets. Since the Relevant Date, the Selling Entities have satisfied all of their obligations under applicable Law with respect to the investigation and remediation of any allegations of harassment, discrimination, or retaliation made by or against any individual whose employment involves or involved providing services with respect to the Assets or Business.

(f)

There is no, and since the Relevant Date there has not been any, Proceeding pending or, so far as the Seller is aware, threatened by or with respect to any Key Employee or any other individual who has provided services with respect to the Business or Assets.

(g)

With respect to the Assets, the Business, the Business Employees and all former service providers of the Assets and Business, each Selling Entity and each of their respective Affiliates are, and since the Relevant Date have been, in compliance in all material respects with all applicable Laws with respect to labor and employment, including all such Laws regarding wages and hours, overtime pay, classification of employees and contractors, meal and rest breaks, employee training, anti-discrimination, anti-retaliation, anti-harassment, employee notices, expense reimbursement, recordkeeping, employee leave, Tax withholding and reporting, immigration and occupational health and safety. As of the Completion, each Business Employee and each other individual who has provided services with respect to the Assets or Business will have been paid all wages, bonuses, compensation and other sums due and owed to such individual as of such date.

1.18	Product Liability

(a)

There are no Claims with respect to any product manufactured, marketed, distributed or sold by any Selling Entity which are presently pending, or have been threatened in writing in the past twelve (12) months, or which have been commenced against and notified to any Selling Entity in relation to the Selling Entities in the three (3) years prior to the date of this Agreement (whether or not covered by insurance), that if successful would, so far as the Seller is aware, be reasonably likely to give rise to a liability on the part of any Selling Entity in excess of the Average Product Liability.

(b)	There have been no recalls of any of the products manufactured, distributed, and/or sold by the Selling Entities in the three (3) years prior to the date of this Agreement.

(c)

The products distributed by the Selling Entities currently and in the three (3) years prior to this Agreement comply with all applicable Laws necessary to allow their sale and use for their promoted purpose within those jurisdictions where the products are made available for sale by the relevant Selling Entity.

1.19	Books and Records

All books and records relating to the ownership and operation of the Seller and the Selling Entities and the Assets are located at the premises of the Seller and Selling Entities to which such books and records primarily relate, have been maintained substantially in accordance with applicable Law, comprise all of the books and records relating to the ownership of the Assets.

1.20	Inventory

All of the inventory of the Seller and the Selling Entities was acquired and has been maintained in the ordinary course of business, consists of new, unused, undamaged and non-expired items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of business, and is valued at prices equal to the lower of cost or realizable value, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage. The inventory of the Seller and the Selling Entities consists of products of quality and quantity commercially usable and saleable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all inventory of the Seller and the Selling Entities are reasonable in the present circumstances of the Business.

1.21	Tax

With respect to Taxes for which the Purchaser, the Purchasing Entities or any of their Affiliates may be liable following Completion, whether as a secondary tax liability, joint and several liability or for any other reason, or with respect to matters which could otherwise affect the Purchaser’s, the Purchasing Entities’ or any of their Affiliates’ Liabilities for Taxes or Tax positions with respect to the Assets or the Business for taxable periods ending on or after the Completion Date:

(a)	the Seller has paid or has caused to be paid all Taxes in respect of or in relation to the Assets or the operations of the Business that have become due and payable on or before the Completion Date;

(b)

all Tax Returns required to be filed in respect of or in relation to the Assets or the operations of the Business have been timely and properly filed (taking into account any applicable extension of time within which to file), and such Tax Returns are true, correct and complete in all material respects;

(c)

all Taxes required to be withheld, collected or deposited by or with respect to the Seller in connection with the Business and the Selling Entities have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Governmental Entity;

(d)

there is not in force any extension of time with respect to the due date for the filing of any Tax Return with respect to Asset Taxes or any waiver or agreement for any extension of time for the assessment or payment of any Taxes in respect of or in relation to the Assets or the operations of the Business, and no request for any such waiver is pending;

(e)

there is no claim against the Seller or any Selling Entity for Taxes in respect of or in relation to the Assets or the operations of the Business, and no assessment, deficiency, adjustment, audit, litigation or other proceeding with respect to Taxes in respect of or in relation to the Assets or the operations of the Business has been proposed, commenced or is currently pending, nor have any of the Seller or any Selling Entity received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Entity for assessment of Taxes;

(f)

no claim has ever been made by a Governmental Entity in a jurisdiction where any of the Seller or any Selling Entity does not file Tax Returns or pay Taxes that it is or may be subject to taxation in that jurisdiction in relation to the Assets or the operations of the Business, and none of the Seller or any Selling Entity is subject to Tax in relation to the Assets or the operations of the Business in any jurisdiction, other than the jurisdiction in which it is organized, by virtue of having, or being deemed to have, employees, a permanent establishment, fixed place of business or similar presence;

(g)

none of the Assumed Liabilities includes any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or any other Liability for the Taxes of any other person as a transferee or successor, by contract or otherwise by operation of Law;

(h)

there are no Encumbrances on any of the Assets for Taxes (other than for current period Taxes that are not yet due and payable) and no transfer of any Asset contemplated under this Agreement will be void or otherwise limited pursuant to section 281 of the Income Tax Act, 1961, of India; and

(i)

none of the Assets includes any equity interests or is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed.

1.22	Customers and Suppliers

(a)

Schedule 1.22(a) of the Disclosure Letter sets forth an accurate list of the revenues generated from each of the top forty (40) customers and distributors of the Business for the twelve (12) months ended December 31, 2022 (Significant Customers or Distributors). The Seller and the Selling Entities have no outstanding material disputes concerning their products or services with any Significant Customer or Distributor. Except as set forth on Schedule 1.22(a) of the Disclosure Letter, the Seller has no knowledge that any Significant Customer or Distributor intends to cease or diminish its use of the Business or Assets. Neither the Seller nor any Selling Entity has received any written notice from any Significant Customer or Distributor that such customer or distributor shall not continue as a customer or distributor of the Seller or Selling Entities (or the Purchaser or one of its Affiliates) after the Completion or that any Significant Customer or Distributor intends to terminate or modify existing Contracts with the Seller or a Selling Entity (or the Purchaser or one of its Affiliates). Neither the Seller nor any Selling Entity has had any of its products returned by a buyer thereof except for normal warranty returns consistent with past history.

(b)

Schedule 1.22(b) of the Disclosure Letter sets forth an accurate list of each supplier of the Business who, for the twelve (12) months ended December 31, 2022, was one of the twenty-five (25) largest suppliers of products or services to the Seller, based on amounts paid or payable (each, a Significant Supplier). Neither the Seller nor any Selling Entity has any outstanding dispute concerning products or services provided by any Significant Supplier. The Seller has no knowledge that any Significant Supplier intends to cease or diminish the provision of products or services to the Seller, any Selling Entity or the Business. Neither the Seller nor any Selling Entity has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Seller, such Selling Entity or the Business (or the Purchaser or one of its Affiliates) after the Completion or that any Significant Supplier intends to terminate or modify existing Contracts with the Seller or such Selling Entity (or the Purchaser or one of its Affiliates). The Seller and each Selling Entities have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their business as currently conducted, and the Seller has no knowledge of any reason why they will not continue to have such access in the foreseeable future on commercially reasonable terms.

1.23	Environmental Matters

In each case, as it relates to the Business, the Assets or the Assumed Liabilities: (a) all Hazardous Materials and wastes of the Seller and the Selling Entities have been disposed of in accordance in all respects with all Environmental and Safety Laws; (b) neither the Seller nor any Selling Entity has received any written notice of any noncompliance of their facilities or its past or present operations with Environmental and Safety Laws; (c) no notices, administrative actions, or suits are pending relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Seller or any Selling Entity.

1.24	Affiliate Transactions

Except as disclosed on Schedule 1.24 of the Disclosure Letter, the Selling Entities are not a party to any Affiliate Transaction which pertains to the Business, the Assets or the Assumed Liabilities that is not in the ordinary course of business or otherwise reflected in the Accounts. Except as disclosed on Schedule 1.24 of the Disclosure Letter, since the Seller’s formation, no Insider has competed with the Seller in relation to the Business. Except as disclosed on Schedule 1.24 of the Disclosure Letter: (a) none of the Insiders has any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business, the Assets or the Assumed Liabilities, currently or at any time within the last 12 months; (b) no Insider is performing any services for the Selling Entities relating to the Business, the Assets or the Assumed Liabilities; and (c) the Selling Entities are not obligated to pay currently or in the future any amounts to any Insider in relation to the Business, the Assets or the Assumed Liabilities.

1.25	Acknowledgement

The Seller has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby. In entering into this Agreement, the Seller acknowledges and agrees that, except in the case of Fraud and except for the representations and warranties set forth in this Agreement (as qualified by the Purchaser Disclosure Letter) and the Transaction Documents, the Seller has not relied on any representation or warranty from the Purchaser in determining to enter into this Agreement and acknowledges. Except in the case of Fraud, the Seller acknowledges and agrees that:

(a)

other than specific Warranties of the Purchaser set forth in subclause 12 of the Agreement or in any Transaction Documents, none of the Purchaser and the Purchasing Entities or any of their respective Affiliates or Representatives, makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information made available to the Seller, its Affiliates or the Seller’s Representatives, in materials made available in any data room (virtual or otherwise), in presentations by the Purchaser, the Purchasing Entities or management of the Purchaser, in “break-out” discussions, in responses to questions submitted by or on behalf of the Seller, its Affiliates or the Seller’s Representatives, whether orally or in writing, in materials prepared by or on behalf of the Purchaser, or in any other form in expectation of the transactions contemplated hereby (such information, collectively, Purchaser Due Diligence Materials), or any other representation or warranty arising from statute or otherwise in law; and

(b)

absent of fraud, neither the Purchaser, any Purchasing Entity nor any of their respective Affiliates or Representatives shall have any Liability or responsibility whatsoever to the Seller, its Affiliates, or the Seller’s Representatives on any basis (including in contract or tort, under securities Laws or otherwise) based solely upon any Purchaser Due Diligence Materials delivered or made available to the Seller, its Affiliates, or the Seller’s Representatives, except that the foregoing limitations shall not apply insofar as the Purchaser makes the specific representations and warranties set forth in clause 12 and in any way limit the Seller’s ability to exercise its rights under Schedule 5.

2.	SANCTIONS, EXPORT CONTROLS, ANTI-MONEY LAUNDERING, ANTI-BRIBERY AND ANTI-CORRUPTION

(a)

None of the Seller, the Selling Entities, nor any of their respective Representatives or anyone else working on behalf of the foregoing have, directly or indirectly, during the past five (5) years violated any applicable Export Control and Economic Sanctions Laws. None of the Seller, the Selling Entities, nor any of their respective Representatives or anyone else working on behalf of the foregoing are, or have within the past five (5) years been: (i) a Sanctioned Person; (ii) owned or controlled by, or acting on behalf of or for the benefit of, a Sanctioned Person; (iii) directly or indirectly operating, conducting business, or participating in any transaction in or with any Sanctioned Jurisdiction in any manner that would violate applicable Export Control and Economic Sanctions Laws; (iv) directly or indirectly engaging in dealings with or benefitting any Sanctioned Person in any manner that would violate applicable Export Control and Economic Sanctions Laws; or (v) directly or indirectly engaging in dealings in connection with the Business with Iran, its government or any person sanctioned under OFAC’s Iran sanctions, with Cuba, its government or any person sanctioned under OFAC’s Cuba sanctions, or with Iranian- or Cuban-origin goods or services.

(b)

Within the past five (5) years, neither the Seller, the Selling Entities, nor any of their respective directors, managers, members, officers, employees, nor, to the Seller’s knowledge (as defined in the FCPA), its or their agents, advisors, representatives, or any other person or entity working on behalf of the Seller or the Selling Entities have violated any of the applicable Anti-Corruption Laws, nor have they directly or indirectly offered, made, promised to make, or authorized the payment of any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments) or anything else of value to: (a) any Government Official; (b) any person acting for or on behalf of any Government Official; or (c) any other person for the purpose of obtaining any improper advantage or in violation of the applicable Anti-Corruption Laws.

(c)

None of the Seller, the Selling Entities, nor any of their respective directors, managers, members, officers, employees, nor, to the Seller’s knowledge (as defined in the FCPA), its or their agents, advisors, representatives, or any other person or entity working on behalf of the Seller or the Selling Entities have falsified any entry in any book, record, or account of the Seller or the Selling Entities, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Seller’s and the Selling Entities’ assets in reasonable detail. The Seller and Selling Entities have instituted and maintained policies and procedures reasonably designed to ensure continued compliance with the Anti-Corruption Laws.

(d)

None of the Seller, the Selling Entities, any of its or their Representatives, nor anyone else working on behalf of the foregoing have violated any applicable Anti-Money Laundering Laws. The Seller and Selling Entities have established procedures and controls reasonably designed (and otherwise in compliance with applicable law) to ensure that the Seller and Selling Entities are in compliance with all applicable Anti-Money Laundering Laws.

(e)

No proceeding or investigation by or before any Governmental Entity involving the Seller, the Selling Entities, or, as far as the Seller is aware or the Selling Entities, any of its or their respective Representatives, or anyone else working on behalf of the foregoing relating to the applicable Export Control and Economic Sanctions Laws, the applicable Anti-Corruption Laws, or the applicable Anti-Money Laundering Laws is pending or, to the knowledge of the Seller or the Selling Entities, threatened. During the past five (5) years, no civil, criminal, or administrative penalties have been imposed on the Seller or the Selling Entities with respect to violations of the applicable Export Control and Economic Sanctions Laws, the applicable Anti-Corruption Laws, or the applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Entity with respect to any actual or potential violations of such laws.

Schedule 5

POST-COMPLETION RECOURSE

1.	Indemnification by the Seller

1.1

Subject to the other terms and conditions of this Schedule 5, the Seller shall indemnify, hold harmless and defend the Purchaser and its Affiliates (including the Purchasing Entities) and their respective successors and assigns (collectively, the Purchaser Indemnified Parties) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or actually sustained by, or imposed upon, by the Purchaser Indemnified Parties arising out of:

(a)

any breach of any of the representations or warranties of the Seller or any Selling Entity contained in this Agreement, any other Transaction Document or certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement;

(b)	any breach of any covenant, agreement or obligation to be performed by the Seller or the Selling Entities prior to the Completion pursuant to this Agreement;

(c)	any Excluded Liabilities;

(d)	any Transaction Expenses or Completion Net Debt that remain unpaid following the Completion which are not otherwise accounted for in the Allocation Adjustment;

(e)	any breach of any covenant, agreement or obligation to be performed by the Seller or the Selling Entities at or following the Completion pursuant to this Agreement or any Transaction Document;

(f)	the indemnities given by the Seller in connection with the Business Employees as set out in Schedule 7; or

(g)	without prejudice to or limitation of any other remedy under this Schedule 5, any matter described on Schedule 35,

provided that no Purchaser Indemnified Party shall be entitled to recover damages or obtain recovery, payment or reimbursement to the extent that either it or another Purchaser Indemnified Party has already recovered damages or obtained recovery, payment or reimbursement in respect of the same Losses under this Agreement or any other Transaction Document.

2.	Indemnification by the Purchaser

2.1

Subject to the other terms and conditions of this Schedule 5, the Purchaser shall indemnify, hold harmless and defend the Seller and the Selling Entities and their successors and assigns (collectively, the Seller Indemnified Parties) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred by the Seller Indemnified Parties arising out of:

(a)

any breach of any of the representations or warranties of the Purchaser contained in this Agreement, in any other Transaction Document or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement;

(b)

any breach of any covenant, agreement or obligation to be performed by the Purchaser or the Purchasing Entities pursuant to this Agreement, any other Transaction Document or any certificate or instrument delivered by or on behalf of the Purchaser or the Purchasing Entities pursuant to this Agreement;

(c)	any Assumed Liabilities;

(d)	any breach of any covenant, agreement or obligation to be performed by the Purchaser or any of its Affiliates at or following the Completion pursuant to this Agreement or any Transaction Document;

(e)	the indemnities given by the Purchaser in connection with the Business Employees as set out in Schedule 7; or

(f)

any Performance Bonds related to Contracts of the Business that are Validly Assigned to the Purchaser or any Purchasing Entity under this agreement or any Transaction Document and such Performance Bond has not been replaced or transferred in accordance with this Agreement or any Transaction Document; provided that such Losses shall be disregarded to the extent resulting from actions or inactions of any of the Seller Indemnified Parties, provided that no Seller Indemnified Party shall be entitled to recover damages or obtain recovery, payment or reimbursement to the extent that either it or another Seller Indemnified Party has already recovered damages or obtained recovery, payment or reimbursement in respect of the same Losses under this Agreement or any other Transaction Document.

3.	Notice

3.1

The party making a claim for indemnification under this Schedule 5 is referred to as the Indemnified Party and the party against whom such claim is asserted under this Schedule 5 is referred to as the Indemnifying Party. No claim for indemnification (each, a Claim) may be asserted pursuant to this Schedule 5 without prompt written notice to the Indemnifying Party (and, in any event, on or prior to the last day of expiration of the time limit described in paragraph 6 of this Schedule 5), specifying: (a) the matter or circumstance in reasonable factual detail with respect to the subject matter of such claim; (b) whether the potential Losses arise as a result of a claim by a Person against the Indemnified Party (a Third-Party Claim) or whether the potential Losses arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a Direct Claim); and (c) an estimate of the potential Losses arising therefrom, if known; provided, that in the event a notice of Claim has been provided within the applicable time limit, such claim shall survive until finally resolved; provided, further, that failure to give such notice promptly shall not impair the rights of the Indemnified Party except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice (and in such case of actual prejudice, the Indemnifying Party shall not be responsible for such incremental Losses incurred because of any failure to give notice).

3.2

The Purchaser acknowledges and agrees that, except in the case of Fraud, the Representations and Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller or any Selling Entity.

4.	Exclusions

4.1

Except with respect to the Fundamental Warranties or any Excluded Liabilities, the Seller shall not be liable in respect of a Claim if and to the extent that the matter or circumstance giving rise to that claim was specifically taken into account in the Accounts or is otherwise specifically reflected in the Accounts (including, without limitation, by way of a note or a statement in any report accompanying the Accounts).

4.2	The Seller shall not be liable in respect of a Claim to the extent that the amount of such Claim is specifically taken into account in the Completion Consolidated Balance Sheet.

4.3	The Seller shall not be liable in respect of a Claim for any breach of any of the Warranties of the Seller if the Purchaser has actual knowledge of such breach as of the date of this Agreement.

5.	Financial limits

The indemnification provided for in this Schedule 5 shall be limited as follows:

(a)

an Indemnifying Party shall not be liable in respect of, and there shall be disregarded for all purposes, any Claim, unless the amount of the damages to which the Indemnified Party would, but for this subparagraph (a), be entitled to as a result of any and all such Claims exceeds $70,000 in the aggregate (the Threshold Amount), whereupon such Indemnifying Party shall pay to the Indemnified Party the Threshold Amount plus the amount of all indemnification obligations in excess of the Threshold Amount; provided, however, that notwithstanding the foregoing, the Threshold Amount limitation shall not apply in respect of any Losses incurred by an Indemnified Party which arise as a result of or in connection with subparagraphs 1.1(b)-(g) and 2.1(b)-(f), as applicable, a breach or inaccuracy of any of the Fundamental Warranties, or in the case of Fraud;

(b)

the maximum liability of an Indemnifying Party in respect of any Claim made with respect to subparagraph 1.1(a) in relation to a breach of any Fundamental Warranty shall be the difference between the R&W Insurance Policy Limit and the Base Purchase Price; provided, that, for each dollar actually recovered from the R&W Insurance Policy by the Indemnified Party in respect of any Claim made with respect to subparagraph 1.1(a) in relation to a breach of any Fundamental Warranty, the maximum liability in subparagraph 5(c) shall be increased by a dollar (the aggregate amount of such increase, the Seller Coverage Amount);

(c)

the maximum liability of an Indemnifying Party in respect of any Claim made with respect to subparagraph 1.1(a) in relation to a breach of any Warranty (other than any Fundamental Warranty) shall be the higher of (i) to the extent that the total amount of Losses of the Indemnified Party with respect to breaches of Warranties does not exceed the R&W Insurance Policy Limit, zero, and (ii) to the extent that the total amount of Losses of the Indemnified Party with respect to breaches of Warranties exceeds the R&W Insurance Policy Limit, the Seller Coverage Amount;

(d)	the maximum aggregate liability of an Indemnifying Party in respect of any Claim made with respect to subparagraph 2.1(a) shall be $25 million;

(e)

the maximum aggregate liability of an Indemnifying Party in respect of any Claim made by an Indemnified Party under this Agreement and the other Transaction Documents (including pursuant to paragraphs 1.1(b)-(g)) shall be the Base Purchase Price; and

(f)	notwithstanding subparagraph 5(e) above, the maximum aggregate liability of an Indemnifying Party in respect of any Claim made with respect to subparagraph 1.1(g) shall be $3.5 million,

provided, however, that notwithstanding the foregoing, these limitations shall not apply in respect of any Losses incurred by an Indemnified Party in the case of Fraud.

6.	Time limits

6.1	Subject to the limitations and other provisions of this Agreement, the liability of the Indemnifying Parties in respect of the Warranties shall terminate:

(a)	on the fifth anniversary of the Completion Date in respect of the Fundamental Warranties;

(b)	on the first anniversary of the Completion Date in respect of the Purchaser Warranties (other than subclause 12.1(n));

(c)

on the Completion Date in respect of all other Warranties other than the Fundamental Warranties and the Purchaser Warranties (excluding subclause 12.1(n), which shall terminate at the Completion Date); provided that the Business Warranties shall survive for the applicable period as set forth in the R&W Insurance Policy for purposes of the Purchaser recovering up to the Seller Coverage Amount pursuant to paragraph 5(b), except in respect of any Claim of which notice is given to the Indemnifying Party as contemplated by paragraph 3 of this Schedule 5 before the relevant date.

6.2

Subject to the limitations and other provisions of this Agreement, the liability of the Indemnifying Parties in respect of the covenants contained this Agreement shall survive as follows (unless notice is provided pursuant to paragraph 3 of this Schedule 5 prior to the end of the time period):

(a)

such covenants to be performed at or prior to the Completion shall terminate at the Completion but any claims for breaches thereof shall survive the Completion and remain in full force and effect until the date that is twelve (12) months from the Completion Date;

(b)

such covenants to be performed after the Completion shall survive the Completion in accordance with the terms contained in such covenant until the later of the date on which they have been fully performed or expire in accordance with this Agreement; and

(c)	the covenant set forth in subparagraph 1.1(g) shall terminate on the first anniversary of the Completion Date.

6.3	Any limitations or restrictions contained in this paragraph 6 shall not apply to any claims for Fraud in respect of this Agreement or the transactions contemplated hereby.

7.	Payment of damages

Any payment made pursuant to this Schedule 5 in respect of a Claim shall, to the maximum extent possible under applicable Law, be deemed to be an adjustment to the Final Purchase Price for tax purposes.

8.	Direct Claims

In the case of a Direct Claim, the Indemnifying Party shall have ninety (90) days from receipt of notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Schedule 5, together with all such other information as the Indemnifying Party may reasonably request. If the parties fail to agree at or before the expiration of such 90 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it, including commencing an action against the Indemnifying Party in accordance with this Agreement.

9.	Third Party Claims

9.1

Subject to subparagraph 9.3, in the case of Third Party Claim, then the Indemnifying Party may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim, or the Third Party Claim is otherwise disposed of, but in any event, within 30 Business Days after receiving notice of such Third Party Claim from the Indemnified Party, give notice to the Indemnified Party that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations subject to and on the following terms:

(a)

the Indemnifying Party shall indemnify the Indemnified Party against all liabilities, charges, costs and expenses which it may incur in taking any such action as the Indemnifying Party may request pursuant to subparagraphs 9.1(c) and 9.1(d) below;

(b)

notwithstanding the foregoing, the Indemnifying Party shall not be permitted to assume control of the negotiation, settlement or defense of the Third Party Claim if: (A) such Third Party Claim seeks equitable relief against the Indemnified Party as a primary form of relief; (B) there is a reasonable probability that such Third Party Claim would result in monetary damages or payments in excess of 100% of the amount for which the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to this Schedule 5; (C) such Third Party Claim involves criminal liability; (D) such Third Party Claim relates to Asset Taxes with respect to a Straddle Period (and provided that, in the case of any Third Party claim relating to Asset Taxes with respect to a Pre-Closing Tax Period, if the Indemnifying Party shall give notice as contemplated by this subparagraph 9.1, the Indemnified Party shall have the participation rights described in subparagraph 9.1, substituting for such purpose the terms “Indemnified Party” for “Indemnifying Party” and “Indemnifying Party” for “Indemnified Party” in such subparagraph); (E) such Third Party Claim is by a current material customer or supplier of the Business or otherwise relates to the ongoing Business; or (F) outside counsel to the Indemnified Party has provided written advice that there is a material conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel;

(c)

the Indemnified Party shall make available to the Indemnifying Party such persons and all such information as the Indemnifying Party may reasonably request on reasonable notice for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim; and

(d)

if the Indemnified Party controlled the defense of a Third Party Claim pursuant to subparagraph 9.1(b) or for declination to elect to assume defense, Indemnified Party shall take such reasonable action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Indemnifying Party may reasonably request and shall not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Indemnifying Party (such approval not to be unreasonably withheld, conditioned or delayed) where all or a material amount of the monetary Losses of such Third Party Claim shall be borne by the Indemnifying Party or in which the Indemnifying Party has a material business relationship with the adverse party.

9.2

Subject to subparagraph 9.3, if a Claim arises as a result of, or in connection with, a Third Party Claim, the Indemnified Party shall, until the earlier of such time as the Indemnifying Party shall give any notice as contemplated by subparagraph 9.1 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)

reasonably consult with the Indemnifying Party, and take account of the requirements of the Indemnifying Party, in relation to the conduct of any dispute, defense, compromise or appeal of the Third Party Claim;

(b)

keep the Indemnifying Party promptly reasonably informed of the progress of the Third Party Claim and provide the Indemnifying Party with copies of all relevant documents and such other information in the Indemnified Party’s possession as may be reasonably requested by the Indemnifying Party; and

(c)

not cease to defend the Third Party Claim or make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written consent of the Indemnifying Party (such approval not to be unreasonably withheld, conditioned or delayed) where all or a material amount of the monetary Losses of such Third Party Claim shall be borne by the Indemnifying Party or in which the Indemnifying Party has a business relationship with the adverse party; provided however, that if the Indemnifying Party has denied or failed to accept indemnification obligations in respect of the applicable Third Party Claim, the Indemnified Party may agree to any settlement without such written consent of the Indemnifying Party; provided that any such settlement shall not be determinative of the amount of indemnifiable Losses for purposes of this Schedule 5.

9.3	The provisions of subparagraphs 9.1 and 9.2 shall be subject to any rights of the R&W Insurer under the R&W Insurance Policy in relation to the conduct of the relevant Third Party Claim.

9.4

Nothing in this paragraph 9 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party. If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to this paragraph 9:

(a)	that information shall only be used by the Recipient in connection with the Third Party Claim and clause 19 of this Agreement shall in all other respects apply to that information; and

(b)	to the extent that information is privileged:

(i)	no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)

if a third party requests disclosure by the Recipient in relation to that information, the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

10.	Mitigation

The Indemnified Party shall take commercially reasonable steps to mitigate any loss or damage incurred by it as a result of any of the Warranties being untrue or inaccurate after becoming aware of any event which may give rise to any loss or damage in respect of which the Indemnifying Party to the extent required by any duty to mitigate any such loss or damage pursuant to Delaware law.

11.	Recovery under other rights and reimbursement

The amount of Losses that are subject to indemnification by the Indemnifying Party under this Schedule 5 shall be calculated net of any amount of any cash proceeds actually received by the Indemnified Party from a policy of insurance or other cash payment or compensation (but net of all amounts that are self-insured and the amount of any deductibles, co-payments, retro-premium obligations and premium increases attributable thereto, and all costs of and any Taxes arising in connection collection of any such proceeds) (a Third Party Sum).

12.	Subsequent recovery from third parties

Solely for the purpose of preventing a “double recovery” by the Indemnified Party, if:

(a)	the Indemnifying Party makes a payment in respect of a Claim (the Damages Payment);

(b)	at any time after the making of such payment the Indemnified Party receives any Third Party Sum;

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)

the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Indemnified Party in full for the loss or liability which gave rise to the Claim in question (such excess being the Excess Recovery), the Indemnified Party shall, promptly following receipt of the Third Party Sum by it, repay to the Indemnifying Party an amount equal to the lower of: (i) the Excess Recovery; and (ii) the Damages Payment.

13.	R&W Insurance

13.1

Except in the case of Fraud, notwithstanding any other provision of this Agreement, any other Transaction Document or any other matter or thing the Purchaser’s sole recourse in respect of all and any Claims related to the Warranties (other than with respect to Fundamental Warranties) shall be under the R&W Insurance Policy, except as described in paragraph 5(c).

13.2

Any inability of the Purchaser to pursue or obtain any remedy in respect of any Claims related to the Warranties under the R&W Insurance Policy, whether due to policy terms, exceptions or exclusions, validity (including without limitation if the R&W Insurance Policy is invalid due to the insolvency, breach or default of any person), creditworthiness or for any other reason, shall not affect or in any way increase the liability of the Seller under this Agreement or any other Transaction Document.

13.3	If there is any conflict or other inconsistency between this paragraph 13 and any other provision of this Agreement or any other Transaction Document, this paragraph 13 shall prevail.

13.4

The Seller shall use commercially reasonable efforts to cooperate with the Purchaser, and shall take such other actions as the Purchaser may reasonably request and which are customary for a buyer-side representation and warranty insurance policy, to assist the Purchaser with obtaining the R&W Insurance Policy, and following the Completion, the Seller shall use commercially reasonable efforts to cooperate as requested by the Purchaser at the cost of the Purchaser in connection with any claim under the R&W Insurance Policy. Within 10 Business Days after the Completion Date, the Seller shall deliver or cause to be delivered to the Purchaser (or its designee) a true and correct copy of the contents of the Data Room on a USB drive or other means reasonably acceptable to the Purchaser.

14.	Waiver of set off rights

The Indemnified Party waives any and all rights of set-off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this Agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Claim.

15.	Materiality

For purposes of this Schedule 5, any inaccuracy in or breach of any Business Warranty and the amount of Losses resulting therefrom shall be determined without regard to materiality, Material Adverse Effect or other similar materiality qualification contained in or otherwise applicable to such representation or warranty. For the avoidance of doubt: (i) any representation in Section 1.9 (Position since Accounts Date) as to whether a Material Adverse Effect has occurred; and (ii) the words “material”, “materially” and “Material” in the definition of “Material Adverse Effect” shall not be subject to this paragraph.

16.	Remedy of breaches

Except in the case of Fraud, the Indemnifying Party shall have no liability towards the Indemnified Party under a Claim if and to the extent a breach is capable of remedy and, after written notice of such breach is delivered by the Indemnified Party as contemplated in this Schedule 5, is remedied with no cost to the Indemnified Party or an Affiliate of such Indemnified Party, within thirty (30) days after the date on which the Indemnifying Party receives such notice to the reasonable satisfaction of the Indemnified Party and the costs associated with the remediation shall be borne solely by the Indemnifying Party.

17.	On sales

The Seller shall have no liability in respect of any warranty Claim arising out of any matter or circumstance if the notice given under paragraph 2 of this Schedule 5 in relation to the relevant matter or circumstance is given at a time when the Business has ceased to be owned by the Purchaser or a member of the Purchaser’s Group due to a divestiture of the Business or a sale of substantially all of the Assets. For the avoidance of doubt, this provision shall not apply to a change of control of the Purchaser or a sale of the equity of the Purchaser.

18.	Remedy of breaches

Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or missions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defence against, any party to this Agreement’s right or ability to maintain or recover any amounts in connection with any Claim or other proceeding based upon or arising from Fraud.

19.	Exclusive Remedies

Subject to subclause 24.8, the parties acknowledge and agree that from and after Completion, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Schedule 5. Nothing in this paragraph 19 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to subclause 24.8, or to seek any remedy on account of any Fraud.

Schedule 6

COMPLETION

Part 1

SELLER’S OBLIGATIONS

At Completion the Seller shall, and shall cause each Selling Entity to, let the Purchaser and/or each relevant Purchasing Entity into possession of the Assets and shall deliver to the Purchaser:

(a)	a copy of each Local APA in the form appended in the relevant Part of Schedule 19 hereto, duly executed by the applicable Selling Entity;

(b)	a copy of the PLA in the same or substantially the same form as appended in Schedule 9 hereto, duly executed by the Seller and NEC Platforms, Ltd.;

(c)	a copy of the TMAA in the same or substantially the same form as appended in Schedule 18 hereto, duly executed by the Seller;

(d)	a copy of the IPLA in the same or substantially the same form as appended in Schedule 10 hereto, duly executed by the Seller;

(e)	a copy of the MSA in the same or substantially the same form as appended in Schedule 11 hereto, duly executed by the Seller and NEC Platforms, Ltd.;

(f)	a copy of the TSA(s) in the same or substantially the same form as appended in Schedule 12 hereto, duly executed by the Seller or the relevant Selling Entities, as may be applicable;

(g)	a copy of the SADA in the same or substantially the same form as appended in Schedule 14 hereto, duly executed by NEC South Africa;

(h)	a copy of the Saudi Distribution Agreement in the same or substantially the same form as appended in Schedule 15 hereto, duly executed by NEC Saudi;

(i)	a copy of the CPA Termination Agreement in the same or substantially the same form as appended in Schedule 16 hereto, duly executed by the Seller;

(j)	a copy of the Reg. Rights and Lock-Up Agreement in the same or substantially the same form as appended in Schedule 17 hereto, duly executed by the Seller;

(k)	a copy of any Contract Transfer Agreement, duly executed by the applicable Selling Entity;

(l)	if applicable, a copy of each of the Other Transfer Documents in the Agreed Form, duly executed by the applicable Selling Entity; and

(m)	a copy of the Seller TSA in the same or substantially the same form as appended in Schedule 13 hereto, duly executed by the Seller;

(n)

if required under subclause 8.4, a copy of the Escrow Agreement in the same or substantially the same form as appended in Schedule 21 hereto or otherwise as agreed with the Seller and the Escrow Agent, duly executed by the Seller;

(o)

a certificate from the Seller by an officer of the Seller, dated as of the Completion Date, certifying that the necessary corporate approvals and authorisations in relation to the transactions contemplated by this Agreement and the Transaction Documents have been obtained and remain in full force and effect;

(p)

a certificate signed on behalf of the Seller by an officer of the Seller, dated as of the Completion Date, certifying that the Conditions specified in subclauses 3.2(a), 3.2(b) and 3.2(c) have been fulfilled; and

(q)

either, at the Seller’s sole discretion: (i) a “no objection” certificate from the Tax Authority of India permitting the transfer of the Assets of NEC Corporation India Pvt. Ltd without being subject to any limitation pursuant to section 281 of the Income Tax Act, 1961, of India.; or (ii) a report from Deloitte, PwC, Ernst & Young, or KPMG or their respective local affiliated firm on a reliance basis providing the status of outstanding Tax proceedings, demands and notices with respect to NEC Corporation India Pvt. Ltd.

Part 2

PURCHASER’S OBLIGATIONS

At Completion the Purchaser shall:

(a)	make a payment to the Seller in accordance with Part 1 of Schedule 3 by wire transfer of immediately available funds to the Seller’s bank account in accordance with clause 23 of this Agreement;

(b)	procure that each Purchasing Entity make a payment to the relevant Selling Entity in accordance with Part 1 of Schedule 3 any relevant Local APA;

(c)

if applicable under subclause 8.4, make a deposit with the Escrow Agent of the Contract Assignment Escrow Amount by wire transfer in immediately available funds to the Escrow Account designed in writing by the Escrow Agent;

(d)

subject to subclause 8.5, issue Stock Consideration to the Seller in accordance with subclause 8.1(b), deliver to the Seller certificates representing such number of shares of Purchaser Common Stock issuable as Stock Consideration and do all acts and things to ensure that the Seller is beneficial owner of such Purchaser Common Stock;

(e)	deliver to the Seller:

(i)	a copy of each Local APA in the form appended in the relevant Part of Schedule 19 hereto, duly executed by the applicable Purchasing Entity;

(ii)	a copy of the PLA in the same or substantially the same form as appended in Schedule 9 hereto, duly executed by the Purchaser;

(iii)	a copy of the IPLA in the same or substantially the same form as appended in Schedule 10 hereto, duly executed by the Purchaser;

(iv)	a copy of the MSA in the same or substantially the same form as appended in Schedule 11 hereto, duly executed by the Purchaser;

(v)	a copy of the TSA(s) in the same or substantially the same form as appended in Schedule 12 hereto, duly executed by the Purchaser or the relevant Purchasing Entities as may be applicable;

(vi)	a copy of the SADA in the same or substantially the same form as appended in Schedule 14 hereto, duly executed by the Purchaser;

(vii)	a copy of the Saudi Distribution Agreement in the same or substantially the same form as appended in Schedule 15 hereto, duly executed by the Purchaser;

(viii)	a copy of the CPA Termination Agreement in the same or substantially the same form as appended in Schedule 16 hereto, duly executed by Aviat U.S., Inc.;

(ix)	a copy of the Reg. Rights and Lock-Up Agreement in the same or substantially the same form as appended in Schedule 17 hereto, duly executed by the Purchaser;

(x)	a copy of any Contract Transfer Agreement, duly executed by the applicable Purchasing Entity;

(xi)	if applicable, a copy of each of the Other Transfer Documents in the Agreed Form, duly executed by the applicable Purchasing Entity;

(xii)	a copy of the Seller TSA in the same or substantially the same form as appended in Schedule 13 hereto, duly executed by the Purchaser;

(xiii)

if required under subclause 8.4, a copy of the Escrow Agreement in the same or substantially the same form as appended in Schedule 21 hereto or otherwise as agreed with the Seller and the Escrow Agent, duly executed by the Purchaser; and

(xiv)	a certified copy of the resolutions of the board of directors of the Purchaser authorizing the execution of this Agreement and the other Transaction Documents to be executed by the Purchaser.

Schedule 7

EMPLOYEES

Part 1

TRANSFER OF BUSINESS EMPLOYEES

[Intentionally Reserved]

Part 2

BUSINESS EMPLOYEES

[Intentionally Reserved]

Schedule 8

INDEPENDENT EXPERT

1.

If and whenever any item in dispute falls to be referred, in accordance with the relevant provision of this Agreement, to Independent Expert for determination, it shall be referred to such firm of chartered accountants or tax accountants:

(a)

as the Seller and the Purchaser may agree in writing within 15 Business Days after the expiry of the period allowed by the relevant provision of this Agreement for the Seller and the Purchaser to reach agreement over the relevant item in dispute; or

(b)	failing such agreement, as shall be nominated for this purpose by the Seller for the time being on the joint application of the Seller and the Purchaser made by way of written notice by the Seller

2.

The Seller and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Expert. The Seller and the Purchaser shall agree terms of engagement with the Independent Expert as soon as reasonably practicable after the Independent Expert are nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this Agreement. The Seller and the Purchaser shall counter-sign the terms of appointment as soon as they are agreed.

3.	The Independent Expert shall act on the following basis:

(a)	the Independent Expert shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Expert in writing by the Seller and/or the Purchaser within 15 Business Days of the Independent Expert’s appointment;

(c)	their terms of reference shall be as set out in the relevant provision of this Agreement;

(d)	the Independent Expert shall decide the procedure to be followed in the determination;

(e)

the Seller and the Purchaser shall each provide the Independent Expert promptly with reasonable access (during normal business hours and upon reasonable prior notice) to premises, information, assistance (including assistance from employees) and access to (including the ability to takes copies of) books and records of account, documents, files, working papers and information stored electronically which they reasonably require, and the Independent Expert shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Business;

(f)	the determination of the Independent Expert shall (in the absence of manifest error or fraud) be final and binding on the parties; and

(g)	the costs of the determination, including fees and expenses of the Independent Expert, shall be borne equally as between the Seller on the one hand and the Purchaser on the other hand.

Schedule 9

PASOLINK LICENSING AGREEMENT

[Intentionally Reserved]

Schedule 10

INTELLECTUAL PROPERTY LICENSING AGREEMENT

[Intentionally Reserved]

Schedule 11

MANUFACTURING AND SUPPLY AGREEMENT

[Intentionally Reserved]

Schedule 12

TRANSITIONAL SERVICES AGREEMENT

[Intentionally Reserved]

Schedule 13

SELLER TRANSITIONAL SERVICES AGREEMENT

[Intentionally Reserved]

Schedule 14

SOUTH AFRICAN DISTRIBUTION AGREEMENT

[Intentionally Reserved]

Schedule 15

SAUDI ARABIAN DISTRIBUTION AGREEMENT

[Intentionally Reserved]

Schedule 16

CPA TERMINATION AGREEMENT

[Intentionally Reserved]

Schedule 17

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Registration Rights Agreement”), dated as of [_____], 2023, is by and between NEC Corporation, a corporation registered under the laws of Japan (“NEC” or the “Seller”) and Aviat Networks, Inc., a Delaware corporation (“Aviat” or the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Definitive Agreement (defined below).

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the Master Sale of Business Agreement, dated as of May 9, 2023, by and among the Seller and Aviat (the “Definitive Agreement”);

WHEREAS, in partial consideration for the sale of the Assets at Completion, as contemplated by the Definitive Agreement, on the date hereof, the Company issued to NEC [_______] shares of Common Stock (the “Stock Consideration”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas are authorized or required to be closed by law or governmental action.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Company Securities” has the meaning set forth in Section 2.4(c)(i).

“Effectiveness Period” has the meaning set forth in Section 2.1(c).

“Final Lock-Up Expiration Date” means the second anniversary of the day immediately following the Completion Date.

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Initial Lock-Up Expiration Date” means the first anniversary of the day immediately following the Completion Date.

“Lock-Up Restrictions” has the meaning set forth in Section 5.1(a).

“Losses” has the meaning set forth in Section 3.1.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Other Securities” has the meaning set forth in Section 2.4(c)(i).

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

“Registrable Securities” shall mean (a) the Stock Consideration and (b) any securities issued or issuable with respect to the Stock Consideration by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been disposed of pursuant to such Registration Statement, (ii) such Registrable Security is disposed of under Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act and the legend on any certificate or book-entry notation representing such Registrable Security restricting transfer of such Registrable Security has been removed, or (iii) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant this Registration Rights Agreement; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not become a Registrable Security.

“Registration Rights Agreement” has the meaning set forth in the introductory paragraph.

“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.4 Maximum Number of Shares” has the meaning set forth in Section 2.4(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Seller Requested Securities” has the meaning set forth in Section 2.2(c).

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering, and (d) fees and expenses of counsel engaged by the Seller (subject to Article III).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and Seller could be named as a selling security holder without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Within 30 days prior to the Initial Lock-Up Expiration Date, the Company shall file a Registration Statement (the “Shelf Registration Statement”) under the Securities Act to permit the public resale of all the Registrable Securities by the Seller from time to time as permitted by Rule 415 under the Securities Act and shall use commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI. Following the effective date of the Shelf Registration Statement, the Company shall notify the Seller of the effectiveness of such Registration Statement.

(b) The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit the Seller to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to and requested by the Seller.

(c) The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities by the Seller until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 6.1 (the “Effectiveness Period”).

(d) When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

Section 2.2 Underwritten Shelf Offering Requests.

(a) In the event that the Seller elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and either (i) such Underwritten Offering covers the disposition of at least fifty percent (50%) of the number of shares constituting the Stock Consideration, or (ii) Seller reasonably expects gross proceeds of at least $15 million from such Underwritten Offering, the Company shall, at the request (a “Shelf Underwritten Offering Request”) of the Seller, enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.2(b) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Seller in order to expedite or facilitate the disposition of such Registrable Securities (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than two Shelf Underwritten Offerings.

(b) The Company shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as the Managing Underwriter or as other underwriters in connection with such Shelf Underwritten Offering from which the Seller shall select the Managing Underwriter and the other underwriters. The Seller shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

(c) If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Seller in writing of its belief that the number of shares of Common Stock requested to be included by the Company or any other Persons having registration rights with respect to such offering, when added to the number of Registrable Securities proposed to be offered by the Seller, would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i) First, all Registrable Securities that the Seller requested to be included therein (the “Seller Requested Securities”);

(ii) Second, to the extent that the number of Seller Requested Securities is less than the Section 2.2 Maximum Number of Shares, the Common Stock requested to be included by the Company; and

(iii) Third, to the extent that the number of Seller Requested Securities and the shares of Common Stock requested to be included by the Company is less than the Section 2.2 Maximum Number of Shares, the Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of Common Stock each requested to be included.

(d) The Company shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as the Managing Underwriter or as other underwriters in connection with such Shelf Underwritten Offering from which the holders of more than 50% of the Registrable Securities to be so offered shall select the Managing Underwriter and the other underwriters. The Seller shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

Section 2.3 Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (i) delay filing or effectiveness of a Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (ii) suspend the Seller’s use of any prospectus that is a part of a Shelf Registration Statement upon written notice to the Seller whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event the Seller shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 90 days, if the Board determines (A) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of Common Stock pursuant to a Company Registration, (B) that such registration or offering would render the Company unable to comply with applicable securities laws or (C) that such registration offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 180 days in any twelve-month period.

Section 2.4 Piggyback Registration Rights.

(a) Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to the Seller, which notice shall be held in strict confidence by the Seller and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of the Seller’s rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least ten days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.4(a) would adversely affect the offering, no such notice shall be required (and the Seller shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). The Seller shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Seller received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by the Seller and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from the Seller is received within such period, the Seller shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Seller; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Seller (which the Seller will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(b) The Seller shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw. The Seller may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Seller not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that the Seller may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Seller (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to the Seller pursuant to this Section 2.4 and the Seller shall no longer be entitled to participate in any Piggyback Underwritten Offering.

(c) If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Seller with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.4 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i) First, if the Piggyback Underwritten Offering is for the account of the Company, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”) or, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, all shares of Common Stock that such Persons propose to include (the “Other Securities”); and

(ii) Second, if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock requested to be included by the Seller and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Seller with respect to such offering, pro rata among the Seller and such other holders based on the number of shares of Common Stock each requested to be included and, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock requested to be included by the Seller, to the Seller.

(d) The Company or other Persons who have or have been granted registration rights, as applicable, shall select the underwriters in any Piggyback Underwritten Offering and shall determine the pricing of the shares of Common Stock offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

Section 2.5 Participation in Underwritten Offerings.

(a) In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.4, the underwriting agreement into which the Seller and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company. The Seller shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the Seller’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b) Any participation by the Seller in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company.

(c) In connection with any Piggyback Underwritten Offering in which the Seller has the right to include Registrable Securities pursuant to Section 2.4, the Seller agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (ii) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.5(a)), custody agreements, lock-ups, “hold back” agreements pursuant to which the Seller agrees not to sell or purchase any securities of the Company for the same period of time following the registered offering as is agreed to by the Company and the other participating holders, powers of attorney and questionnaires.

(d) If the Company or Managing Underwriter, as applicable, requests that the Seller take any of the actions referred to in paragraph (ii) of Section 2.5(c), the Seller shall take such action promptly but in any event within three (3) Business Days following the date of such request.

Section 2.6 Registration Procedures.

(a) In connection with its obligations under this Article II, the Company will, to the extent the Seller is exercising registration rights under this Article II:

(i) promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(ii) furnish to the Seller such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

(iii) if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each seller thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv) in connection with an Underwritten Offering, use all commercially reasonable efforts to provide to the Seller a copy of any auditor “comfort” letters or customary legal opinions, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering;

(v) promptly notify the Seller, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and shall furnish to each such seller at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

(vii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii) cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed; and

(ix) enter into such customary agreements and take such other actions as the Seller shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

(b) The Seller agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.6(a)(v), the Seller will forthwith discontinue the Seller’s disposition of Registrable Securities pursuant to the Registration Statement until the Seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in the Seller’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.6(b).

Section 2.7 Cooperation by the Seller. The Company shall have no obligation to include Registrable Securities of the Seller in any Registration Statement or Underwritten Offering if the Seller has failed to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.8 Restrictions on Public Sale . The Seller agrees not to effect any public sale or distribution of Registrable Securities for a period of up to 60 days following completion of an Underwritten Offering of equity securities by the Company; provided that (a) the Company gives written notice to the Seller of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (b) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed; provided further, that this Section 2.8 shall not apply to the Seller that has delivered (and not revoked) an Opt-Out Notice to the Company.

Section 2.9 Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. The Seller shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

ARTICLE III

INDEMNIFICATION AND CONTRIBUTION

Section 3.1 Indemnification by the Company. The Company will indemnify and hold harmless the Seller, its officers and directors and each Person (if any) that controls the Seller within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Seller expressly for use therein.

Section 3.2 Indemnification by the Seller. The Seller agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of the Seller expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

Section 3.3 Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.4 Contribution.

(a) If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities in respect of which indemnity is to be provided hereunder, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and the Seller (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and the Seller agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, the Seller shall not be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by the Seller, less the amount of any damages which the Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV

RULE 144

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as the Seller owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, to the Seller forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Company may reasonably request in availing itself of any rule or regulation of the Commission allowing the Company to sell any such securities without registration.

ARTICLE V

RESTRICTIONS ON TRANSFER; LEGENDS; TRANSFER OF RIGHTS

Section 5.1 Restrictions on Transfer.

(a) The Seller agrees that, prior to the Initial Lock-Up Expiration Date, without the prior written consent of the Company, it will not directly or indirectly Transfer any Stock Consideration or any right or economic interest pertaining thereto, including the right to vote or consent on any matter (the foregoing restrictions are hereinafter referred to as the “Lock-Up Restrictions”). On the first day following the Initial Lock-Up Expiration Date, one-twelfth of the Stock Consideration shall be thereafter released from the Lock-Up Restrictions, and one-twelfth of the Stock Consideration on each one month anniversary of such day following the Initial Lock-Up Expiration Date, such that the Stock Consideration shall be released in full from the Lock-Up

Restrictions on the Final Lock-Up Expiration Date; provided further that nothing in this Agreement shall restrict the Seller from transferring (for value or otherwise) any or all of the Stock Consideration issued to it to one or more (but not more than three) of the Seller’s wholly-owned subsidiaries (a “Permitted Transferee”) at any time, provided that such transfer is in accordance with Section 5.1(e).

(b) Notwithstanding the foregoing, the Lock-Up Restrictions shall not apply to any Transfer pursuant to any merger, consolidation or other business combination of the Company.

(c) Each certificate or book-entry notation representing the Stock Consideration (unless otherwise permitted by the provisions of Section 5.1(d)) bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF [_____], BY AND AMONG THE HOLDER THEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(d) Upon expiration of the Lock-Up Restrictions with respect to each share of Stock Consideration, the legend on any shares of Stock Consideration covered by this Agreement shall be removed if (i) such shares of Stock Consideration are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such shares of Stock Consideration is effective under the Securities Act and the Seller delivers to the Company a representation letter agreeing that such shares of Stock Consideration will be sold under such effective registration statement, (iii) if such shares of Stock Consideration may be sold by the Seller free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such shares of Stock Consideration are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the Seller has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the Seller to effect removal of the legend on such shares pursuant to this Section 5.1(d) as soon as reasonably practicable after delivery of notice from the Seller that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 5.1(d); provided, that the Seller shall be responsible for all legal fees and expenses of counsel incurred by the Seller with respect to delivering the legal opinion to the Company.

(e) The rights of any holder of Registrable Securities hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to a Permitted Transferee; provided that such Permitted Transferee shall not have the right to transfer or assign any rights hereunder in connection with any subsequent transfer or transfers of any Registrable Securities to any person other than a Permitted Transferee. Notwithstanding the foregoing, such rights may only be transferred or assigned if all of the following additional conditions are satisfied: (x) such transfer or assignment is effected in accordance with applicable securities laws; (y) the Company is given written notice by the applicable holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the amount of Registrable Securities with respect to which such rights are being transferred or assigned; and (z) such transferee or assignee executes and delivers to the Company an agreement to be bound by this Registration Rights Agreement (including, for the avoidance of doubt, the restrictions in this Section 5.1) in the same ways as the Seller.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination. This Registration Rights Agreement shall terminate, and the parties shall have no further rights or obligations hereunder on (a) the fifth anniversary of the date hereof or (b) on such earlier date on which either (i) the Seller, together with the Seller’s Affiliates, owns less than 3% of the outstanding Common Stock of the Company, or (ii) on or after the Final Lock-up Expiration Date, all Registrable Securities owned by the Seller and its Affiliates may be sold without restriction pursuant to Rule 144 under the Securities Act.

Section 6.2 Severability. If any provision of this Registration Rights Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 6.3 Governing Law; Waiver of Jury Trial.

(a) This Registration Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

Section 6.4 Adjustments Affecting Registrable Securities. The provisions of this Registration Rights Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the Stock Consideration, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.5 Binding Effects; Benefits of Agreement. This Registration Rights Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Seller and its successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by the Seller without the prior written consent of the Company.

Section 6.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered or sent by telecopier, (b) sent by nationally recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(d)	If to the Company, to:

Aviat Networks, Inc.

200 Parker Drive, Suite C100A

Austin, Texas 78728

Attention: General Counsel’s Office

Email: [...]

with copies to:

Vinson & Elkins LLP

200 W 6th St., Ste 2500

Austin, Texas 78701

Attention: Michael Gibson; Katherine Frank

Telephone: [...]

Email: [...]

(e)	If to the Seller, to:

NEC Corporation

7-1, Shiba 5-chome Minato-ku,

Tokyo 108-8001 Japan

marked for the attention of Senior Director, Wireless Solutions Division, Telecom Service Business Unit [...]

with copies to:

Allen & Overy Gaikokuho Kyodo Jigyo Horitsu Jimusho

JP Tower 22F, 2-7-2 Marunouchi, Chiyoda-ku

Tokyo 100-7022, Japan

marked for the attention of Nick Wall [...] and Taro Nakashima [...]

or to such other address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by telecopier, (ii) the next Business Day after delivery, if sent by nationally recognized, overnight courier and (iii) on the third (3rd) Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.

Section 6.7 Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Seller. No course of dealing between the Company and the Seller or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.8 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

AVIAT NETWORKS, INC.

By:
Name:
Title:

NEC CORPORATION

By:
Name:
Title:

Address:
Contact Person:
Telephone No:
Email:

Schedule 18

TRADE MARK ASSIGNMENT AGREEMENT

[Intentionally Reserved]

Schedule 19

FORM OF LOCAL APAS

[Intentionally Reserved]

Schedule 20

CONTRACT TRANSFER AGREEMENTS

[Intentionally Reserved]

Schedule 21

ESCROW AGREEMENT

[Intentionally Reserved]

Schedule 22

LIST OF MATERIAL CONTRACTS

[Intentionally Reserved]

Schedule 23

SEC FINANCIAL STATEMENTS

[Intentionally Reserved]

Schedule 24

LIST OF KEY EMPLOYEES

[Intentionally Reserved]

Schedule 25

LIST OF KEY CONTACTS

[Intentionally Reserved]

Schedule 26

PERMITTED PRE-COMPLETION ACTIONS

[Intentionally Reserved]

Schedule 27

CONTRACT REQUIREMENTS

[Intentionally Reserved]

Schedule 28

SAUDI ARABIA ARRANGEMENTS

[Intentionally Reserved]

Schedule 29

NON-TRANSFERRING CONTRACTS

[Intentionally Reserved]

Schedule 30

TRANSFERRING IP

Part 1

PASOLINK MARK

[Intentionally Reserved]

Part 2

OTHER TRANSFERRED IP

[Intentionally Reserved]

Schedule 31

INTEGRATION PLANNING INFORMATION

Part 1

ESSENTIAL PRE-COMPLETION DATA

[Intentionally Reserved]

Part 2

OTHER PRE-COMPLETION DATA

[Intentionally Reserved]

Part 3

MATERIALS TO BE PROVIDED PRIOR TO, ON OR AFTER COMPLETION

[Intentionally Reserved]

Schedule 32

CONTRACT ASSIGNMENT ADJUSTMENT

Part 1

CONTRACT ASSIGNMENT ADJUSTMENT CALCULATION

1.	Assignment Revenue Percentage shall be expressed as a percentage and rounded to two decimal places (for example, 79.85%), calculated as follows:

(a)	Assignment Revenue, divided by

(b)	Assignable Revenue,

provided for the purposes of calculating Assignment Revenue and Assignable Revenue, any Contracts that are not assigned as a result of a failure by the Purchaser to comply with its obligations under subclause 4.5 shall be disregarded.

2.	Contract Assignment Adjustment shall be calculated on the following basis:

(a)	if the Assigned Revenue Percentage is equal to or greater than 80%, the Contract Assignment Adjustment shall be zero;

(b)	if the Assigned Revenue Percentage is less than 80%, the Contract Assignment Adjustment shall be the product of (i) $70,000,000 and (ii) 1 less (Assignment Revenue Percentage divided by 80%).

Part 2

LIST OF REVENUE IN CALENDAR YEAR 2022 FOR EACH CUSTOMER

[Intentionally Reserved]

Schedule 33

LIST OF GUARANTEES, PERFORMANCE BONDS ETC.

[Intentionally Reserved]

Schedule 34

OTHER EXCLUDED ITEMS

Part 1

OTHER EXCLUDED ASSETS

[Intentionally Reserved]

Part 2

OTHER EXCLUDED LIABILITIES

[Intentionally Reserved]

Schedule 35

OTHER MATTERS

[Intentionally Reserved]

Schedule 36

REGULATORY MATTERS

Part 1

[Intentionally Reserved]

Part 2

[Intentionally Reserved]

Schedule 37

INTERPRETATION

1.	In this Agreement:

Accounting Principles means the generally accepted accounting principles, rules, policies, practices, procedures and methods applicable in Japan (being the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB) (including interpretations from the IFRS Interpretations Committee (IFRS IC) in force as at the date of preparation of the Management Accounts;

Accounts means the balance sheet as at the Accounts Date and profit and loss account for the year ended on that date of the Seller, a copy of each of which is in the Agreed Form;

Accounts Date means March 31, 2022;

Adjustment Calculation has the meaning given in subclause 9.1;

Affiliate means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person; provided that, for the purposes of this definition, control (including with correlative meanings, the terms controlled by and under common control with), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise;

Affiliate Transaction means any current Contract or transaction between a Selling Entity (on the one hand) and any Insider (on the other hand);

Agreed Form means, in relation to any document, the form of that document which has been agreed in writing by or on behalf of the Seller and the Purchaser with such changes as the Seller and the Purchaser may agree in writing before Completion;

Allocation Adjustment has the meaning given in subclause 9.8;

Allocation Methodology has the meaning given in subclause 10.1;

Anti-Corruption Laws means the: (i) the United States Foreign Corrupt Practices Act of 1977, as amended (the FCPA); (ii) the U.K. Bribery Act of 2010; and (iii) all other similar or equivalent anti-corruption and/or anti-bribery laws of any jurisdiction applicable to Seller and Selling Entities;

Anti-Money Laundering Laws means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations);

Asset Taxes means ad valorem, property, excise, severance, production, sales, use, turnover, goods and service, value added and similar Taxes based upon the acquisition, operation or ownership of the Assets or the receipt of proceeds therefrom, including the industry and commerce tax (ICA), but excluding, for the avoidance of doubt, Income Taxes, and Transfer Taxes;

Assets means the assets to be sold by the Seller and each of the Selling Entities to each of the Purchasing Entities under this Agreement and referred to Part 1 of Schedule 2 excluding, for the avoidance of doubt, the Excluded Assets;

Assignable Contracts means the customer Contracts of the Business (excluding, for the avoidance of doubt, purchase orders that do not relate to an underlying master services agreement, purchase agreement or similar arrangement or with any Person who is an Affiliate of or associated with the government of the People’s Republic of China or the Republic of Indonesia).

Assignable Revenue means if Saudi Consent is obtained: (i) […]; or (ii) otherwise […].

Assigned Revenue Percentage means the amount as calculated in accordance with paragraph 1 of Part 1 of Schedule 32;

Assignment Revenue means the aggregate of the revenue for calendar year 2022 generated by each customer in relation to the Assignable Contracts (using such revenue figures as set forth on Part 2 of Schedule 32) which are Validly Assigned as of the date of measurement, in each case in accordance with the form attached as Schedule 20 (with any changes as agreed by the Purchaser acting reasonably);

Assumed Liabilities has the meaning given to it in subclause 2.2, excluding, for the avoidance of doubt, the Excluded Liabilities;

Average Product Liability means the average annual Liability of the Business with respect to any product warranty, product liability or similar claim from customers for fiscal year 2019, 2020 and 2021, which is […];

Base Purchase Price means $70 million;

Benefit Plan means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any equity option, restricted equity, phantom equity, equity purchase, bonus, or incentive award, retention, severance pay, deferred compensation, executive compensation, change in control, supplemental income, medical, dental, vision, accident, disability, life or other insurance, vacation, fringe benefit, and all other employee benefit or compensation plans, agreements, arrangements, programs or practices, other than base salary or base wages sponsored, maintained or contributed to by any member of Seller’s Group or any of their Affiliates, or pursuant to which any member of Seller’s Group or any of their Affiliates has any or could have any Liability. For the avoidance of doubt, Benefit Plan does not include any Employment Contract;

Business means the wireless backhaul business of the Seller’s Group which is, on the date of this Agreement, carried on by the Seller and certain of its subsidiaries (including the Selling Entities), other than the Excluded Business;

Business Day means a day other than a Saturday or Sunday or other day on which commercial banks are generally open in Tokyo, and Austin, Texas for normal business;

Business Employee means any individual employed by a Selling Entity or any of its Affiliates whose employment wholly or mainly involves providing services with respect to the Assets or Business;

Business Intellectual Property means the PASOLINK Marks, the Other Transferred IP and the NEC IP, and the Third-Party Intellectual Property Licenses;

Business IT Assets has the meaning given in Section 1.13 of Schedule 4;

Business Warranties means the statements set out in Schedule 4 other than the Fundamental Warranties;

Cash means the sum of all cash and cash equivalents (including checks, bank deposits and the fair market value of marketable securities and short term investments) in connection with the Assets (which may be a positive or negative number), including the amounts of any received but uncleared checks, drafts and wires issued prior to such time; provided that Cash shall not include Restricted Cash;

Cash Consideration has the meaning given to it in subclause 8.1;

CFIUS means the Committee on Foreign Investment in the United States or any successor Governmental Entity;

CFIUS Clearance means: (i) the receipt of a written notification from CFIUS stating that it has determined that CFIUS lacks jurisdiction over the transactions contemplated under this Agreement; (ii) the receipt of a written notification from CFIUS stating that CFIUS has concluded all action pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and has determined that there are no unresolved national security concerns with respect to the transactions contemplated under this Agreement; (iii) the receipt of a written notification from CFIUS stating that CFIUS is not able to conclude action pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, with respect to the transactions contemplated under this Agreement on the basis of a declaration filed pursuant to 31 C.F.R. § 800.401 or 31 C.F.R. § 800.402; or (iv) that, following an investigation, CFIUS has sent a report to the President requesting the President’s decision and either (A) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated under this Agreement or (B) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS.

CFIUS Filing means a joint voluntary notice or declaration prepared by the Purchaser and the Seller with respect to the transactions contemplated under this Agreement and submitted to CFIUS.

Channel Partner Agreement means the Channel Partner Agreement entered into on May 31, 2019 between Aviat U.S., Inc. and the Seller;

Claim means demand, complaint, claim, action, litigation, legal or administrative proceeding (whether at Law or in equity), investigation, audit, arbitration, commenced, brought, conducted or heard by or before, any Governmental Entity, arbitrator, mediator or any other person;

Clean Team Agreement means the clean team agreement dated August 8, 2022 between the Seller and the Purchaser;

Code means the U.S. Internal Revenue Code of 1986, as amended;

Completion means completion of the sale and purchase of the Assets in accordance with this Agreement or the time thereof, as the case may be;

Completion Average EBITDA means the average of EBITDA for the three fiscal years preceding the fiscal year in which Completion shall take place;

Completion Consolidated Balance Sheet has the meaning given to it in subclause 9.1;

Completion Date has the meaning given to it in subclause 5.1;

Completion NAV means the NAV at Completion, as shown in the Completion Consolidated Balance Sheet;

Completion Net Debt means the Net Debt at Completion;

Completion Separate Balance Sheets has the meaning given to it in subclause 9.1;

Completion Statement has the meaning given in subclause 9.1;

Completion Working Capital means the Working Capital at Completion;

Conditions means the conditions precedent to the sale and purchase of the Assets set out in subclauses 3.1, 3.2 and 3.3;

Consolidated Adjustment Amount has the meaning given in subclause 9.9;

Contract Assignment Adjustment means the amount as calculated in accordance with paragraph 2 of Part 1 of Schedule 32;

Contract Assignment Escrow Amount means the lesser of (i) the Contract Assignment Adjustment as set out in the Estimated Completion Statement; and $7 million.

Contracts means all contracts and engagements entered into or orders made before Completion by or on behalf of the Seller or any member of the Seller’s Group with third parties in connection with the Business which remain (in whole or in part) to be performed at Completion, including all orders and contracts for the manufacture, sale or purchase of goods or provision or supply of services or for the hire purchase, credit sale, leasing or license of goods or services, or the licensing of Intellectual Property Rights and including, in particular, those shortly described in the Disclosure Letter;

Contract Transfer Agreements has the meaning given to it in subclause 2.5(b);

Costs means all liabilities, losses, actions, proceedings, costs (including legal and other professional fees and costs), expenses, damages, claims and demands;

CPA Termination Agreement has the meaning given to it in subclause 13.1(e);

Damages Payment has the meaning given in Schedule 5;

Data Room means the documents referred to in the index of data room documents, in the Agreed Form, annexed to the Disclosure Letter;

Debts means:

(a)	any debts or other sums due or payable to the Seller in connection with the Assets at Completion (including liabilities in connection with the lease agreements as part of the Assets and);

(b)	any debts or other sums which become due or payable to the Seller after Completion in connection with goods supplied or services performed in connection with the Assets prior to Completion;

(c)	any interest payable on those debts or other sums; and

(d)	the benefit of all securities, guarantees, indemnities and rights relating to those debts or other sums;

Debt Financing means any debt financing entered into in connection with the consummation of the transactions contemplated hereunder;

Debt Financing Sources means the Persons that have committed to provide or have otherwise entered into agreements in connection with any Debt Financing in connection with the transactions contemplated hereby, including any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their respective Affiliates’ officers, directors, employees, agents, controlling persons, members and Representatives involved in such Debt Financing and their respective successors and assigns;

Disclosure Letter means the letter of the same date as this Agreement from the Seller to the Purchaser;

Direct Claim has the meaning given in Schedule 5;

Disqualification Event has the meaning given in subclause 6.10;

Draft Allocation Statement has the meaning given in subclause 10.3;

Due Diligence Materials has the meaning given to it in subclause 12.1(h)(i);

EBITDA means the earnings before interest, taxes, depreciation, and amortization;

EBITDA Adjustment means an amount, positive or negative, as determined on the date of Completion and without duplication, equal to Completion Average EBITDA minus the average of EBITDA for the fiscal year ended 31 March 2020, 31 March 2021 and 31 March 2022 of the respective Selling Entity;

Employment Contracts means the employment agreements with the Automatic Transferring Business Employees who are engaged in the Business as listed in Part 2 of Schedule 7, as such list may be updated from time to time prior to Completion, subject to subclause 4.1(e) of this Agreement;

Encumbrance means any option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance and any agreement to create any of the foregoing;

Environmental and Safety Laws means any foreign, federal, state, or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public;

ERISA means the United States Employee Retirement Income Security Act of 1974;

Escrow Account has the meaning given in subclause 8.4;

Escrow Agent means JPMorgan Chase Bank, N.A. or any replacement escrow agent thereafter designated pursuant to the Escrow Agreement;

Escrow Agreement means the Escrow Agreement that may entered into among the Purchaser, the Seller and the Escrow Agent, in the form of Schedule 21;

Estimated Cash Consideration has the meaning given in subclause 8.2;

Estimated Completion Statement has the meaning given in subclause 8.3;

Estimated Consolidated Balance Sheet means the consolidated balance sheet set out in Schedule 9.2 of the Disclosure Letter;

Estimated Irrecoverable VAT has the meaning given in subclause 20.6;

Estimated Net Debt means the Net Debt at December, 31, 2022, which is an amount equal to […];

Estimated Seller VAT Portion has the meaning given in subclause 20.3;

Estimated Separate Balance Sheets means the separate balance sheets set out in Schedule 9.2 of the Disclosure Letter;

Estimated VAT Amount has the meaning given in subclause 20.4;

Estimated Working Capital means the Working Capital at December, 31, 2022, which is an amount equal to […];

Estimated Working Capital Adjustment means an amount, positive or negative, as determined on the date of Completion and without duplication, equal to Estimated Working Capital minus Target Working Capital. For the avoidance of doubt, all amounts included in the calculation of Estimated Net Debt shall not be included in the calculation of Estimated Working Capital or the Estimated Working Capital Adjustment.

Excess Recovery has the meaning given in Schedule 5;

Exchange Rate means the “TTM” (telegraphic transfer middle) rate of exchange from Japanese Yen to $ as published by Sumitomo Mitsui Banking Corporation;

Excluded Assets means the assets and liabilities set out in Part 2 of Schedule 2;

Excluded Business means:

(a)	the domestic sales business of Japan of the wireless backhaul business of the Seller; and

(b)	any development or manufacturing part of the wireless backhaul business of the Seller except as otherwise set forth in this Agreement or the other Transaction Documents;

Excluded Liabilities has the meaning given in subclause 2.4;

Excluded Tax Liabilities means any and all Losses arising out of or related to: (a) Income Taxes, Zakat or any Liabilities with respect to withholding obligations of the Seller, any Selling Entity, any of their direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and including, for the avoidance of doubt, any withholding obligations of any person with respect thereto; (b) Asset Taxes allocable to the Seller and the Selling Entities pursuant to paragraph 1 of Part 3 of Schedule 3 (excluding, for the avoidance of doubt, any VAT addressed in clause 20); (c) any Taxes imposed on or with respect to the Excluded Assets or that are attributable to any asset or business of the Seller that is not part of the Assets; (d) any and all Taxes imposed on or with respect to the acquisition, ownership or operation of the Assets or the receipt of proceeds therefrom for any Pre-Closing Tax Period, including for the avoidance of doubt, any VAT for any such period (other than any VAT addressed in clause 20);

Expense Adjustment means […];

Export Control and Economic Sanctions Laws means: the Arms Export Control Act (22 U.S.C. § Chapter 39); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58); the Export Administration Act of 1979 (50 U.S.C. Chapter 56); the Export Administration Regulations (15 C.F.R. Parts 730-774); regulations promulgated by the Office of Foreign Assets Control (31 C.F.R. Parts 500-599), and corresponding enabling statutes, including but not limited to the International Emergency Economic Powers Act (50 U.S.C. Chapter 35) and the Trading With the Enemy Act (50 U.S.C. Chapter 53), antiboycott laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service, customs and import Laws administered by U.S. Customs and Border Protection, and any similar export control, or economic sanctions, antiboycott, import, or customs Laws of any country in which the Seller or Selling Entities is performing activities;

Final Allocation Statement has the meaning given in subclause 10.4;

Final Cash Consideration has the meaning given in subclause 9.6;

Final Irrecoverable VAT has the meaning given in subclause 20.6;

Final Purchase Price has the meaning given in subclause 8.6;

Final Seller VAT Portion has the meaning given in subclause 20.3;

Final VAT Amount has the meaning given in subclause 20.5;

Foreign Plan has the meaning given in subclause 4.7;

Fraud means, with respect to a party, actual (not constructive) fraud with respect to the making of any representation or warranty in clause 12 or Schedule 4 made by such party. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

Fundamental Warranties means the statements set out in subparagraphs 1.1, 1.2, 1.3, 1.4 and 1.5(a) of Schedule 4;

Government Official means any officer or employee of a government, a public international organization, or any department or agency thereof, including any instrumentality thereof (such as a state-owned company), or any person acting in an official capacity for such government or organization, including: (i) a foreign official as defined in the FCPA; and (ii) a foreign public official as defined in the United Kingdom Bribery Act 2010;

Governmental Entity means any: (a) nation, region, state, province, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity) or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy or regulatory power, in each case excluding to the extent that such entity is engaging activities that are primarily aimed at generating revenue, profit, or market share, or that are otherwise conducted in competition with private entities;

Group Accounting Procedures Manual means the manual setting out the accounting procedures of the Seller’s Group;

Hazardous Materials means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained;

IFRS means the International Financial Reporting Standards as issued by the International Accounting Standards Board;

Income Taxes means any income, capital gains, franchise and similar Taxes;

Indemnified Party has the meaning given in Schedule 5;

Indemnifying Party has the meaning given in Schedule 5;

Independent Expert means a well-reputed, international firm of chartered accountants or tax accountants as may be appointed under Schedule 8;

Insider means any Selling Entity, any Affiliate of any Selling Entity, any officer or director of any Affiliate of any Selling Entity, any family member of any Selling Entity, or any other Person in which any of the foregoing owns any beneficial interest;

Integration Information has the meaning given in subclause 3.2(f), together with any other related or similar information provided by the Seller or any of its Affiliates pursuant to subclause 4.12;

Intellectual Property Rights means: (a) copyrights, Software and other works of authorship (whether or not copyrightable), patents and inventions (whether or not patentable or reduced to practice) and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, database rights and rights in trade marks (and goodwill associated therewith), designs, know-how and confidential information (whether registered or unregistered); (b) applications for registration, and rights to apply for registration, of any of the foregoing rights; and (c) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

IPLA has the meaning given to it in subclause 13.1(c);

Japanese Yen, JPY or ¥ means the lawful currency of Japan;

Key Contacts means the people listed in Schedule 25;

Key Employees means the Business Employees set forth on Schedule 24;

Law means any federal, state, local, tribal, municipal, foreign or supranational law, statute, regulation, constitution, principle of common law, resolution, ordinance, code, edict, rule, ruling, order decree, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity;

Liabilities means any and all debts, losses, damages, adverse claims, fines, penalties, liabilities or obligations of any kind, whether accrued or fixed, known or unknown, absolute or contingent, liquidated or unliquidated, due or whether to become due or on- or off-balance sheet, matured or unmatured, or determined or determinable and whether in contract, tort, strict liability or otherwise, including any arising under any Law or order, and including all reasonable and documented out-of-pocket costs and expenses relating thereto including without limitation all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation;

Local APA has the meaning given to it in subclause 2.5;

Long Stop Date has the meaning given in subclause 3.4;

Loss or Losses means any claims, actions, causes of action, judgments, awards, assessments, fines, penalties, interests, deficiencies, costs of settlement or compromise, losses, Liabilities, demands, awards, settlements, judgments (at law or in equity, statutory or common), assessments and Taxes costs and damages (including reasonable out-of-pocket costs of investigation and defense, court costs, reasonable out-of-pocket fees and expenses of accountants and experts or other reasonable out-of-pocket expenses of litigation or other action and reasonable attorneys’ fees and expenses), but excluding exemplary or punitive damages;

Management Accounts means the unaudited consolidated financial statements of the Business of the Seller as at, and for the twelve month period ending on, the Accounts Date;

Material Adverse Effect means any event, change, effect, occurrence or development that, individually or in the aggregate, has a material adverse effect on: (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole; or (ii) the ability of the Seller to perform its obligations under this Agreement and consummate the Transaction, excluding any event, change, effect, occurrence or development directly or indirectly resulting, either alone or in combination, from: (a) effects generally affecting the industry in which the Business operates (including changes in general market prices and regulatory changes affecting such industry generally); (b) general business, economic, or political conditions (or changes therein); (c) events affecting the financial, credit, or securities markets in Japan, the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) outbreak of epidemics, pandemics or disease including COVID-19 or any mutations thereof; (e) any failure by to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); (f) changes (or proposed changes) in Law or interpretation thereof or IFRS or other Accounting Principles or interpretation thereof; (g) events attributable to the announcement of the execution of this Agreement or any other Transaction Document, the announcement of the Transaction, or the consummation of the Transaction; or (h) any action or omission to act taken by the Seller or the Business, which action or omission is: (1) expressly required or permitted by this Agreement or any Transaction Document; or (2) consented to or requested by the Purchaser, except, in the case of clauses (a) through (d), to the extent (and only to the extent) any such effect has a materially disproportionate adverse impact on the Business, relative to other similarly situated companies in the industry in which the Seller operates;

Material Contracts means the Contracts referred to in Schedule 22;

Material Licenses has the meaning given in subclause 1.11 of Schedule 4;

MSA has the meaning given to it in subclause 13.1(d);

NAV means the net assets book value of the Business;

NAV Adjustment means an amount, positive or negative, as determined on the date of Completion and without duplication, equal to Completion NAV minus NAV as at 31 December 2022;

NECAM means NEC Corporation of America;

NECAM Contracts has the meaning given to it in Schedule 29;

NEC IP has the meaning given to such term in the IPLA;

NEC New Zealand has the meaning given to it in subclause 4.4;

NEC Saudi means NEC Saudi Arabia, Ltd.;

NEC South Africa has the meaning given to it in subclause 13.1(h);

Net Debt means with respect to the Assets, the result of:

(a)	The aggregated amount as set out in the Completion Consolidated Balance Sheet of all:

(i)	all obligations of such Person for borrowed money or with respect to deposits;

(ii)	all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments;

(iii)	all obligations of such Person upon which interest charges are customarily paid;

(iv)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(v)	all obligations of such Person in respect of the deferred purchase price of property (excluding current accounts payable incurred in the ordinary course of business), to the extent drawn;

(vi)

all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed;

(vii)	all guarantees by such Person of indebtedness of others;

(viii)	all capital lease obligations of such Person;

(ix)

all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee (other than letters of credit and letters of guarantee issued in support of current accounts payable incurred in the ordinary course of business);

(x)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(xi)	all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance, or other similar agreement or combination thereof;

(xii)

all obligations of such Person to purchase, redeem, retire, defease, or otherwise acquire for value (other than for other equity securities) any equity securities of such Person, valued, in the case of redeemable equity securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends; and

(xiii)	any amendment, supplement, modification, deferral, renewal, extension, refunding, or refinancing of any indebtedness of the types referred to above (collectively, the Indebtedness); minus

(b)	Cash available immediately prior to Completion as set out in the Completion Consolidated Balance Sheet;

Net Debt Adjustment means an amount, positive or negative equal to Completion Net Debt. For the avoidance of doubt, all amounts included in the calculation of Net Debt shall not be included in the calculation of Working Capital or the Working Capital Adjustment;

NEVA means NEC Neva Communications Systems;

Non-Disclosure Agreement means non-disclosure agreement dated May 20, 2022 between the Seller and the Purchaser;

Non-Transferring Contracts has the meaning given to it in subclause 2.1(b);

NZDA has the meaning given to it in subclause 4.4;

Open Source Software means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license;

Order means any award, decision, injunction, judgment, settlement, writ, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator;

Other Transfer Documents means, other than the Local APAs, such deeds, bills of sale, asset transfer agreements, demerger deeds or plans, intellectual property transfer agreements, endorsements, assignments, assumptions, leases, subleases, affidavits and other instruments of sale, conveyance, lease transfer and assignment as may be required by local law or custom, or reasonably requested by the Purchaser, to effect the transfer of the Assets, in each case, in such form as is reasonably satisfactory to the parties;

Other Transferred IP means customers list and sales know-how necessary to the operation of the Business and the other items in each case as listed in Part 2 of Schedule 30;

Other Transferring Contracts has the meaning given to it in subclause 2.1(b);

PASOLINK Marks means “Pasolink” and any other registered trade mark identified by the foregoing in each case, whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, and combinations thereof, any trade marks confusingly similar thereto, any other similar or related trade mark or logo, or embodying any of the foregoing either alone or in combination with other words or elements, including any registrations (or applications therefor) in the foregoing throughout the world, together with the goodwill associated with any of the foregoing, including the registrations listed in Part 1 of Schedule 30;

Person is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Entity, and the executors, administrators, or other legal representatives of an individual in such capacity;

PLA has the meaning given to it in subclause 13.1(a);

Policies has the meaning given to it in subclause 4.13;

Post-Closing Tax Period means any Tax period beginning after the Completion Date and the portion of any Straddle Period beginning after the Completion Date;

Pre-Closing Tax Period means any Tax period ending on or before the Completion Date and the portion of any Straddle Period ending on or before the Completion Date;

President means the President of the United States of America from time to time;

Proceeding means any and all claims, causes of action, charges, grievances, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative orders;

Provider has the meaning given in paragraph 9 of Schedule 5;

Purchase Price has the meaning given to it in subclause 8.1;

Purchaser has the meaning given in the preamble;

Purchaser Disclosure Letter means the letter of the same date as this Agreement from the Purchaser to the Seller;

Purchaser Indemnified Party has the meaning given in subparagraph 1.1 of Schedule 5;

Purchaser Material Adverse Effect means any event, change, effect, occurrence or development that, individually or in the aggregate, has a material adverse effect on: (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Purchaser’s business, taken as a whole; or (ii) the ability of the Purchaser to perform its obligations under this Agreement and consummate the Transaction, excluding any event, change, effect, occurrence or development directly or indirectly resulting, either alone or in combination, from: (a) effects generally affecting the industry in which the Purchaser’s business operates (including changes in general market prices and regulatory changes affecting such industry generally); (b) general business, economic, or political conditions (or changes therein); (c) events affecting the financial, credit, or securities markets in Japan, the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) outbreak of epidemics, pandemics or disease including COVID-19 or any mutations thereof; (e) any failure by to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); (f) changes (or proposed changes) in Law or interpretation thereof or GAAP or other Accounting Principles or interpretation thereof; (g) events attributable to the announcement of the execution of this Agreement or any other Transaction Document, the announcement of the Transaction, or the consummation of the Transaction; or (h) any action or omission to act taken by the Purchaser, which action or omission is: (1) expressly required or permitted by this Agreement or any Transaction Document; or (2) consented to or requested by the Seller or any Selling Entity, except, in the case of clauses (a) through (d), to the extent (and only to the extent) any such effect has a materially disproportionate adverse impact on the Purchaser, relative to other similarly situated companies in the industry in which the Purchaser operates;

Purchaser SEC Documents means all forms, reports, certifications, schedules, statements and other documents filed or furnished by the Purchaser or its Affiliates with the SEC under the Exchange Act or the Securities Act, since and including January 1, 2021.

Purchaser Warranties means the warranties set out in subclause 12.1 and a Purchaser Warranty means any one of them;

Purchaser’s Group means the Purchaser and all its subsidiaries;

Purchaser’s Solicitors means Vinson & Elkins LLP of 200 W. 6th St., Suite 2500, Austin, TX 78701, USA;

Purchasing Entities means the Purchaser’s subsidiaries in the Relevant Jurisdictions as set out in Schedule 1 from and as of the date such Purchasing Entity is properly formed in the Relevant Jurisdiction pursuant to subclause 4.3;

Recipient has the meaning given in subparagraph 9.4 of Schedule 5;

Reg. Rights and Lock-Up Agreement has the meaning given in subclause 13.1(i);

Relevant Date means the date which is three years prior to the date of execution of this Agreement;

Relevant Jurisdiction means the United States and each of the jurisdictions in which the Assets will be transferred from the Seller and its Selling Entities to the Purchasing Entities, as set out in Schedule 1;

Representations and Warranties or Warranties means the representations and the warranties made by the Seller to the Purchaser as set out in clause 11 or Schedule 4, or by the Purchaser to the Seller in clause 12, as applicable;

Representatives means of any person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, fiduciaries, financing sources and any representatives of such advisors or financing sources);

Restricted Business means any business that is competitive with the Business as presently conducted, or as conducted as of Completion, by the Seller;

Restricted Cash means cash or cash equivalents that are held in escrow or as a security or other deposit (but, for the avoidance of doubt, not certificates of deposit), held for or on behalf of a customer, deposited with a customer, or if usage of, or access to, such cash or cash equivalents is restricted by Law (other than any Law restricting dividends);

R&W Insurance Policy means the buyer-side representation and warranty insurance policy issued by the R&W Insurer to the Purchaser and the other insureds therein;

R&W Insurance Policy Limit means $7,000,000;

R&W Insurer means Liberty Surplus Insurance Corporation, a New Hampshire Stock Insurance Company;

SADA has the meaning given to it in subclause 13.1(h);

Sales Agreement means agreements with customers in relation to the Business entered into by the Seller or its Selling Entities and as referred to in Part 1 of Schedule 2, as such list may be updated from time to time prior to Completion;

Sanctioned Jurisdiction means any country or territory that is the target of comprehensive, country-wide or territory-wide economic sanctions, which as of the date of this Agreement, comprise the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria;

Sanctioned Person means any individual, entity, or government that is: (a) listed on any sanctions-related list of designated or blocked persons administered by a Governmental Entity to the extent that it has jurisdiction over the Seller, any of the Selling Entities, any products or services of the Seller or any Selling Entity, or any agent of the Seller or any Selling Entity to the extent that it is conducting business involving the Seller or any Selling Entity (including the U.S. Department of Treasury’s Office of Foreign Assets Control’s (OFAC) Specially Designated Nationals List, Sectoral Sanctions

Identifications List, Non-SDN Menu-Based Sanctions List, and Foreign Sanctions Evaders List; the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; the EU Consolidated Financial Sanctions List; and any similar lists of other jurisdictions); (b) the government of, located in, resident in, or organized under the laws of a Sanctioned Jurisdiction; (c) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019; (d) otherwise the subject or target of sanctions or blocking measures under applicable Export Control and Economic Sanctions Laws applicable to either party; or (e) 50% or more owned or controlled by a person or persons described in clauses (a) through (d);

Saudi Arabian Assets means the Assets of NEC Saudi;

Saudi Consent means the written consent of NEC Saudi’s joint venture partner to the proposed sale of the Saudi Arabian Assets together with any other necessary approvals;

Saudi Distribution Agreement has the meaning given to it in subparagraph 2 of Schedule 28;

Saudi Local APA has the meaning given in subparagraph 1 of Schedule 28;

SEC means the Securities and Exchange Commission of the United States of America;

SEC Financial Statements has the meaning given in subclause 6.11;

Seller has the meaning given in the preamble;

Seller Coverage Amount has the meaning given in paragraph 5 of Schedule 5;

Seller Indemnified Party has the meaning given in subparagraph 2.1 of Schedule 5;

Seller Nominee has the meaning given in subclause 6.10;

Seller’s Group means the Seller and all its subsidiaries;

Seller’s Solicitors means Allen & Overy Gaikokuho Kyodo Jigyo Horitsu Jimusho of JP Tower 22F, 2-7-2 Marunouchi, Chiyoda-ku, Tokyo 100-7022, Japan;

Selling Entities means the Seller’s subsidiaries in the Relevant Jurisdictions set out in Schedule 1;

Significant Customers or Distributors has the meaning given in subclause 1.22(a) of Schedule 4;

Significant Suppliers has the meaning given in subclause 1.22(b) of Schedule 4;

Software means all computer software (in object code or source code format), data and databases, and related documentation and materials;

Stock Consideration has the meaning given to it in subclause 8.1;

Straddle Period means any Tax period beginning on or before and ending after the Completion Date;

Supply Agreements means agreements with suppliers in relation to the Business entered into by the Seller or its Selling Entities and as listed in Part 1 of Schedule 2, as such list may be updated from time to time prior to Completion with the prior written consent of the Purchaser (such consent not to be unreasonably withheld);

Target Working Capital means […];

Tax means:

(a)

any tax, duty, assessment, levy, impost, charge or withholding, having the character of taxation, wherever chargeable, imposed by any Governmental Entity, including but not limited to tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, stamp, transfer, value added and personal property, and payroll, employment, unemployment and social security taxes;

(b)	any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any taxation within subparagraph (a) or any Tax Return; and

(c)

any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise;

Tax Authority means any taxing or other authority competent to impose, administer or collect any Tax;

Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof;

Third Party Claim means a claim by a party that is not a party to this Agreement, an Affiliate thereof, a Purchaser Indemnified Party or a Seller Indemnified Party that is reasonably likely to result in a Claim under subparagraph 1.1 or 2.1 of Schedule 5;

Third-Party Intellectual Property Licenses has the meaning given in subclause 1.13 of Schedule 4;

Threshold Amount has the meaning given in Schedule 5;

Transaction means the transfer of the Business as contemplated by this Agreement and the other Transaction Documents;

Transaction Documents means this Agreement, the Local APAs, the TSA, the Seller TSA, the Reg. Rights and Lock-Up Agreement, the IPLA, the PLA, the Saudi Distribution Agreement, the SADA, the NZDA (if applicable), the Escrow Agreement (if applicable), the MSA, any Contract Transfer Agreement, the CPA Termination Agreement, and any other agreement, document, certificate or instrument to be executed or delivered in connection with the transactions contemplated hereby;

Transaction Expenses means the aggregate fees and expenses incurred by the Seller and the Selling Entities in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby to the extent unpaid as of Completion Date and whether or not accrued before or after Completion, including, without limitation:, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties; (ii) all compensation and other payments paid to or for the benefit of any employee or other Person as a result of the transactions contemplated hereby; (iii) any severance, retention, change in control, sale bonus or similar compensatory payments paid in connection with the transactions contemplated hereby; (iv) the employer portion of any payroll and employment Taxes associated with payments under clauses (ii) and (iii) above, and (v) fees and expenses, if any, associated with the termination of the Affiliate Transactions pursuant to Schedule 1.24 of the Disclosure Letter;

Transfer Taxes has the meaning given to it in subclause 24.3;

TSA has the meaning given to it in subclause 13.1(f);

US GAAP means the accounting principles generally accepted in the United States of America;

Validly Assigned means any relationship between the Seller or one of its Affiliates with a counter-party to an Assignable Contract that is transferred to the Purchaser or a Purchasing Entity as evidenced by, (i) such counter-party agreeing to the transfer of the applicable Assignable Contract in accordance with the form attached as Schedule 20 (with any changes as agreed by the Purchaser acting reasonable); or (ii) unless such counter-party has given an affirmative indication that it will not continue as a customer of the Business, such counter-party placing one or more orders with the Purchaser or a Purchasing Entity following the announcement of the Transaction;

VAT means value-added tax chargeable under or pursuant to the Council Directive 2006/112/EC, or any other tax of a similar nature whether imposed in the United Kingdom, a member state of the European Union or elsewhere;

Working Capital means with respect to the Assets, in each case to the extent incurred prior to Completion and outstanding immediately prior to Completion:

(a)	the aggregate amount in the Completion Consolidated Balance Sheet of all:

(i)	trade receivables;

(ii)	construction work accounts receivables;

(iii)	inventories; and

(iv)	other current assets, excluding any Tax assets (WC items); minus

(b)	the aggregate amount in the Completion Consolidated Balance Sheet of all:

(i)	allowances for doubtful accounts;

(ii)	trade payables;

(iii)	other accounts payable;

(iv)	advances received;

(v)	provisions for product warranties; and

(vi)	other current liabilities, excluding any deferred tax liabilities (WC established to reflect timing differences between book accounting and relevant Tax Law (WC items);

Working Capital Adjustment means an amount, positive or negative, as determined on the date of Completion and without duplication, equal to Completion Working Capital minus Target Working Capital. For the avoidance of doubt, all amounts included in the calculation of Net Debt shall not be included in the calculation of Working Capital or the Working Capital Adjustment.

2.

Where any statement in Schedule 4 is qualified by the expression so far as the Seller is aware, to the Seller’s knowledge or to the best of the Seller’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Seller after inquiry of the following individuals: […], after reasonable inquiry.

3.

Where any statement in this Agreement is qualified by the expression so far as the Purchaser is aware or to the knowledge of the Purchaser or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Purchaser after inquiry of the following individuals: […], after reasonable inquiry.

4.	In this Agreement, any reference, express or implied, to an enactment (which includes any legislation in any relevant jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this Agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)

any subordinate legislation made (before or after signature of this Agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph 4(a) or under any enactment which it re-enacts as described in subparagraph 4(b), except to the extent that (i) the contrary intention appears; or (ii) any legislation or subordinate legislation made or enacted after the date of this Agreement would create or increase the liability of the Seller or the Purchaser under this Agreement.

5.	In this Agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual or a natural person include their estate and personal representatives;

(c)	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;

(d)	subject to clause 22, references to a party to this Agreement include the successors or assigns (immediate or otherwise) of that party; and

(e)

accounting terms which are not otherwise defined in this Agreement have the meanings given to them under Group Accounting Procedures Manual, and to the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under Group Accounting Procedures Manual, the definition set forth in this Agreement will control; and

(f)

any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SIGNATORIES

Signed by Asako Aoyama Corporate Senior Vice President, Deputy CFO	) )
for NEC CORPORATION	)	/s/ Asako Aoyama

Signed by Peter A. Smith, President and Chief Executive Officer	)
for AVIAT NETWORKS, INC.	)	/s/ Peter A. Smith